As filed with the Securities and Exchange Commission on May 14, 2010

Registration Statement No. 333-164101
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHANGDA INTERNATIONAL HOLDINGS, INC.
(Exact Name of Registrant in Its Charter)

Nevada	2870	98-0521484
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10th Floor Chenhong Building
No. 301East Dong Feng Street
Weifang, Shangdong, Peoples Republic of China 261041
Telephone: + 86-536 8513228
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laughlin Associates, Inc.
2533 N. Carson Street
Carson City, Nevada  89706
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard A. Friedman, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Facsimile: (212) 930-9725	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Facsimile: (212) 504-3013

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer 	Non-accelerated filer 	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee
Units, each consisting of one share of Common Stock, $.001 par value, and one Class A Warrant	$20,700,000	$1,475.91
Shares of Common Stock included as part of the Units	—	—	(2)
Class A Warrants included as part of the Units	—	—	(2)
Shares of Common Stock underlying the Class A Warrants included in the Units(3)	$10,350,000	$737.96
Representative Unit Purchase Option (“Underwriters Units”)
Units underlying the Representative Unit Purchase Option	$3,105,000	$221.39
Shares of Common Stock included as part of the Underwriters Units	—	—	(2)
Class A Warrants included as part of the Underwriters Units	—	—	(2)
Shares of Common Stock underlying the Class A Warrants included in the Underwriters Units	$1,552,500	$110.69
Total	$35,707,500	$2,545.95	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	No fee pursuant to Rule 457(g) of the Securities Act of 1933, as amended
(3)
Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Class A Warrants.

(4)	$2,213.87 has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

This information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2010
PRELIMINARY PROSPECTUS

$

 CHANGDA INTERNATIONAL HOLDINGS, INC.

[_____] Units

We are selling [_____] units, each unit consisting of one share of our common stock and one Class A warrant. Each Class A warrant entitles the holder to purchase one-half a share of our common stock at a price of $[_____], and will expire on [_____], 2015. The Class A warrants will be exercisable [_____] days after issuance.

There is presently no public market for our units or Class A warrants, and no market for the units will exist. Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol "CIHD.OB." On May 12, 2010, the last reported market price of our common stock on the Over-the-Counter Bulletin Board was $1.25.  We have applied to list our common stock on the NYSE Amex. We intend to apply to have the Class A warrants listed on the NYSE Amex. We cannot assure you, however, that our securities will be listed on the NYSE Amex on or before the date of this prospectus.

These are speculative securities. Investing in our securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Unit		Total

Public Offering Price	$		$
Underwriting discounts and commissions	$		$
Proceeds to us, before expenses	$		$

(1)	This amount does not include a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $ ($ per unit) payable to Chardan Capital Markets, LLC.

This is a firm commitment underwritten offering.  Delivery of the units will be made on or about          , 2010. We have granted the underwriters a 45-day option to purchase up to 15% of the amount being offering of additional units solely to cover over-allotments, if any.

Chardan Capital Markets, LLC

The date of this prospectus is          , 2010

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Special Note Regarding Forward Looking Statement	16
Use of Proceeds	17
Determination of Offering Price	17
Capitalization	18
Dilution	19
Underwriting and Plan of Distribution	19
Business	27
Description of Property	44
Legal Proceedings	45
Market for Common Equity and Related Stockholder Matters	45
Management’s Discussion and Analysis of Financial Condition and Results of Operations	45
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	45
Quantitative and Qualitative Disclosures About Market Risk	45
Management	45
Executive Compensation	48
Security Ownership of Certain Beneficial Owners and Management	50
Transactions with Related Persons, Promoters and Certain Control Persons	51
Material PRC Income Tax Considerations	55
Material United States Federal Income Tax Considerations	58
Legal Matters	64
Experts	64
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	64
Index to Financial Statements	F-1

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus and we believe and act as if all the information presented in this prospectus, including market and industry data and estimates, is accurate.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes thereto contained elsewhere in this prospectus. In this prospectus, “we” “our,” the "Company" or “Changda Holdings” refer collectively to Chandga International Holdings, Inc. and its subsidiaries which include our wholly owned subsidiary, Changda International Ltd. (“Changda International”) which conducts its operations through its wholly owned subsidiaries, Weifang Changda Fertilizer Co., Ltd and Weifang Changda Chemical Co., Ltd., in the People’s Republic of China, or PRC.

Unless otherwise indicated, all share amounts and prices give retroactive effect to the consummation of a reverse stock split, at a ratio of 3-for-1 effective on November 18, 2009.

Overview

We are engaged in developing, manufacturing and the selling of (i) microbial organic and inorganic compound fertilizers and (ii) chemical products, primarily consisting of snow melting products. We have more than 10 fertilizer product lines which are sold under the “CHANGDA” and “FENGTAI WOSIDA” brands.  Our proprietary product lines are marketed and sold to distributors which in turn sell our products to farmers. For the fiscal year ended December 31, 2009, 86% of our revenues ($63 million) were derived from our fertilizer products and 14% of our revenues ($10 million) were derived from our chemical products.

Fertilizer Products

Our organic and inorganic fertilizer products are classified into the following categories:

•
Complex Fertilizers. These fertilizers contain two or three of the primary nutrients of nitrogen, phosphorus and potassium and are made by a process involving only chemical reactions between raw materials and intermediates.

•
Compound Fertilizers. Such fertilizers are produced by initiating chemical reactions between the three primary nutrients of nitrogen, phosphorous and potassium during the production process. We have expanded our product offerings to include a microbial organic-inorganic compound fertilizer which (i) helps plants secure nitrogen from the air, (ii) facilitates plants’ absorption of useful minerals such as phosphorus and potassium from the soil and (iii) enhances stress resistance by the plants. The combination of the organic and inorganic elements enhances soil fertility and crop yield respectively.

•
Slow-Release Compound Fertilizer. This group of fertilizers allows fertilizer nutrients to be released over a period of time, enabling plants to absorb most of the nutrients and enhance yield rate.  We have also developed controlled-release fertilizers.

Our products sold through our distributor, China Post Logistics (Shandong) Limited, a subsidiary of the China Postal Service, or China Post, are sold under the “FENGTAI WOSIDA” brand.  We sell our products under two different brand names to maximize the sale of our fertilizer products in the same market through a variety of different distribution channels.

Chemical Products

Our principal chemical products are snow melting agents and various other industrial chemicals.  Snow melting agents are de-icing salt. The snow melting agents are a white, odorless and soluble solid compound and are used primarily to de-ice airports, roads and golf courses in the winter seasons, spread by winter service vehicles. Our industrial chemical products range includes thiophene, calcium chloride and magnesium chloride. .

Competitive Strengths

We believe that, compared with other PRC fertilizer manufacturers, the following principal competitive strengths have contributed to our historical success and will contribute to future prospects:

Experienced management team

Our management team has an average industry experience of over 10 years in production, financial and business management in the agricultural products and specialty chemicals business. We believe the management team possesses the leadership, vision and in-depth industry knowledge to anticipate and take advantage of market opportunities, to formulate sound business strategies, and to execute the strategies in an effective manner to maximize the benefit to our stockholders. Senior management has been able to achieve cost-efficient, organic and acquisitive growth of our business as well as effective integration of management and operations.

Strong distribution channel anchored by an exclusive distribution agreement with China Post

Our sales are primarily in Shandong Province, one of the major agricultural provinces in the PRC, and overseas to Japan. We believe we supplied approximately 6% of snow melting agents used in Japan in 2009.  We have established a broad distribution network, including four exclusive distribution centers in Shandong Province, and an exclusive distribution agreement with China Post, which has a broad network of 80,000 distribution centers in 18 cities in Shandong Province. We are able to obtain information on the identity of end-users, so as to establish on-going and direct business relationships with them, providing technical training and after-sales services. Training seminars are also conducted on a regular basis for end-users, to familiarize them with our products and promote brand presence and enhance market value.

Ability to develop next generation microbial organic-inorganic compound fertilizers and slow-release compound fertilizers

Prolonged application of synthetic chemical additives to soil leads to deterioration of soil condition and water pollution. Unlike inorganic fertilizers, our microbial organic-inorganic compound fertilizer products may facilitate the preservation of soil fertility and the prevention of some plant diseases. In 1998, the State Council of the PRC launched the “Rich Soil Project” in the PRC, with the objective of improving the deteriorating arable soil condition by promoting the usage of organic fertilizers. Our microbial organic-inorganic compound fertilizer products are consistent with this government policy, and we believe they will contribute to the protection of the environment.

Full scale research and development support with patent coverage over both the fertilizer and chemical key products

Our product range of fertilizers and chemical products are covered by two patents and eight pending patents. We have a strong focus on research and development to ensure that the quality of our products are continuously improved and to accelerate the development of new products.  We believe that our capabilities in developing new products and production processes will allow our products to remain at the forefront of those available in our target markets.

Recent Developments

On February 3, 2010, we issued promissory notes in the aggregate of $900,000 to certain accredited investors.  The notes bear interest at 20% and mature on August 3, 2010.  The investors received warrants to purchase an aggregate of 495,000 shares of common stock.  Each warrant is exercisable until February 2013 at an initial exercise price of $2.25 per share.  The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement on February 3, 2011.  In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

Corporate Structure

Our current corporate structure is set forth below:

Changda International Holdings, Inc.
(Nevada, U.S.A.)
100%
Changda International Ltd.
(Marshall Islands)
25%
100%
100%
Weifang Changda Chemical Co., Ltd.
(People's Republic of China)
Weifang Changda Fertilizer Co., Ltd.
(People's Republic of China)
100%
75%
Heze Changda Fertilizer Co., Ltd.
(People's Republic of China)
Shandong Fengtai Fertilizer Co., Ltd.
(People's Republic of China)

Organizational History of Changda International Holdings, Inc.

We were incorporated on January 25, 2007, in the state of Nevada under the name Promodoeswork.com, Inc.   We subsequently changed our name to Changda International Holdings, Inc. in connection with the reverse acquisition of Changda International, Ltd. in February 2009 pursuant to the terms of an exchange agreement.  See “Business – Corporate History.”

Changda International Ltd. was incorporated on April 2, 2007 in the Republic of Marshall Islands as the holding company of our operating subsidiaries.  Changda International holds, directly or indirectly, equity interests in Weifang Changda Fertilizer Co., Ltd., or Changda Fertilizer, Weifang Changda Chemical Co., Ltd., or Changda Chemical, Shandong Fengtai Fertilizer Co., Ltd., or Shangdong Fengtai, and Heze Changda Fertilizer Co., Ltd., or Changda Heze (collectively, the "PRC Operating Companies").

Our Offices

Our principal business office is located at 10th Floor, Chenhong Building, No. 301East Dong Feng Street, Weifang, Peoples Republic of China and our telephone number is +86 536 851 3228. Our website address is http://www.changdastock.com . Information contained on our website or any other website does not constitute part of this prospectus.

THE OFFERING

Securities Offered	[______] units, each unit consisting of • One share of common stock; and • One Class A warrant

Each Class A warrant is exercisable for one-half a share of common stock.  The Class A warrants will be exercisable __ days after issuance. The Class A warrants will expire at 5:00 p.m., New York City time, on ________, 2015.

Number of shares outstanding before the offering	______ shares

Number of shares outstanding after the offering	______ shares

Offering Price	_______

Use of Proceeds
We intend to use the net proceeds of this offering to fund the construction of a new plant in Heze, the expansion of new chemical lines, the advancement of research and development and general working capital.

OTC Bulletin Board symbol	CIHD.OB

Proposed NYSE Amex Symbol

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

SUMMARY FINANCIAL INFORMATION

The following tables set forth our summary statement of operations data for the fiscal years ended December 31, 2009 and 2008, and our summary balance sheet as of December 31, 2009. Our statement of operations and balance sheet data for such periods were derived from our audited consolidated financial statements included elsewhere in this prospectus. The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

On February 13, 2009, we completed a “reverse acquisition” transaction, pursuant to the terms of an exchange agreement with Changda International Ltd.  wherein the stockholders of Changda International transferred all of the outstanding shares of common stock of Changda International to us in exchange for 15,909,988 newly issued shares of our common stock.  Changda International, as a result, became our wholly-owned subsidiary. The acquisition of Changda International Ltd. was accounted for as a “reverse acquisition,” since the stockholders of Changda International acquired a majority of the outstanding shares of our common stock upon the closing of the transaction.  Changda International was deemed to be the accounting acquirer and, accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Changda International Ltd.

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States, or US GAAP.

	Fiscal Year Ended December 31,
	2009	2008
Statements of Operations Data	US$’000
Revenue	$73,073	$80,958
Cost of Sales	(60,237)	(67,907)
Gross Profit	12,836	13,051
Operating Expenses	(6,236)	(5,839)
Operating Income	6,293	6,929
Income before Income Taxes	6,130	6,576
Income Taxes	(1,473)	(931)
Net Income (Loss)	$4,657	$5,645
Other Comprehensive Income	14	1,025
Total Comprehensive Income	4,671	6,670
Earnings Per Common Share Data
Basic	0.25	0.32
Diluted	0.25	0.32
Weighted Average Number of Common Shares Outstanding
Basic	18,769,801	17,866,655
Diluted	18,941,192	17,866,655

December 31, 2009 US$’000
Balance Sheet Information:
Working capital	$10,032
Total assets	42,180
Total liabilities	15,878
Additional Paid-In Capital	5,465
Accumulated Profit	16,857
Stockholders’ equity	26,302

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Associated with Our Business

Our business will be harmed if China Post, our major distributor, reduce their orders or discontinue doing business with us.

In December 2007, we entered into a five year distribution agreement with China Post which authorizes China Post to be the exclusive distributor of our “FENGTAI WOSIDA” series of fertilizer in the Shandong Province in the PRC.  We have also entered into one year sales agency agreements with various branches of China Post for the sale of our “FENGTAI WOSIDA” series of fertilizer in various regions of the Shandong Province. For fiscal years ended December 31, 2009 and 2008, sales through China Post and its branch offices accounted for approximately 67% and 70% of our total sales, respectively.  If there is any disruption in our business relationship with China Post and we fail to secure new distributors with a similar sales network in the PRC, our operations and revenues would be adversely affected. Although we believe that our relationship with China Post is good, we have no long-term distribution agreement with them and they could terminate their relationship with us in favor of competitors with increased production capabilities or offering lower prices or other favorable terms. If China Post reduces their orders or discontinues doing business with us, we could have difficulties finding new distributors to distribute our products and our revenues and net income could in turn decline considerably. Our reliance on China Post could also affect our bargaining power in getting favorable prices for our products. In addition, untimely payments and/or failure to pay by China Post would negatively affect our cash flow.

We have not obtained formal land use right certificates to some of the properties we occupy and the failure to have such certificate could materially and adversely affect our right to use such properties.

We will be allocating approximatley __% of the net proceeds of this offering for the construction of our fertilizer manufacturing facilities on a parcel of land with an area of approximately 46,794 square meters in the Mudan Industrial Park, Heze City, Shandong Province.  Although we had entered into a letter of intent with the local government in Heze regarding the purchase of the land use rights from the state, we are still in the process of obtaining the relevant land use right certificates and building ownership certificates for the land and the buildings being constructed thereon. Upon obtaining the relevant certificates for these properties, we will have the legal right to occupy, let, transfer and mortgage such properties. However, we may not be able to obtain all of the title certificates we currently lack, in which case our rights as owner or occupier of the land and the construction may be adversely affected as a result of the absence of the formal title certificates as described above and we may be subject to lawsuits or other actions. Moreover, Changda Heze may also be subject to fines of 5 to 10% of the cost of constructions built by Changda Heze on the land without first obtaining construction approvals (construction costs were approximately RMB 13.8 million, approximately $2,014,090, through December 31, 2009).

The landlord for the property which our Changda Chemical plant is located on lacks the legal right to lease us the property for industrial purposes.

Changda Chemical leases a parcel of land with an area of approximately 22,500 square meters from Xinxing Village Villagers’ Committee, or Committee. Changda Chemical has built manufacturing facilities on the land leased from the Committee. The Committee does not have the right to lease the land to Changda Chemical because the land is collectively-owned land for agricultural purposes and therefore is not permitted to be leased for industrial purposes. Although we have received written certifications from the local authority that Changda Chemical has attended to all relevant procedures using the land and that the land is, according to the municipal planning authority, intended for industrial purposes, the lease may be deemed invalid under PRC law. If the lease is terminated or invalidated, we may be forced to halt all operations on our chemical products without entitlement to any compensation and incur additional costs relating to any relocation and/or building of a new facility to manufacture our chemical products.  If we are forced to halt the production of our chemical products, our revenues and financial position may be adversely effected since our chemical products accounted for approximately 14% of our revenues for the fiscal year ended December 31, 2009.  Moreover, Changda Chemical may also be subject to fines of 5 to 10% of the cost of the constructions built by Changda Chemical on the land without first obtaining construction approvals (construction costs were approximately RMB 5.4 million, approximately U.S. $782,597 through December 31, 2009).

We have a limited operating history.

We have a relatively limited operating history. Changda Chemical and Changda Fertilizer, our PRC operating entities, through which we currently operate our business, commenced operations in April 2003 and December 2000,  respectively.   You should consider our future prospects in light of the risks and uncertainties typically experienced by companies such as ours in evolving industries such as the fertilizer and chemical industries in China and the Asia-Pacific region.  Some of these risks and uncertainties relate to our ability to:

●	offer new and innovative products to attract and retain a larger customer base;

●	attract additional customers and increase spending per customer;

●	increase awareness of our products and brands and continue to develop user and customer loyalty;

●	raise sufficient capital to sustain and expand our business;

●	maintain effective control of our costs and expenses;

●	respond to changes in our regulatory environment;

●	respond to competitive market conditions;

●	manage risks associated with intellectual property rights;

●	integrate any business acquisition properly;

●	attract, retain and motivate qualified personnel; and

●	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

Possible shortage in supply or price fluctuations of raw materials may have a detrimental effect on our profitability

The purchase prices of major raw materials such as urea were extremely volatile in 2009. We expect continued volatility and uncertainty in prices for raw materials. We have not entered into any long-term supply contracts with suppliers of major raw materials and cannot guarantee that we will be able to pass any future increases in raw material purchase prices on to consumers.  Under the influence of volatility in the price of raw materials and economic circumstance, our sales revenue and net revenues for the fiscal year ended December 31, 2009 decreased by $8,000,000 and $1,000,000, respectively, as compared to the fiscal year ended December 31, 2008. In the event that there is a significant shortage or change in the purchase price of raw materials in the future and we are unable to transfer resulting cost increases to our customers, our business operations and profitability may be adversely affected.

In addition, our operations, like those of other PRC fertilizer companies, are also subject to regulation by PRC government authorities such as the Ministry of Agriculture, the Ministry of Commerce, the State Bureau of Taxation and the local pricing bureaus, which exercise extensive control over various aspects of our operations: pricing mechanisms for our raw materials and main products; industry-specific taxes and fees; and import and export quotas and procedures. As a result, we may face significant constraints on our ability to implement our business strategies or to maximize our profitability. Any price increase in raw materials and any change to the regulation by the PRC government authorities may adversely affect our fertilizer business and our profitability and financial results.

There is no assurance that we will sustain the growth in our business

Our compound annual growth rate, or CAGR, of sales revenue from 2006 to 2009 was approximately 28.57%, and our CAGR of net income was approximately 30.87% during this same period.

There is no assurance that any growth rate can be sustained or that we can retain and attract qualified management, employees and customers. In the event that we are unable to maintain such attributes, we may have negative growth or stagnant growth, which in turn may impair our business operations and profitability.

Our sales have seasonal variations and adverse weather conditions could reduce demand for our products.

Our sales volumes and revenues are derived from two main product lines, fertilizer and chemical products. In the normal course of business, we are exposed to fluctuations in supply and demand and the prices of our products depend on a number of factors, including general economic conditions, cyclical trends in end-user markets, and supply and demand imbalances. In addition, prices of our fertilizer products also depend on weather conditions, which have a greater relevance because of the seasonal nature of fertilizer application. We experience seasonal variations in our revenues and our operating costs due to the farming season. The peak selling seasons for our fertilizer products are the first, second and  fourth quarters of the year. These periods are the planting and crop-growing months, which boost fertilizer sales. The third quarter of the year is harvest season, hence the low demand for fertilizer.  During the fiscal year ended December 31, 2009, approximately 85% of our annual fertilizer sales volume occurred in the first, second and fourth fiscal quarters. We cannot guarantee that our prices will remain at recent or current levels or that they will increase in the future.

We face competition from other fertilizer and chemical producers and sellers. Therefore, business and prospects may be adversely affected if we are not able to compete effectively.

We operate in markets where we compete with domestic chemical and organic fertilizer and chemical producers and sellers of similar or larger size and scale in the PRC. In addition, a number of foreign companies have established fertilizer and chemical manufacturing enterprises in the PRC, and other foreign manufacturers may do so in the future. We also operate in a very competitive international fertilizer market. Such domestic and foreign competitors may have greater access to financial resources, higher levels of vertical integration, better operating efficiency and longer operating histories. If  we are unable to improve product quality, performance and price competitiveness or if we are unable to anticipate and respond to changing market demand, maintain operating efficiency and economies of scale, and control costs in connection with the planned expansion, raw materials and energy, our business and prospects may be adversely affected and we may not be able to compete effectively.

  Our business and operations require capital investment. Failure to raise sufficient capital in a timely manner may adversely affect business and results of operations

In accordance with our development plan, we intend to expand our operations in Heze, Shandong Province of the PRC. Management may from time to time have other business expansion plans that require further capital. If we are unable to obtain such additional funding, we may not be able to pay for the necessary capital expenditures needed for expansion, or to implement proposed business strategies or at all. Any of the above could impede the implementation of our business strategies or prevent us from entering into transactions that would otherwise benefit business on commercially reasonable terms or at all and adversely affect its financial condition and results of operations.

Our business is subject to operation risks beyond our control and could have a detrimental effect on our profitability

Our financial performance is at all times subject to operational risks which may include factors that are beyond our control. The production process could face unforeseen operating problems and therefore production could be delayed and financial performance would be adversely affected. Unanticipated additional maintenance of the plant would also impact upon production capacity and revenue projections. This potential downtime would impact upon our results.

Operations are subject to hazards and natural disasters that may not be fully covered by our insurance policies

We make substantial investments in complex manufacturing and production facilities and transportation equipment. Many of the production processes, raw materials and certain finished products are potentially destructive and dangerous in uncontrolled or catastrophic circumstances, including operating hazards, fires and explosions, and natural disasters such as typhoons, floods, earthquakes and major equipment failures for which insurance may not be obtainable at a reasonable cost or at all. Should an accident or natural disaster occur, it may cause significant property damage, disruption to operations and personal injuries and our insurance coverage may be inadequate to cover such loss. Should an uninsured loss or a loss in excess of insured limits occur, we could suffer from damage to our reputation or lose all or a portion of production capacity as well as future revenues anticipated to derive from the relevant facilities. Any material loss not covered by our insurance policies could materially and adversely affect our business, financial condition and operations.

We currently do not maintain insurance coverage to cover the risks related to our business and our insurance costs may increase significantly.

We currently do not maintain any property insurance for losses of any kind related to our business. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control for which we do not carry adequate insurance. Any disruption of the operations in our factories would have a significant negative impact on our ability to manufacture and deliver products, which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits.

Furthermore, any defects in our fertilizer and chemical products could result in economic loss, adverse customer reaction, negative publicity, and additional expenditure to rectify the problems and/or legal proceedings instituted against us. We have not maintained any insurance policy against losses that may arise from such claims. Any litigation relating to such liability may be expensive and time consuming, and successful claims against us could result in substantial monetary liability or damage to our business reputation and disruption to our business operations.

We are currently looking to maintain property insurance related to our business however we cannot assure you that we will be able to obtain and/or continue to maintain insurance with adequate coverage for liabilities or risks arising from any of our services on acceptable terms.  Even if the insurance is adequate, insurance premiums could increase significantly which could result in higher costs to us.

We are dependent upon key personnel and the loss of key personnel, or the inability to hire or retain qualified personnel, could have an adverse effect on our business and operations.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of our officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the fertilizer industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

As of May 12, 2010, we have a total of approximately 190 employees and skilled labor working in our offices and production facilities in the PRC. However, there can be no assurance that we will be able to maintain a prolonged good relationship with our existing or ex-employees and that no labor disruptions will occur in the future. Should any industrial action or labor unrest occur, our business operations could be adversely affected.

There are differences between PRC and U.S. Generally Accepted Accounting Principles

Our profits are derived from our subsidiaries established in the PRC. The profits available for distribution for companies established in the PRC are determined in accordance with PRC accounting standards, which may differ from the amounts arrived at under US GAAP.  In the event that the amount of the profits determined under the PRC accounting standard in a given year is less than that determined under the US GAAP, we may not have funds to allow distribution of profits to our stockholders.

We may fail to achieve our outline business objectives

The future plans as set out in this document have been formulated on the basis of a number of assumptions in relation to future events, which by their nature are subject to changes and uncertainties and may not materialize. Although we will endeavor to execute such plans there is no assurance that our plans will materialize or be executed in accordance with the stated timeframe or that our objectives will be fully accomplished.

Moreover, we expect our business plans to be financed by the net proceeds from the Offering and cash generated from operations. In the event that these funds are insufficient to finance our business plans and we are unable to raise funds through other financing activities, our business plans may not materialize as described in this prospectus.

  There is a risk of infringement of our intellectual property rights in the PRC

All our fertilizer and chemical products are sold under the “CHANGDA” and “FENGTAI WOSIDA” trademarks which are registered as trademarks in the PRC. In addition, two patent applications have been granted and eight patent applications are pending. There can be no assurance that the existing legal protection in the PRC will effectively prevent unauthorized use of our “CHANGDA” and “FENGTAI WOSIDA” trademarks or the misappropriation by third parties of the technology associated with our applied/registered patents.

Policing unauthorized use of our trademarks and the proprietary technology may be difficult, costly and ineffective, and there can be no assurance that any steps taken by us will effectively prevent any such misappropriation or infringement from occurring. Unauthorized use of our trademarks and patented technology could adversely affect our performance and business reputation. Failure to renew our trademarks could also adversely affect our performance and business reputation.

In relation to the eight patent applications which are still pending, should we fail in our application for securing such patents, we may not be able to prevent the unauthorized use of our technology and methods as set out in the applications. In this event, unauthorized use of our production methods and technologies could adversely affect our performance.

Potential claims alleging infringement of third party’s intellectual property by us could harm our ability to compete and result in significant expense to us and loss of significant rights.
From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims that our products or processes, whether in relation to the specific circumstances set out above or otherwise, infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending, and resolving such claims, and may divert the efforts and attention of our management and technical personnel away from the business. As a result of such intellectual property infringement claims, we could be required or otherwise decide it is appropriate to pay third-party infringement claims; discontinue manufacturing, using, or selling particular products subject to infringement claims; discontinue using the technology or processes subject to infringement claims; develop other technology not subject to infringement claims, which could be time-consuming and costly or may not be possible; and/or license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms. The occurrence of any of the foregoing could result in unexpected expenses or require us to recognize an impairment of our assets, which would reduce the value of the assets and increase expenses. In addition, if we alter or discontinue the production of affected items, our revenue could be negatively impacted.

RISKS RELATING TO THE FERTILIZER AND CHEMICAL INDUSTRIES IN THE PRC

Loss of or refusal of extension for preferential tax treatments

Changda Chemical enjoys a tax concession of fifteen percent (15%) from the enterprise income tax for the years 2009 to 2011. Shandong Fengtai Fertilizer enjoys a tax concession with full exemption from enterprise income tax for the years 2008 to 2009, and will have a fifty percent exemption from the enterprise income tax for the years 2010 to 2012. All fertilizer production companies enjoy a tax concession from the value added tax. Accordingly, any loss or refusal of an extension for these preferential tax treatments could increase our tax expenditures in the future and could have an adverse effect on our business, operations or financial conditions.

We face significant challenges and changes in government policies, including changes to VAT policies, adjustments of export custom duties and accession to the WTO, which could affect the operational environment of our industry and thus our financial performance.

To ensure a sufficient supply of fertilizers to meet the domestic demand in the PRC, the PRC government has historically adjusted its policies against the export of fertilizers, in particular through the cancellation of VAT refunds and imposition of export tariffs. The PRC government’s policies regarding export tariffs have historically encouraged or discouraged exports, and the PRC government changed its tax regime for exports several times. In addition, the PRC government may from time to time change its VAT refund policies based on the level of supply or demand. While we previously enjoyed VAT refunds for exports of our fertilizer products, we are currently subjected to a seasonal export tariff ranging from 20 percent to 185 percent. Because of such changes in taxes and export tariffs payable on exports of fertilizer products, our sales are primarily domestically focused. We may in the future be subject to further changes in tax liabilities, which may further affect the mix of domestic and export sales and have an adverse impact on our business, results of operations and net profits.

As part of its World Trade Organization, or WTO, concession commitment, the PRC is obliged to open its domestic fertilizer market to foreign participation within five years of December 2006, its accession to the WTO, by allowing foreign participation in the trading and distribution of fertilizers in the PRC. Whereas domestic fertilizer prices are insulated from fluctuations of international market prices prior to the PRC’s WTO accession, we anticipate that international market prices will have an increasingly direct impact on our fertilizer prices as the PRC gradually relaxes its fertilizer trade restrictions.

RISKS RELATING TO DOING BUSINESS IN CHINA

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies, repatriation of funds and direct investment. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

 Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The PRC economy may experience inflationary pressure, which may lead to an increase in interest rates and a slowdown in economic growth.

In response to concerns regarding the PRC’s high rate of growth, the PRC Government has taken measures to slow down economic growth to a more manageable level. Among the measures that the PRC Government has taken are restrictions on bank loans in certain sectors. These measures have contributed to a slowdown in economic growth in the PRC and a reduction in demand for consumer goods. Consequently, these measures and any additional measures, including a possible increase in interest rates, could contribute to a further slowdown in the PRC economy, which in turn could adversely affect the future demand of the our products and our operating results.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in RMB. To the extent our future revenue are denominated in currencies other than the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

 Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

Under the PRC EIT Law, we and/or Changda International Ltd. may be classified as a “resident enterprise” of the PRC. Such classification could result in PRC tax consequences to us, our non-PRC resident enterprise investors and/or Changda International Ltd.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China. Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign (non-PRC) company on a case-by-case basis.

If the PRC tax authorities determine that we and/or Changda International Ltd. are a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we and/or Changda International Ltd. may be subject to the enterprise income tax at a rate of 25 percent on our and/or Changda International Ltd.’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if we and Changda International Ltd. are treated as “qualified resident enterprises,” all dividends from the PRC Operating Companies to us (through Changda International Ltd.) should be exempt from PRC tax.

If Changda International Ltd. were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that Changda International Ltd. receives from the PRC Operating Companies (assuming such dividends were considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax. Similarly, if we were treated as a “non-resident enterprise” under the EIT Law and Changda International Ltd. were treated as a “resident enterprise” under the EIT Law, then dividends that we receive from Changda International Ltd. (assuming such dividends were considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a 10 percent PRC tax is imposed on dividends we pay to our enterprise (but not individual) investors that are not tax residents of the PRC (“non-resident investors”) and gains derived by them from transferring our securities, if such income or gain is considered PRC-sourced income by the relevant PRC tax authorities. In such event, we may be required to withhold a 10 percent PRC tax on any dividends paid to our non-resident investors. Our non-resident investors also may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our securities in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

Moreover, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1, 2008. According to Circular 698, where a non-resident investor who indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5 percent or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

If any PRC tax applies to a non-resident investor, the non-resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction for such PRC tax against such investor’s domestic taxable income or a foreign tax credit in respect of such PRC tax against such investor’s domestic income tax liability (subject to applicable conditions and limitations). Investors should consult their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available deductions or foreign tax credits.

For a further discussion of these issues, see the sections of this prospectus captioned “Material PRC Income Tax Considerations” below.

Restrictions on receipt of dividends from, and transfer of funds to, our PRC operating subsidiaries may be imposed

Changda International Ltd. is incorporated in the Republic of the Marshall Islands and is the holding company of our operating subsidiaries. At present, Changda Fertilizer, Changda Chemical, Changda Heze and Shangdong Fengtai are the only subsidiaries. The ability of Changda Fertilizer, Changda Chemical, Changda Heze and Shangdong Fengtai and any future subsidiaries which are WFOEs to declare dividends and other payments to Changda International may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations in the PRC and in the Marshall Islands.

In particular, under PRC law, profit available for distribution from the PRC operating subsidiaries is determined in accordance with generally accepted accounting principles in the PRC. This calculation may differ from the one performed in accordance with US GAAP. As a result of the potential difference in profit calculation, there is a risk that the PRC subsidiaries may not have sufficient profit to distribute so as to allow distributions to the stockholders in the future. In addition, distributions by our subsidiaries other than as dividends may be subject to governmental approval and taxation.

Any transfer of funds to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of certain PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. Further, it is not permitted under PRC law for our PRC subsidiaries to lend money to each other/another member. Therefore, it is difficult to change our capital expenditure plans once the relevant funds have been remitted to our PRC subsidiaries. These limitations on the free flow of funds between our companies and our PRC subsidiaries could restrict our ability to act in response to changing market conditions and to reallocate funds from one PRC subsidiary to another in a timely manner.

Uncertainties with respect to the PRC legal system could adversely affect us.

Our operations in China are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.

Changda International Ltd., our wholly owned subsidiary, is incorporated under the laws of the Marshall Islands.  The provisions of the Marshall Islands Business Corporations Act, or BCA, resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction. The Marshall Islands has no bankruptcy laws. In addition, all of our assets are located in, and other than our chief financial officer, all of our other senior executive officers reside within the PRC. As a result, it may be generally difficult to effect service of process within the United States or elsewhere outside China upon our senior executive officers and directors not residing in the United States, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, our public stockholders may have substantial difficulty in protecting their interests through actions against our management or directors than would stockholders of a corporation with assets and management members located in the United States.
Due to the nature of our business, we are subject to certain environmental regulation.

Our operations are subject to environmental and safety regulation in the PRC. Such regulation covers a wide variety of matters, including, without limitation, prevention of waste, pollution and protection of the environment, labor regulations and worker safety. On March 29, 2010, Changda Fertilizer, Shandong Fengtai and Changda Chemical received a certification from the Enviromental Protection Bureau of Binhai Economic Development Zone, Weifang, Shandong, stating that all activities of these three entities since inception are in compliance with the current laws and regulations of the PRC.  We could also be subject, under such regulations, to clean up costs and liability for toxic and hazardous substances which may exist on or under any of our properties or which may be produced as a result of our operations. In particular, the acceptable level of pollution and the potential clean up costs and obligations and liability for toxic or hazardous substances for which we may become liable as a result of our activities may be impossible to assess against the current legal framework and current enforcement practices of the PRC. In addition, environmental legislation and permit regime are likely to evolve in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibility for companies and their directors and employees.

The downturn in the economy of the PRC may slow our growth and profitability

The development of the countryside and agricultural sector is linked China’s overall economic growth. There can be no assurance that a downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.  Our fertilizer business is dependent on the ability of the Chinese farmers to afford our products, thus any significant disruptions in the food and agricultural products market might adversely affect our business. Our chemical business is dependent the further development of Chinese consumer safety standards, increased demand for standardized drugs and further creation as well as extension of useable during winter time of infrastructures. Any trends that might lead to lowering of consumer safety standards, decrease spending on pharmacy, lower demand on infrastructure use during winter time or climatic effects leading to warmer winters, might affect our business in a negative way.

 We may be subject in the future to new M&A Regulations.

We have not obtained the approval of the China Securities Regulatory Commission, or CSRC, in connection with our listing on the NYSE Amex LLC under the Provisional Regulations on the Merger and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Regulations. In the event that such an approval is subsequently deemed to be required, our business, financial results and prospects may be adversely affected. The New M&A Regulations also establish more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.

If the CSRC or other PRC regulatory authorities subsequently determines that we are required to obtain the CSRC’s written approval for listing on any national securities exchange we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. In such an event, these regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial conditions, results of operations, reputations and prospects, as well as on the trading price of the Shares.

The New M&A Regulations also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce, or MOC, be notified in advance of any change-of-control transactions in which a foreign investor takes control of a PRC domestic company. In the future, we may grow our business in part by acquiring other businesses, although currently we do not have any plans to do so. Complying with the requirements of the New M&A Regulations could be time-consuming, and any required approval processes, including obtaining approval from the MOC, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents.

The State Administration of Foreign Exchange in the PRC, or SAFE, issued a public notice, or “Notice 75,” in October 2005 requiring PRC residents and non-PRC residents who habitually reside in the PRC for economic reasons, or PRC Residents, to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies (referred to in the Notice 75 as an “offshore special purpose company”). PRC Residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. To further clarify the implementation of Notice 75, SAFE issued Notice 106 on May 9, 2007. Under Notice 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner.

Pursuant to the foregoing regulations, the failure of PRC resident shareholders to register with the local SAFE branch for its overseas investment, or to amend their SAFE registrations pursuant to the Notice 75 and Notice 106, or the failure of future shareholders of the Company who are PRC Residents to comply with the registration procedures set forth in the Notice 75 and Notice 106, may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into the PRC subsidiaries, limit the ability of the PRC subsidiaries to distribute dividends to the Company or otherwise adversely affect the business.

Our PRC legal counsel has advised that we are an overseas company established and controlled by foreign companies and foreign individuals and hence, do not fall within the definition of “offshore special purpose company” for the purposes of the Notice 75. Accordingly, the aforesaid registration requirements are not applicable to us and our PRC resident shareholders. If SAFE or other PRC regulatory authorities subsequently determines that SAFE registration is required for the establishment of the Company, we may suffer in the manner described above.

Foreign Investment in the PRC is Subject to Industry restrictions which could adversely affect our growth.

Foreign investment in the PRC is subject to industry-specific restrictions and/or prohibitions set forth in a Catalogue Guiding Foreign Investment in Industry, or Catalogue. Local governments in the PRC may maintain further industry-specific restrictions or prohibitions. The Catalogue distinguishes between different industries in terms of whether foreign investment is “encouraged,” “restricted,” “prohibited” or “permitted” in such industries. The different categories generally indicate the disposition of the MOC and other PRC regulatory authorities to approve foreign investment in a given industry, as well as having certain tax and other implications. Investments in the encouraged and permitted categories are generally eligible for approval with relatively few restrictions. Investment in the “restricted” category is often subject to limitations on the amount of equity that a foreign investor can hold and to other restrictions. Moreover, government approval of investments in the “restricted” category is generally perceived to be harder to secure. Foreign investment in the “prohibited” category is barred altogether. Such restrictions on the nature and terms of the Company’s potential investments in the PRC may limit the opportunities available to us in the PRC.

Failure to make payments for the compulsory social insurance schemes in the PRC may result in late charges or third party claims

Changda Fertilizer and Changda Chemical are required to make payments for the compulsory social insurance schemes for their employees in accordance with the relevant PRC laws. Upon the failure to make such payments, the employees have the right to claim damages in connection with the non-payment of the social insurance. Although we have made payment of all outstanding premiums, to the extent we do no pay any amounts owed under the social insurance schemes, our operations and financial results may be adversely affected if any claim is made against us.

Reliance on the PRC market

For the fiscal years ended December 31, 2009 and 2008, 98% and 94% of our total sales were derived from the PRC market, respectively.   We expect that domestic sales will continue to account for a significant portion of our total sales. If there is any material adverse change in political, economic or legal conditions in the PRC market, our sales and profitability may be adversely affected.

RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

Our common stock has historically been thinly traded and you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares.

Our common stock is currently traded on the Over-the-Counter Bulletin Board.  The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock have historically been sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this registration statement. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

-	actual or anticipated fluctuations in our quarterly operating results,

-	announcements of new products by us or our competitors,

-	changes in financial estimates by securities analysts,

-	changes in the economic performance or market valuations of other companies involved in the same industry,

-	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

-	additions or departures of key personnel,

-	potential litigation, or

-	conditions in the market.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.   These market fluctuations may also materially and adversely affect the market price of our common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

We may be subject to "penny stock" regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.

 Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

The elimination of monetary liability against our directors and officers under Nevada law and the existence of indemnification rights to our directors and officers may result in substantial expenditures by our company and may discourage lawsuits against our directors and officers.

Pursuant to our articles of incorporation, we are obligated to indemnify our directors and officers for monetary damages to our company and our stockholders to the extent provided by Nevada law. We also have contractual indemnification obligations under our employment agreements with our chief executive officer and chief financial officer. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

We have no present intention to pay dividends.

We have never paid dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

 We cannot guarantee the accuracy of the forward-looking statements.

This document contains forward-looking statements, including, without limitation, statements containing the words “believe,” “anticipate,’’ “expect’’ and similar expressions. Such forward-looking statements involve unknown risks, uncertainties and other factors which may cause our actual results, financial condition, performance or achievements, or industry results generally to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place any undue reliance on such forward-looking statements. To the extent lawfully permitted, we disclaim any obligations to update any such forward-looking statements in this document to reflect future events or developments.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately ________. This estimate is based on an assumed offering price of $___.   The proceeds from the sale of the Units sold to cover over-allotment and the shares underlying the option granted to the underwriter will be used for working capital and general corporate purposes.  Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

US$ (in millions)
Completion of our Heze Plant
Machinery
Plant
Warehouse
Office
Other Supporting Facilities
Expansion of our Thiophene product line
Machinery
Plant
Exhaust Gas Treatment Facility
Other Supporting Facilities
Research and Development
Working Capital and General Corporate Purposes

The amount of proceeds allocated to working capital may be used for purposes other than working capital and will vary depending on a number of factors, including the costs associated with the Heze Plant and research and development which may require additional capital.  Accordingly, if additional capital is needed for any of the items set forth above, our management has discretion to allocate working capital for those capital needs.  Further, our management may decide, if it is in our best interst, to use proceeds allocated to working capital to invest in additional capital projects.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began quoting on the OTC Bulletin Board on July 24, 2008 under the symbol “PDWK.OB.”  In February 2009, our symbol was changed to “CIHI.OB” in connection with our name change.  On November 17, 2009, our symbol was changed to “CIHD.OB” when our 3 for 1 reverse stock split became effective.   The prices, as presented below, represent the highest and lowest intra-day prices for our common stock as quoted on the OTC Bulletin Board which take into account the 1 for 3 reverse stock split. Such over-the-counter market quotations may reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions.

Quarter Ended	High ($)	Low ($)
Third Quarter (Beginning 7/24/08)	.06	.06
Fourth Quarter 2008	.06	.06
First Quarter 2009	1,500.015	.06
Second Quarter 2009	6.00	3.12
Third Quarter 2009	6.15	1.65
Fourth Quarter 2009	2.90	1.40
First Quarter 2010	3.50	2.00
Second Quarter 2010 (through May 12, 2010)	2.48	1.22

The closing price of our common stock on the OTC Bulletin Board on May 12, 2010 was $1.25.

Number of Stockholders

As of May 12, 2010, there were approximately 293 holders of record of our common stock.

Dividend Policy

Holders of our common stock are entitled to receive dividends if and when declared by our Board of Directors out of funds legally available for distribution. Any such dividends may be paid in cash, property or shares of our common stock.

We have not paid any dividends since its inception, and it is not likely that any dividends on its common stock will be declared in the foreseeable future. Any dividends will be subject to the discretion of our Board of Directors, and will depend upon, among other things, our operating and financial condition and our capital requirements and general business conditions.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009 on an actual basis and on an adjusted basis to reflect our receipt of estimated net proceeds from the sale of [______] Units, less the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and related notes included elsewhere in this prospectus.

	Actual	As Adjusted
	(audited)	(unaudited)
Current and long-term obligations	$	$

Stockholders’ equity (deficit):

Common Stock, $0.001 par value: 300,000,000 shares authorized (actual); [_______] shares issued and outstanding (actual); unlimited number of shares authorized (as adjusted): [________] shares issued and outstanding (as adjusted)

Additional paid-in capital

Accumulated deficit

Total stockholders’ equity (deficit)

Total capitalization		$

This table assumes no exercise by the representative of the underwriters of their option to purchase up to an additional [_____] units from us to cover over-allotments.

DILUTION

The net tangible book value of our common stock on December 31, 2009 was $[____] or $[____] per share of common stock. The net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of common stock outstanding.

After giving effect to our sale of [_____] common stock in this offering at an assumed public offering price of $[___] per share (excluding the underwriter’s over-allotment option), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would be approximately $[____], or approximately $[____] per share. This represents an immediate increase in net tangible book value of $[____] per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $[____] per share to new investors purchasing our common stock in this offering.

The following table illustrates the per share dilution:

Assumed public offering price per share	$
Net tangible book value per share as of December 31, 2009	$
Increase in net tangible book value per share attributable to this offering	$

Net tangible book value per share as adjusted after this offering	$

Dilution per share to new investors	$

If the underwriters over-allotment option is exercised in full, there will be an increase in as adjusted net tangible book value to $[___] per share to existing stockholders and an immediate dilution in as adjusted net tangible book value of $[___] per share to new investors in this offering.

The following table sets forth, on the pro forma basis discussed above as of December 31, 2009, the differences between the number of common stock purchased from us (excluding the underwriter’s over-allotment option), the total price and average price per share paid by our existing stockholders and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, using the estimated public offering price of $[___] per share.

	Shares Purchased	Total Consideration		Average Price Per Share
Our existing stockholders	%		%	$
New investors

Total	%	$	%

If the underwriters exercise their over-allotment option in full to purchase [_______] additional common stock in this offering, the pro forma net tangible book value per share after the offering would be $[___] per share, the increase in pro forma net tangible book value per share to existing stockholders would be $[___] per share and the dilution to new investors purchasing shares in this offering would be $[___] per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the results of operations of Changda International Holdings, Inc. and it subsidiaries (the "Company") and should be read in conjunction with our financial statements and related notes contained elsewhere herein. The discussion contains forward looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

 Historical Overview

On February 13, 2009, we completed a “reverse acquisition” transaction pursuant to which the stockholders of Changda International transferred all of the issued and outstanding shares of common stock of Changda International to us in exchange for 15,909,988 newly issued shares and 1,956,667 shares transferred from our stockholders.  Upon closing of the reverse acquisition, Changda International became our wholly owned subsidiary, with Changda International’s former stockholders acquiring a majority of the outstanding shares of our common stock. The acquisition of Changda International was accounted for as a “reverse acquisition”, since the stockholders of Changda International acquired a majority of the outstanding shares of our common stock immediately following the closing of the transaction.  Changda International was deemed to be the accounting acquirer upon such closing of the transaction and, accordingly, the assets and liabilities and the historical operations that is reflected in the financial statements are those of Changda International.

Overview of the Business

We are engaged in developing, manufacturing and the selling of (i) microbial organic and inorganic compound fertilizers and (ii) chemical products, primarily consisting of snow melting products. We have more than 10 fertilizer product lines which are sold under the “CHANGDA” and “FENGTAI WOSIDA” brands.  Our proprietary product lines are marketed and sold to distributors which in turn sell our products to farmers. For the fiscal year ended December 31, 2009, 86% of our revenues ($63 million) were derived from our fertilizer products and 14% of our revenues ($10 million) were derived from our chemical products.

  In accordance with ASC Topic 280, Segment Reporting and based on the nature of revenue, we are organized into two business segments, consisting of (i) fertilizer products and (ii) chemical products, which includes mainly snow melting agent, thiophene, flame retardant, calcium chloride and magnesium chloride.

Seasonality of Sales

We experience seasonal variations in our revenues and our operating costs due to the farming season. The peak selling seasons for our fertilizer products are the first, second and fourth quarters of the year. These periods are the planting and crop-growing months, which boost fertilizer sales. The third quarter of the year is harvest season, hence the low demand for fertilizer.  During the fiscal year ended December 31, 2009, approximately 85% of our annual fertilizer sales volume occurred in the first, second and fourth fiscal quarters.  The peak selling seasons for our chemical products are the first and fourth quarters of the year.  These quarters are the winter season in China, hence the strong demand for deicing salt, calcium chloride and salt.  During the fiscal year ended December 31, 2009, approximately 76% of our annual chemical sales volume occurred in the first and fourth fiscal quarters.  This was primarily a result of the extreme winter months of 2009 which saw some of the coldest temperatures and volume of snow in the last decade and which resulted in the increase in the use of three of our products: calcium chloride, deicing salt and salt which are all used for snow-melting purposes.

Fertilizer Products

Our organic and inorganic fertilizer products are classified into the following categories:

•
Complex Fertilizers. These fertilizers contain two or three of the primary nutrients of nitrogen, phosphorus and potassium and are made by a process involving only chemical reactions between raw materials and intermediates.

•
Compound Fertilizers. Such fertilizers are produced by initiating chemical reactions between the three primary nutrients of nitrogen, phosphorous and potassium during the production process. We have expanded our product offerings to include a microbial organic-inorganic compound fertilizer which (i) helps plants secure nitrogen from the air, (ii) facilitates plants’ absorption of useful minerals such as phosphorus and potassium from the soil and (iii) enhances stress resistance by the plants. The combination of the organic and inorganic elements enhances soil fertility and crop yield respectively.

•
Slow-Release Compound Fertilizer. This group of fertilizers allows fertilizer nutrients to be released over a period of time, enabling plants to absorb most of the nutrients and enhance yield rate.  We have also developed controlled-release fertilizers.

Our products sold through our distributor, China Post are sold under the “FENGTAI WOSIDA” brand.  We sell our products under two different brand names to maximize the sale of our fertilizer products in the same market through a variety of different distribution channels.

For the fiscal year ended December 31, 2009, our top ten selling fertilizers were as follows:

Ranking	Products	Type of Fertilizer	Revenues (US$)	Percent in total Revenues of our Fertilizer Products

1	Specialty Fertilizer	S-Compound	7,945,436	13%
2	Silicon calcium and magnesium soil conditioner 8-6-10-5-15	Soil Conditioner	7,551,501	12%
3	Organic and inorganic fertilizer (bio) 15-7-8	M-O Compound	6,184,702	10%
4	New type of compuound fertilizer (slow release) 18-9-18	Slow Compound	5,109,660	8%
5	Silicon calcium and magnesium soil conditioner 10-5-20	Soil Conditioner	5,066,287	8%
6	S15-15-15	S-Compound	4,793,935	8%
7	Compound Fertilizer (biological) 12-5-8	M-O Compound	4,696,845	7%
8	New Compound chat (release) 24-8-8	Slow Compound	3,636,230	6%
9	S15-5-15	S-Compound	3,522,276	6%
10	New type of compound fertilizer (slow release) 16-8-16	Slow Compound	3,383,126	5%

Our fertilizers sold under the “CHANGDA” and “FENGTAI WOSIDA” brands had sales volumes for the fiscal year ended December 31, 2009 of $14,436,530 and $48,681,230, respectively or 23% and 77% of our revenues.

Chemical Products

Products

Our principal chemical products are snow melting agents and various other industrial chemicals.  Snow melting agents are de-icing salt. The snow melting agents are a white, odorless and soluble solid compound and are used primarily to de-ice airports, roads and golf courses in the winter seasons, spread by winter service vehicles.

Our principal chemical products for thefiscal year ended December 31, 2009 were as follows: Thiophene; Snow-melting Agent; Calcium chloride; Magnesium chloride; Ordinary Coke; Flame Retardant; Leather curing agent; Salt; Whisker; and Seratrodast.

The following chemical products had the highest sales volumes for the fiscal year ended December 31, 2009:

Ranking	Product Names	Revenues (US$)	Percent in total Revenues of our Chemical Products
1	Deicing Salt	3,726,255	37%
2	Calcium Chloride	2,805,377	28%
3	Magnesium Chloride	1,122,263	11%
4	Salt	1,077,728	11%

Recent Developments

On February 3, 2010, we issued promissory notes in the aggregate of $900,000 to certain accredited investors.  The notes bear interest at 20% and mature on August 3, 2010.  The investors received warrants to purchase an aggregate of 495,000 shares of common stock.  Each warrant is exercisable until February 2013 at an initial exercise price of $2.25 per share.  The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement on February 3, 2011.  In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

Results of Operations

The following tables set forth our summary statement of operations data for the fiscal years ended December 31, 2009 and 2008, and our summary balance sheet as of December 31, 2009 and 2008. Our statement of operations and balance sheet data for the fiscal years ended December 31, 2009 and 2008 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with our consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States, or US GAAP.
Selected Balance Sheet Data:	Fiscal Year Ended December 31,
	2009	2008
Balance Sheet Information:	US$’000

Working capital	$10,032	$6,890
Total assets	42,180	35,114
Total liabilities	15,878	13,912
Additional Paid-In Capital	5,465	5,001
Accumulated Profit	16,857	12,573
Stockholders’ equity	26,302	21,202

Selected Statement of Operations Data:	Fiscal Year ended December 31,
	US$’000
	2009	2008

INCOME
Operating revenues
Chemical	9,955	8,101
Fertilizer	63,118	72,857
Total	73,073	80,958

COST OF SALES
Cost of sales
Chemical	7,165	5,538
Fertilizer	53,072	62,369
Total	60,237	67,907

GROSS PROFIT
Chemical	2,790	2,563
Fertilizer	10,046	10,488
Total	12,836	13,051

OPERATING EXPENSES
Administrative expenses	6,543	6,122
Financial costs	327	433
Other expenses (income)	(164)	(80)
Taxation	1,473	931
Total Operating Expenses	8,179	7,406

NET INCOME	4,657	5,645

Operating Revenues

      Revenues for the year ended December 31, 2009 of approximately $73,073,000, decreased approximately $7,885,000 or 9.74% from $80,958,000 for the year ended December 31, 2008. Chemical sales volume for the year ended December 31, 2009 of approximately 92,683 tonnes, representing an increase of approximately 27,533 tonnes from sales volume of approximately 65,150 tonnes for the year ended December 31, 2008.  The increase in the volume of sales of chemical products resulted in an increase of sales revenue, net of the effect of reduced sales price of certain products, of approximately $1,854,000 or 22.89%.  Fertilizer sales volume for the year ended December 31, 2009 of approximately 198,719 tonnes increased approximately 9,305 tonnes compared to the sales volume of approximately 189,414 tonnes for the year ended December 31, 2008.  Despite the increase in sales volume between the corresponding periods, our fertilizer sales revenue decreased between the corresponding periods primarily due to the decrease in the sales price of our fertilizer products by 13%.  We decreased the sales price of our fertilizer products in order to pass our savings in raw material cost to the customers and consider this an important step towards maintaining a stronger market presence and preventing competitors in other regions from encroaching onto our sales territories.

Cost of Sales

Total cost of sales for the year ended December 31, 2009 was approximately $60,237,000 or 82.4% of operating revenues compared to approximately $67,907,000 or 83.9% of operating revenues for the year ended December 31, 2008.  Chemical products cost of sales for the year ended December 31, 2009 was approximately $7,165,000 or 72% of chemical operating revenues.  Chemical products cost of sales for the year ended December 31, 2008 was approximately $5,538,000 or 68% of chemical operating revenues. The increase in the cost of sales of chemical products of approximately $1,627,000 resulted from the increase in sales volume, net of the effect of reduced sales price of certain products.  Fertilizer products cost of sales for the year ended December 31, 2009 was approximately $53,072,000 or 84.1% of fertilizer operating revenues. Fertilizer products cost of sales for the year ended December 31, 2008 was approximately $62,369,000 or 85.6% of Fertilizer operating revenues.  The decrease in cost of sales of fertilizer products of approximately $9,297,000 resulted from the decrease in the cost of the major raw materials used in production.

        The overall decrease in cost of sales resulted mainly from the decreased production cost caused by lower raw material price for fertilizer products.

Gross Profit

Total gross profit for the year ended December 31, 2009 was approximately $12,836,000 or 17.6% of operating revenues compared to approximately $13,051,000 or 16.1% of operating revenues for the year ended December 31, 2008. Chemical products gross profit for the year ended December 31, 2009 was approximately $2,790,000 or 28% of chemical operating revenues.  Chemical products gross profit for the year ended December 31, 2008 was approximately $2,563,000 or 31.6% of chemical operating revenues.  The increase in the gross profit from the sales of chemical products of approximately $227,000 resulted from the increase in sales volume offset by reduction in sales price of certain products.  Fertilizer products gross profit for the year ended December 31, 2009 was approximately $10,046,000 or 15.9% of fertilizer operating revenue.  Fertilizer products gross profit for the year ended December 31, 2008 was approximately $10,488,000 or 14.4% of fertilizer operating revenue.  The increase in the gross profit percentage of sales of fertilizer products resulted mainly from the decrease in the cost of sales.

The overall increase in gross profit percentage was mostly due to the decrease of production cost stemming from lower raw material price for fertilizer products.

Operating Expenses

Operating expenses consist primarily of transportation expenses, commission, promotion and advertising expenses, freight charges and general and administrative expenses. Operating expenses amounted to approximately $6,543,000, or 8.95% of operating revenues for the year ended December 31, 2009 as compared to approximately $6,122,000 or 7.56 % of net sales for the year ended December 31, 2008.   The increase was primarily due to the write off in 2009 of the expenditures amounting to approximately $459,000  related to the initial plan of the Company to list on the AIM Market, which was  subsequently abandoned and replaced  by the reverse acquisition of the Company into an over the counter (OTC) Bulletin Board listed company.  The increase between the corresponding periods resulted also from the augmented cost of becoming a publicly listed company, such as consulting fees, directors’ fees, legal fees, audit fees and related issuance of stocks and warrants as fees and compensation.

Income Taxes

Changda Chemical, Changda Fertilizer, Changda Heze and Shangdong Fengtai as wholly owned foreign subsidiaries, are subject to effective tax rates of 24% for the years ended December 31, 2009 and 2008 as a result of tax grants by the PRC local government for economic development. The income tax paid was approximately $1,473,000 for the year ended December 31, 2009 and approximately $931,000 for same period in 2008.

Net Income

Our net income of approximately $4,657,000 for the year ended December 31, 2009 decreased from approximately $5,645,000 for the year ended December 31, 2008. The decrease in net income was largely due to the increase in operating expenses and income taxes. Net income as a percentage of total net sales approximated 6.37% and 6.97% for the years ended December 31, 2009 and 2008, respectively.

Liquidity and Capital Resources

Operating Activities

Net cash provided by operating activities for the years ended December 31, 2009 and 2008 amounted to approximately $914,000 and $1,889,000, respectively.  The decrease of approximately $975,000 was primarily due to the increase in prepayments pertinent to the purchase of  raw materials.  The price of the key raw materials necessary for the manufacturing of our fertilizers, namely urea and potassium,  had started to recover in 2009 but the markets have since become more volatile.  Management decided that in order to limit the risks of exposure to market volatility and sudden price increases, it was beneficial to take advantage of the reduced price offered by raw material suppliers in December 2009 and entered into agreements with said suppliers at contracted  prices with prepayment deposit for substantial delivery of the materials during the first quarter of 2010.  This will enable the company to maintain its gross profit ratio despite the likelihood of an increase in the price of raw materials.

Investment Activities

Net cash used for investment activities for the years ended December 31, 2009 and 2008 amounted to approximately $223,000 and $3,236,000, respectively.  The decrease of approximately $3,013,000  was mainly due to the decrease in acquisition of fixed and intangible assets in 2009.

Financing Activities

Net cash provided by financing activities for the years ended December 31, 2009 and 2008 amounted to approximately $1,007,000 and $544,000, respectively.  The represents an increase of approximately $463,000  which was primarily due to the net increase in new borrowings.

Future cash commitments

In order to improve our performance and competitiveness, we are constructing our Heze fertilizer plant and are preparing to expand our Thiophene product line. We have already invested a total of $4,000,000 into our Heze plant. However, an additional $19,700,000 is needed to complete the construction and an additional $11,500,000 will be needed for the business for the first 12 months of operation after completion of the plant.

On February 3, 2010, we issued promissory notes in the aggregate of $900,000 to certain accredited investors.  The notes bear interest at 20% and mature on August 3, 2010.  The Investors received warrants to purchase an aggregate of 495,000 shares of common stock.  Each warrant is exercisable until February 2013 at an initial exercise price of $2.25 per share.  The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement within one year from date of closing.  In the event the Investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

To strengthen our financial position, we intend to seek additional funding, in addition to the proceeds from this offering, to be used for general corporate purposes, as well as research and development activities, including advancing our current product development activities and construction of the Heze plant. We intend to seek funding for our capital needs through the issuance of debt, preferred stock, equity, loan guarantees, or a combination of these types of instruments. We may also seek to obtain financing through private placement or a public offering, a consequence of which could include the sale or issuance of stock to third parties. We expect that we will be able to secure sufficient financing to satisfy our anticipated cash requirements for normal operations and capital expenditures through at least December 31, 2010, although current economic and market conditions will make it challenging for us to do so.

We cannot be certain that we will be able to obtain financing on terms acceptable to us or at all.  In such case, we may be required to curtail or cease operations, liquidate or sell assets, modify our current plans for product development, and other research and development activities, or extend the time frame over which these activities will take place, or pursue other actions that would adversely affect future operations.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligation as of December 31, 2009 and the effect this obligation is expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
	(in thousands)
Contractual Obligations :
Operating Lease	$363	$68	$73	$10	$212
			-	-	-
Total Contractual Obligations:	$363	$68	$73	$10	$212

 Off-balance Sheet Arrangements

    We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Foreign Currency Exchange Rate Risk

    We produce and sell almost all of our products in China. Thus, most of our revenues and operating results may be impacted by exchange rate fluctuations between RMB and US dollars.  For the year ended December 31, 2009, we had unrealized foreign currency translation gain of approximately $14,000 because of the change in the exchange rate.

Critical Accounting Policies and Estimates

    Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with US GAAP. Our financial statements reflect the selection application of accounting policies which require management to make significant estimates and judgments.

    We have disclosed in the notes to our financial statements those accounting policies that we consider to be significant in determining our results of operations and our financial position which we are incorporating by reference herein. We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Critical accounting estimates and judgments

     Estimates and judgments are currently evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances.  Apart from information disclosed elsewhere in these financial statements, the following summarize the estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Impairment test of assets

    The Company determines whether an asset is impaired at least on annual basis or where an indication of impairment exists.  Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. This requires an estimation of the expected future cash flows from the assets.

Allowance of bad and doubtful debts.

    The provisioning policy for bad and doubtful debts of the Company is based on the evaluation of collectability and aging analysis of the accounts receivables.  A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current creditworthiness and the past collection history of each debtor.  If the financial conditions of these customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance will be required.

Allowance for inventories.

    Management reviews an aging analysis of inventories at each balance sheet date, and make allowance for obsolete and slow-moving inventory items identified that are no longer recoverable or suitable for use in production. The management estimates the net realizable value for finished goods and work-in-progress based primarily on the latest invoice prices and current market conditions. The Company carries out an inventory review on a product-by-product basis at each balance sheet date and makes allowances for obsolete items.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective July 1, 2009, the Company adopted FASB Accounting Standards Codification (“ASC”) Topic 105, “the FASB Accounting Standards Codification” (“Codification”) (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168). Codification will become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Once the Codification is in effect, all of its content will carry the same level of authority. The adoption of this Statement does not have a material effect on the Company's financial statements. However, because the Codification completely replaces existing standards, it will affect the way US GAAP is referenced within the consolidated financial statements and accounting policies.

In June 2009, the FASB issued the following new accounting standards:

•
ASC Topic 860 (previously SFAS No. 166), “Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140” (“ASC Topic 860”). ASC Topic 860 amends the de-recognition accounting and disclosure guidance relating to SFAS 140. ASC Topic 860 eliminates the exemption from consolidation for qualifying special-purpose entity “(QSPE”), it also requires a transferor to evaluate all existing QSPE to determine whether it must be consolidated in accordance with ASC Topic 810.

•
ASC Topic 810 (previously SFAS No. 167), “Amendments to FASB Interpretation No. 46(R)” (“ASC Topic 810”), which amends FASB Interpretation No. 46 (revised December 2003) to address the elimination of the concept of a qualifying special purpose entity. ASC Topic 810 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, ASC Topic 810 provides more timely and useful information about an enterprise’s involvement with a variable interest entity.

In August 2009, the FASB issued ASC Topic 820, “Measuring Liabilities at Fair Value,” with respect to the fair value measurement of liabilities. ASC Topic 820 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) the quoted price of the identical liability when traded as an asset, (2) the quoted prices for similar liabilities or similar liabilities when traded as assets, and (3) another valuation technique (e.g., a market approach or income approach) including a technique based on the amount an entity would pay to transfer the identical liability, or a technique based on the amount an entity would receive to enter into an identical liability.

ASC Topic 860 and ASC Topic 810 will be effective for periods beginning after November 15, 2009 and ASC Topic 820 will be effective for periods beginning after October 1, 2009 with early adoption permitted. The Company has not elected to early adopt these standards and is evaluating the impact that these standards will have on the consolidated financial statements.

 On January 21, 2010, the FASB issued ASU 2010-06, amending ASC 820 to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. ASU 2010-06 amends Codification Subtopic 820-10 as follows:

•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
•	A reporting entity should present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs.

 ASU 2010-06 also clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal yeas beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The Company has not elected to early adopt this standard and is evaluating the impact that this standard will have on the consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

On February 17, 2009, we dismissed Moore & Associates, Chartered, or Moore & Associates, as our independent registered public accounting firm, effective immediately.  The decision to change accountants was recommended and approved by the Board of Directors on February 17, 2009.

The report of Moore & Associates on the financial statements for the two fiscal years ended June 30, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principal.  There were no disagreements with Moore & Associates during the two most recent fiscal years and subsequent interim period through February 17, 2009.

On January 22, 2009, we engaged Mazars LLP, Certified Public Accountants, as our independent registered public accounting firm.

On December 3, 2009, our Board of Directors approved the dismissal of Mazars LLP, or Mazars UK, as our independent auditors.

Since Mazars UK did not issue a report on our financial statements for the fiscal years ended December 31, 2008 and 2007 or any other relevant period, no report of Mazars UK on our financial statements contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

From the date of Mazars UK’s engagement, January 22, 2009,  through December 3, 2009: (i) there have been no disagreements with Mazars UK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mazars UK, would have caused it to make reference to the subject matter of the disagreement in connection with its reports and (ii) Mazars UK did not advise us of any of the events requiring reporting in this Current Report on Form 8-K under Item 304(a)(1) of Regulation S-K.

On December 3, 2009, our Board of Directors ratified and approved our engagement of Mazars CPA Limited, or Mazars HK, as our independent auditors.

During the years ended December 31, 2008 and 2007 and through December 3, 2009, neither the Company nor anyone on its behalf consulted Mazars HK regarding (i) the application of accounting principles to a specific completed or contemplated transaction, (ii) the type of audit opinion that might be rendered on our financial statements, or (iii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1) of Regulation S-K (there being none).

BUSINESS

Overview

We are engaged in developing, manufacturing and the selling of (i) microbial organic and inorganic compound fertilizers and (ii) chemical products, primarily consisting of snow melting products. We have more than 10 fertilizer product lines which are sold under the “CHANGDA” and “FENGTAI WOSIDA” brands.  Our proprietary product lines are marketed and sold to distributors which in turn sell our products to farmers. For the fiscal year ended December 31, 2009, 86% of our revenues ($63 million) were derived from our fertilizer products and 14% of our revenues ($10 million) were derived from our chemical products.

Fertilizer Products

Our organic and inorganic fertilizer products are classified into the following categories:

•
Complex Fertilizers. These fertilizers contain two or three of the primary nutrients of nitrogen, phosphorus and potassium and are made by a process involving only chemical reactions between raw materials and intermediates.

•
Compound Fertilizers. Such fertilizers are produced by initiating chemical reactions between the three primary nutrients of nitrogen, phosphorous and potassium during the production process. We have expanded our product offerings to include a microbial organic-inorganic compound fertilizer which (i) helps plants secure nitrogen from the air, (ii) facilitates plants’ absorption of useful minerals such as phosphorus and potassium from the soil and (iii) enhances stress resistance by the plants. The combination of the organic and inorganic elements enhances soil fertility and crop yield respectively.

•
Slow-Release Compound Fertilizer. This group of fertilizers allows fertilizer nutrients to be released over a period of time, enabling plants to absorb most of the nutrients and enhance yield rate.  We have also developed controlled-release fertilizers.

Our principal fertilizer products are sold under the “CHANGDA” and “FENGTAI WOSIDA” brands. The “CHANGDA” trademark was granted by the PRC authorities on October 14, 2008 and the “FENGTAI WOSIDA” trademark was granted by the PRC authorities on October 7, 2008. We sell our products directly under the “CHANGDA” brand.  Our products sold through China Post Logistics (Shandong) Limited, a subsidiary of the China Postal Service, or China Post are sold exclusively under the “FENGTAI WOSIDA” brand.  We sell our products under two different brand names so that we can maximize the sale our fertilizer products in the same market through a variety of different distribution channels.

The names and types of fertilizers that are sold under our two brand names are as follows:

	Changda Brand	Fengtai Wosida Brand
Special Fertilizer Exports
14-17-12
14-14-14
17-17-17
10-25-5-15
18-10-14
Silicon 40
Inorganic 888
10-25-12
Chong fertilization	Chong fertilization	Chong fertilization
Soil conditioner fertilizer	Silicon calcium and magnesium soil conditioner 8-6-10-5-15	Silicon calcium and magnesium soil conditioner 8-6-10-5-15
	Silicon calcium and magnesium soil conditioner 10-5-20	Silicon calcium and magnesium soil conditioner 10-5-20
Slow compound fertilizer	New type of compound fertilizer (slow release) 18-9-18	New type of compound fertilizer (slow release) 18-9-18
	New Compound chat (release) 24-8-8	New Compound chat (release) 24-8-8
	New type of compound fertilizer (slow release) 16-8-16	New type of compound fertilizer (slow release) 16-8-16
M-O-compound fertilizer	Organic and inorganic fertilizer (bio) 15-7-8	Organic and inorganic fertilizer (bio) 15-7-8
	Compound Fertilizer (biological) 12-5-8	Compound Fertilizer (biological) 12-5-8
CL-compound fertilizer	CL24-8-8	CL24-8-8
	CL15-6-9	CL 15-6-9
	CL18-12-10	CL18-12-10
Ammoniated-compound fertilizer	S15-15-15
S-compound fertilizer	Specialty Fertilizer	Specialty Fertilizer
	S 15-5-12	S 15-5-12
	S16-8-16	S16-8-16
	S15-15-15	S15-15-15

Our fertilizers sold under the “CHANGDA” and “FENGTAI WOSIDA” brands had sales volumes for the fiscal year ended December 31, 2009 of $14,436,530 and $48,681,230, respectively or 23% and 77% of our revenues for our fertilizer products, respectively.

The pricing of our fertilizer products is market-oriented based on the underlying commodity prices of raw materials.

Customers, sales and distribution

We distribute our fertilizer products to farmers through various branch offices of China Post Logistics (Shandong) Limited, a subsidiary of the China Postal Service, or China Post, which provides postal services in the PRC. Our other distribution channels include agricultural goods wholesalers and other countryside goods suppliers such as Shandong RuiFuYuan Agricultural Materials Chains Co., Ltd.  We also supply geographically limited franchise–style distributors in four different cities located in the PRC. In Japan, our wholesale distribution partner is Seiwa Fertilizer Ind. Co. Ltd. A small portion of our sales are direct sales to end users. We believe these distribution channels minimize our promotion costs by taking advantage of China Post and Seiwa’s sales channels and goodwill to penetrate target markets, and also minimize transportation costs as products are distributed primarily to China Post and Seiwa rather than directly to end-users.

Distribution Agreement with China Post

On December 28, 2007, our wholly owned subsidiary Changda Fertilizer entered into a distribution agreement with China which authorized China Post to be the exclusive distributor of “FENGTAI WOSIDA” series of fertilizer in the area of Shangdong Province. The distribution price may be determined by the parties in a supplemental agreement. The distribution agreement expires on December 27, 2012.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Dongying Branch, or China Post-Dongying Branch. Pursuant to such agreement, Changda Fertilizer authorized China Post-Dongying Branch to be the sales agent for its “FENGTAI WOSIDA” brand fertilizers in the Dongying region. Each order made by China Post-Dongying Branch shall be of 30,000 tons, with the actual quality allowed to fluctuate up or down by 5%. The authorization is valid from January 1, 2009 through December 31, 2009. China Post-Dongying Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Dongying Branch fails to sell 70% of target sales for two consecutive quarters.  On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Weifang Branch, or China Post-Weifang Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Weifang Branch to be the sales agent for its ““FENGTAI WOSIDA” series of fertilizers in the Weifang region. Each order made by China Post-Weifang Branch shall be within of 40,000 tons, with the actual quality allowed to fluctuate up or down by 5%. The authorization is valid from January 1, 2009 through December 31, 2009. China Post-Weifang Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Weifang Branch fails to sell 70% of target sales for two consecutive quarters.  On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 20, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Binzhou Branch, or China Post-Binzhou Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Binzhou Branch to be the sales agent for its “FENGTAI WOSIDA” series of fertilizers in the Binzhou region. Each order made by China Post-Binzhou Branch shall be within of 10,000 tons, with the actual quality allowed to fluctuate up or down by 5%. China Post-Binzhou Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Binzhou Branch fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Dezhou Branch, or China Post- Dezhou Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Dezhou Branch to be the sales agent for its “FENGTAI WOSIDA” series of fertilizers in the Dezhou region. Each order made by China Post-Dezhou Branch shall be within of 20,000 tons, with the actual quality allowed to fluctuate up or down by 5%. China Post-Dezhou Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Dezhou Branch fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Laiwu Branch, or China Post- Laiwu Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Laiwu Branch to be the sales agent for its “FENGTAI WOSIDA” series of fertilizers in the Laiwu region. Each order made by China Post-Laiwu Branch shall be within of 30,000 tons, with the actual quality allowed to fluctuate up or down by 5%. China Post-Laiwu Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post- Laiwu Branch fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Laiyang Branch, or China Post- Laiyang Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Laiyang Branch to be the sales agent for its “FENGTAI WOSIDA” series of fertilizers in the Laiyang region. Each order made by China Post-Laiyang Branch shall be within of 10,000 tons, with the actual quality allowed to fluctuate up or down by 5%. China Post-Laiyang Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Laiyang Branch fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Laizhou Branch, or China Post- Laizhou Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Laizhou Branch to be the sales agent for its “FENGTAI WOSIDA” series of fertilizers in the Laizhou region. Each order made by China Post- Laizhou Branch shall be within of 10,000 tons, with the actual quality allowed to fluctuate up or down by 5%. China Post-Laizhou Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Laizhou Branch fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Rongcheng Branch, or China Post-Rongcheng Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Rongcheng Branch to be the sales agent for its “FENGTAI WOSIDA” series of fertilizers in the Rongcheng region. Each order made by China Post-Rongcheng Branch shall be within of 10,000 tons, with the actual quality allowed to fluctuate up or down by 5%. China Post-Rongcheng Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Rongcheng Branch fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Tai’an Branch, or China Post- Tai’an Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Tai’an Branch to be the sales agent for its “FENGTAI WOSIDA” series of fertilizers in the Tai’an region. Each order made by China Post-Tai’an Branch shall be within of 10,000 tons, with the actual quality allowed to fluctuate up or down by 5%. China Post-Tai-an Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Tai’an Branch fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

On December 25, 2008, Changda Fertilizer entered into a sales agency agreement with China Post (Shandong), Laixi Branch, or China Post- Laixi Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Laixi Branch to be the sales agent for its “FENGTAI WOSIDA” series of fertilizers in the Laixi region. Each order made by China Post-Laixi Branch shall be within of 10,000 tons, with the actual quality allowed to fluctuate up or down by 5%. China Post-Laiwu Branch sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that China Post-Laixi Branch fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 21, 2009, the sales agency agreement was renewed through December 31, 2010.

Distribution Agreement with Shandong RuiFuYuan Agricultural Materials Chains Co, Ltd.

On December 22, 2008, Changda Fertilizer entered into a distributor agreement with Shandong RuiFuYuan Agricultural Materials Chains Co., Ltd., or RuiFuYuan. Pursuant to this agreement, Changda Fertilizer authorized RuiFuYuan to be the distributor for its fertilizer products in the Shandong province. Each order made by RuiFuYuan shall be within of 30,000 tons, with the actual quality allowed to fluctuate up or down by 5%. RuiFuYuan sells the products in the market at a price decided by Changda Fertilizer. Changda Fertilizer may terminate the agreement in the event that RuiFuYuan fails to sell 70% of target sales for two consecutive quarters.  The authorization is valid from January 1, 2009 through December 31, 2009. On December 18, 2009, the sales agency agreement was renewed through December 31, 2010.

For the fiscal year ended December 31, 2009, the following distributors accounted for approximately 51% of our total revenues related to our fertilizer products.
Ranking	Distributor Name	Amount (USD)	Percentage of sales
1	China Post (Shandong), Weifang Branch	$9,950,982	16%
2	China Post (Shandong), Laiwu Branch	$7,821,916	12%
3	China Post (Shandong), Dongying Branch	$7,608,941	12%
4	Shandong RuiFuYuan Agricultural Materials Chains Co., Ltd.	$6,909,358	11%

Seasonality of Sales

We experience seasonal variations in our revenues and our operating costs based on the farming season. The peak selling seasons for our fertilizer products are the first, second and fourth quarters of the year. These periods are the planting and crop-growing months, which boost fertilizer sales. The third quarter of the year is harvest season, hence the low demand for fertilizer.  During the fiscal year ended December 31, 2009, approximately 85% of our annual fertilizer sales volume occurred in the first, second and fourth fiscal quarters.
Materials

The key raw materials we use in the production of our fertilizers are urea, potassium sulphate, potassium chloride, ammonium sulphate, ammonium phosphate and potash. Our chemical fertilizer products are manufactured through chemical reactions occurring between different inorganic fertilizer materials so as to provide a balanced proportion of all nutrients. Our microbial organic-inorganic compound fertilizer products are manufactured from bacteria combined with inorganic and organic elements. Approximately 94% of the raw materials we use for our products are found domestically in the PRC with the remaining approximately 6% of our raw materials come from Canada and Russia. The raw materials sourced outside China are predominantly potassium chloride materials. Our payment terms with our suppliers vary from a credit period of up to 60 days to cash payments in advance.

Since the end of 2008, when almost all prices for raw materials collapsed in the wake of the international financial crisis, raw materials markets have become increasingly volatile and less predictable. Despite overcapacities for certain raw materials, the overall supply situation has not changed substantially but prices are now significantly lower. As a result, in 2009 management decided to enter into advance contracts guaranteeing the lowest price for our key raw materials, specifically potassium, urea, magneisum ammonium phosphate and potassium chloride. Management decided to undertake this step despite the fact such contracts had a negative effect on our cash flow situation for the fiscal year ended December 31, 2009 since they believed that sudden price hikes in raw materials would have a worse effect on our earnings. The PRC government continues to promulgate a number of supportive policies for the development of the countryside, the ensuring of food supply and the improvement of food safety, including the China Food Safety Regulation promulgated by Eleventh National People’s Congress Standing Committee of the seventh meeting in February 2009 and the PRC’s Central Committee of the Communist Party and the State Council annual "Document No. 1," which outlines the PRC government’s plans to address a wide range of rural issues, including the development of modern agriculture in the upcoming year, for 2010. Management believes that these policies will further strengthen the demand for fertilizer, which will ultimately lead to rising prices for raw materials.

Suppliers

For the fiscal year ended December 31, 2009, the following suppliers accounted for  approximately 40% of our total raw materials purchased related to our fertilizer products.
Ranking	Fertilizer Supplier Name	Amount (USD)	Percentage of Purchases
1	Haihua of potassium sulfate plant	$7,756,832	15%
2	Weifang Yinfeng Chemical Industry	$6,745,875	13%
3	Qingzhou Zhongde Agricultural Means Production Co., Ltd.	$6,156,404	12%

We purchase products from our suppliers on an “as needed” basis and we presently do not believe the loss of any one supplier will have an adverse effect on our business.

Facilities

Our fertilizer production facilities are located in Weifang and Heze, Shandong Province in the PRC, consisting of land parcels with a total site area of approximately 151,164 square meters. There are two production lines for the manufacture of chemical fertilizers, and two production lines for the manufacture of the microbial organic-inorganic compound fertilizers and slow-release compound fertilizers, with an aggregate annual capacity of 300,000 tonnes in 2009.

Government Stimulus

The $586 billion government stimulus announced in November 2008 has sustained the development of rural infrastructure and water supply projects in rural areas, among other projects.  Infrastructure construction, an important pillar of China’s economic progress, will contribute to the growth of the agriculture industry and the demand for our products.  Two other major factors that we envisage will promote the essential need for our fertilizers are: (i) the increasing domestic consumption and export demand for China’s agricultural products, and (ii) the decreasing availability of arable farm lands.

The rapid economic growth in China over the past two decades has led to income growth that elevated millions of consumers from poverty, resulting in dramatic improvements of standards of living and diet diversification to more protein based. As the world’s largest agricultural economy, China produces and consumes a wide range of agricultural products, from traditional staple grains such as wheat and rice, to more varieties of fruits, vegetables, livestock, poultry and fish, as the demand by a wealthier domestic consumer base and export market dictates. We believe the use of microbial organic and slow-release fertilizers which are essential to augment agricultural production to meet the food needs of a large population with demand for high quality produce, vegetables and fruits that are organic and pollution-free, even the production of grain for feed given to livestock utilizes fertilizers.

China’s agricultural production comes almost entirely from small-scale operations. According to China’s 2007 agricultural census, the country has 200 million farm households and an estimated 122 million hectares (494 million acres) of cultivated land—an average of 0.6 hectare (1.5 acres) per household. These small land holdings are typically divided into several parcels that are not adjacent to each other.  Industrial and urban growth further decreased the agricultural land base.  To coax production out of such small plots, farm households engage in intensive agricultural practices, including high levels of fertilizer application and raising two or three crops per year on a single plot.

Chemical Products

Products

Our principal chemical products are snow melting agents and various other industrial chemicals.  Snow melting agents are de-icing salt, consisting of a combination of sodium chloride, calcium chloride, magnesium chloride and additives in varying levels for different customer segments and uses. The snow melting agents are a white, odorless and soluble solid compound and are used primarily to de-ice airports, roads and golf courses in the winter seasons, spread by winter service vehicles.

Our industrial chemical products range includes thiophene, calcium chloride and magnesium chloride. Thiophene is a colorless and transparent liquid which is primarily used in the pharmaceutical raw materials industry as a medicine chemical auxiliary, and for the synthesisation of anti-bacterial fungus. Calcium chloride and magnesium chloride are used for dust control on roads and also as essential product ingredients for a wide range of industrial usage such as in cement production.

Our principal chemical products for the fiscal year ended December 31, 2009 were as follows: Thiophene; Snow-melting Agent; Calcium chloride; Magnesium chloride; Ordinary Coke; Flame Retardant; Leather curing agent; Salt; Whisker; and Seratrodast.  For the fiscal year ended December 31, 2009, Deicing Salt and Calcium Chloride represented 37% and 28%, respectively, of our total revenues of our chemical products.  The pricing of our chemical products is market-oriented based on the underlying commodity prices of raw materials.

Customers, sales and distribution

We mainly sell and distribute our snow melting agents and thiophene to industrial end-users through our sales team. Most of our snow melting agent products are sold to Japanese customers and in total made up 14%, and 23% our sales in for the years ended December 31, 2009 and 2008, respectively. We believe our wholly owned subsidiary Changda Chemical supplied approximately 6% and 6% of snow melting agent demanded in Japan for the fiscal years ended December 31, 2009 and 2008, respectively.

Thiophene was commercialized in the first half of 2008 and sales were not material. Domestic sales are settled in RMB while sales to Japan are settled in USD. Payment terms are usually by cash payment for sales to Japan. Payment terms for domestic sales are usually cash in advance of delivery, although a credit period of up to 60 days may be granted to repeat customers. Snow melting agent sales are subject to seasonality, being comparatively higher during October to February each year.

  For the fiscal year ended December 31, 2009, the following customers accounted for approximately 54% of our total revenues related to our chemical products.

Ranking	Chemical Product Customer Name	Amount (USD)	Percentage of sales
1	Weifang Economic and Trade Co., Ltd.	$1,723,776	17%
2	Weifang Strong Source Chemical Co., Ltd.	$1,447,027	15%
3	Sun Duqian	$1,082,357	11%
4	Li Kun	$1,077,158	11%

We do not currently have any long-term contractual arrangements with our customers for our chemical products.

Materials

The principal raw materials in the chemical products include sodium chloride, calcium chloride, magnesium chloride and additives. For the fiscal years ended December 31, 2009 and 2008, use of sodium chloride, calcium chloride and magnesium chloride accounted for approximately 48% and 64%,  respectively, of the Company’s total cost of sales. De-icing agents are manufactured by granulisation and drying of various chlorides and additives. Thiophenes are manufactured from the catalisation and distillation of butadiene and sulphur.

At present, we purchase most of our principal raw materials locally. All of our suppliers are paid in RMB. Most of our suppliers do not allow a credit period.

Suppliers

For the fiscal year ended December 31, 2009, the following suppliers accounted for approximately 45% of our total raw materials purchased related to our chemical products.

Ranking	Supplier Name	Amount (USD)	Percentage of Purchases
1	Wang Sheng Hu	$1,495,291	21%
2	Coastal Salt Company	$1,025,859	14%
3	Wang Pei Jia	$745,501	10%

We purchase products from our suppliers on an as needed basis and we presently do not believe the loss of any one supplier will have an adverse effect on our business.

Facilities

Our chemical production facilities are located in Shandong Province in the PRC and occupy a total site area of 69,278 square meters. Three production lines are utilized for the manufacture of snow melting agent products, while one production line is operated to produce thiophene and one production line is operated to produce fire retardant agent. Total annual production capacity in 2009 was 301,500 tonnes (tonnes is a metric measure of weight equivalent to 1,000 kilograms).

Seasonality of Sales

We experience seasonal variations in our revenues and our operating costs for our chemical products depending on the winter season. During the fiscal year ended December 31, 2009, approximately 85% of our annual fertilizer sales volume occurred in the first, second and fourth fiscal quarters.  The peak selling seasons for our chemical products are the first and fourth quarters of the year.  During the fiscal year ended December 31, 2009, approximately 76% of our annual chemical sales volume occurred in the first and fourth fiscal quarters.  This was primarily a result of the extreme winter months of 2009 which saw some of the coldest temperatures and volume of snow in the last decade and which resulted in the increase in the use of three of our products: calcium chloride, deicing salt and salt which are all used for snow-melting purposes.

Classification and Function of Fertilizers

Fertilizers are used to provide, maintain and improve plant nutrition and enhance the performance of the soil in which plants grow, with the aim of increasing agricultural output, improving the quality of agricultural products and increasing plants’ resistance to disease. In accordance with their mineral nutrient content, chemical fertilizers can be divided into four types, namely nitrogen, phosphate, potash and compound fertilizers.
As set out below, fertilizers come in both organic and inorganic forms.

Chemical Fertilizers (Inorganic Fertilizers)

Chemical fertilizers are manufactured using inorganic material of wholly or partially synthetic origin, and are added to the soil to sustain plant growth. These nutrients are essential to plant growth:

• Nitrogen

Nitrogen plays an important role during plant growth. It is a component of amino acids in plants, which are the building blocks of protein. Nitrogen also helps the crop yield. It not only increases the output of agricultural products, but also improves their quality.

• Potassium

Potassium is essential in its ionic form for metabolism. Potassium encourages crops to use nitrogen more efficiently, increases production, improves crop quality and increases crop resistance.

• Phosphorous

Phosphorus is the component of cell protoplasm in the plant. It plays an important role in cell growth and proliferation. It also assists in photosynthesis, and accelerates root growth of seedlings and the growth of plump-eared grain.

Organic Fertilizers

Organic fertilizers are made up of materials of natural origin (primarily derived from plants and/or animals) that release nutrients into the soil as its constituent parts are broken down by micro-organisms.

Organic fertilizers promote the growth and reproduction of micro-organisms in the soil, improve the physical, chemical and biological characteristics of the soil, and increase the soil’s capacity to hold water and nutrients, thus creating a favorable environment for plant growth.

Global Demand and Supply of Fertilizer

We believe the steady growth of the global population and of the world economy has contributed to increased demand for agricultural products. Other factors, including the development of bio-energy (partly in response to rising oil prices) and the implementation of favorable agricultural policies in certain countries, have also promoted agricultural growth, which in turn has led to growth in demand for fertilizers.

According to a June 2009 industry publication published by the International Fertilizer Association, or IFA, like other commodities, fertilizers have been affected by the economic downturn in 2008. Aggregate world fertilizer demand in 2008/09 is seen as down 5.1% compared with the previous year, from 168.1 to 159.6 Mt nutrients. Drops in consumption are registered in all the regions except South Asia and Eastern Europe and Central Asia.

  Global Fertilizer Consumption (million metric tonnes nutrients)

Year	Nitrogen	Phosphorous	Potassium	Total
2006-2007	97.4	38.1	26.9	162.4
2007-2008	101.0	38.8	28.3	168.1
2008-2009 (estimated)	99.4	36.0	24.3	159.7
2009-2010 (forecast)	102.0	38.1	25.3	165.4
2013-2014 (forecast)	111.1	44.3	31.4	186.8
Source: IFA, June 2009

A 2009 IFA report indicates that, in response to relatively high agricultural commodity prices in 2007, as well as to policies promoting fertilizer use in many Asian countries and favorable weather conditions in the northern hemisphere, global fertilizer demand in 2007 was at 168.7 million metric (Mt) tonnes of nutrients. At the regional level, the bulk of the increase in demand is forecast to come from Asia and, to a lesser extent, from Latin America. South Asia and East Asia together are forecast to account for 62% of the total global growth. If Latin America is added, the three regions together are forecast to account for three-fourths of the increase in global demand in the next five years. The IFA report projects an average global growth of the fertilizer consumption of 2.8% to the year 2013 with a then global consumption of 186.8 million tonnes.

PRC Fertilizer Industry

Growing Agricultural Industry in the PRC

According to the 2009 CIA World Factbook, the PRC is one of the fastest growing economies in the world and primary industry (farming, forestry, animal husbandry, sideline production and fishery) accounts for over 10% of the PRC’s total gross domestic product.  The agricultural sector employs 39.5% of the country’s total labor force.

The PRC has a population of 1.3 billion. In contrast, the country’s farmland is relatively limited, with approximately 122 million hectares of arable land. Per capita arable land is less than 0.1 hectares.

 Accordingly, the PRC Government attaches great importance to the PRC’s issues concerning “countryside, farmers and agriculture”. It has promulgated a series of agricultural measures in favor of farmers since 2004, such as agricultural tax relief, adopting agricultural subsidies and controlling arable area, so as to promote the continued growth of agricultural production and farmers’ income. The net income per capita of China's rural residents in the first half of 2009 year increased 8.1% year-on-year. The net income per capita of China's rural residents in the first half of 2009 year increased 8.1% year-on-year. In 2008, farmers' net income per capita was 4,761 yuan, a growth of 8% over the previous year, according to a survey released by the Chinese Academy of Social Sciences, the country's government think tank in April. According to the PRC Ministry of Agriculture, the central fiscal has so far allocated 123 billion yuan in subsidizing farmers' purchase of seed, diesel, fertilizers and other production materials this year, rising 19.4% over the previous year. (National Bureau of Statistics).  According to the National Office of Statistics, the PRC’s total grain output reached 528.5 million tonnes in 2008.

Overview of the PRC Fertilizer Industry

According to a 2009 IFA report, the PRC’s chemical fertilizer industry plays an important role in the world fertilizer industry. The PRC is one of the largest fertilizer producers and it accounts for 34 percent of global consumption (168.7 million tonnes – by effective component) in 2007.

In accordance with the 11th 5 year plan and the building of a new socialist countryside program, in order to encourage investment in the fertilizer industry, the PRC Government has promulgated a number of preferential policies, including zero rate VAT for fertilizer products, preferential electricity prices and cheaper railway transportation.

The PRC’s continuous economic growth, agricultural development, growing demand for fertilizers and preferential fertilizer industry policies combine to promote the development of the fertilizer industry.  According to the National Bureau of Statistics, the PRC’s output of chemical fertilizers grew from 37.9 million tonnes (by effective component) in 2002 to 57.9 million tonnes (by effective component) in 2007, with an average annual growth rate of 8.8%. After a slowdown in 2008 in the wake of the international economic crisis, the China National Bureau of Statistics reported a 9.5% year-on-year increase in chemical fertilizer production in the first half of 2009.

 Development trend of PRC fertilizers
Continuous development of chemical fertilizers

According to a 2009 IFA report, the pressure to use a decreasing area of land to feed a growing population has resulted in a consistent upward trend in the output of chemical fertilizers in the PRC. The use of compound fertilizers in particular has grown continuously in recent years.

Development opportunity for slow/controlled release fertilizers

The PRC Government’s 11th Five-Year Technology Development Planning and the National Mid/Long- Term Science and Technology Development Planning Framework of 2006 indicated the direction for the development of technology of PRC fertilizers, focusing on research and development of environmentally-friendly fertilizers and developing compound slow release and controlled-release fertilizers. The development and increased usage of slow release and controlled release fertilizers should serve to reduce agricultural pollution, and also to save non-renewable resources.

Compound Fertilizers in the PRC

Compound fertilizers have become increasingly popular over the past decade and the consumption of them has been growing at the fastest rate among the categories listed. According to the National Office of Statistics, the consumption of compound fertilizers in the PRC has grown from approximately 6,708,000 tonnes in 1995 to approximately 13,032,000 tonnes in 2005 representing a compound annual growth rate, or CAGR, of approximately 7.66%.  We believe that the increasing popularity of compound fertilizers in the PRC derives from their greater nutrient content compared with that of single-fertilizer mixtures, and the fact that they can be adapted to give crops a variety of different nutrients to cater for different conditions and times of application.

Emergence of Organic Fertilizers

Chemical fertilizers provide plants with immediately available nutrients to sustain plant growth and have been widely used in traditional PRC agricultural production for decades. Prolonged usage of chemical fertilizers will reduce the soil’s beneficial organism population and harden the soil. According to a 2008 United States Drug Administration, or USDA, Foreign Agricultural Service report, with the increase in health awareness among consumers in the PRC, the organic market in China has been growing at an annual double digit rate over the past decade.

Organic fertilizer has been listed as one of the key development products in the 11th Five-Year Plan for Ecology Protection, promulgated in October 2006. The PRC Government also indicated that it would increase spending on research and development on organic fertilizer products and technologies in the next five to ten years. These new policies will help the farmers to realize the advantages of using organic fertilizers, especially for farmland with poor soil structure and fertility after prolonged inappropriate use of chemical fertilizers. Accordingly, the Directors believe that demand for organic fertilizers will remain strong in the coming years.

PRC Government Support for the Fertilizer Industry

According to the PRC National Bureau of Statistics, the PRC is currently the largest fertilizer market in the world whereby fertilizer production and consumption account for 34.3 percent of the global market and the annual average growth rate in fertilizer application for 2002-2007 was 8.8 percent with demand growth higher than the world average level, which is approximately 1.5 -5% based on 2008 IFA report. Management believes that the steady growth of the PRC’s population and rising income will lead to demand for a diet with higher protein such as meat, which requires grain as feedstock. The PRC’s urbanization and industrialization will result in a continued decline in available arable farm land, thus making it essential for the PRC to raise its agricultural products yield to ensure an adequate food supply. At the same time, management believes that economic reform in the PRC will lead to a growth in consumer demand for cash crops such as vegetables and fruits, which generally require the application of higher volumes of fertilizers than traditional farm crops. The PRC government has mandated that farmers increase crop yields in order to decrease the nation’s dependence on food imports and the growing consensus on the need to use environmentally friendly fertilizers has also been a factor in the growth of our business. Management believes that as a result of these factors, the demand for and the usage of fertilizers in the PRC will increase and that, as one of the fast-growing and competitive fertilizer producers in the PRC, the Company will benefit from the growth of the PRC fertilizer market.

As fertilizer usage is key to increasing grain production yields, the PRC government has been encouraging fertilizer application and hence production. Fertilizer production enterprises are given a number of benefits by the PRC Government in terms of electricity supply and transportation. Since 2004, the PRC government has introduced several preferential VAT policies directly for the benefit of fertilizer production enterprises; for instance, 50 percent of the VAT collected from urea producers is refundable to these producers. To further support the industry, from July 1, 2005, urea producers were temporarily exempted from paying VAT, pursuant to a joint announcement made in May 2005 by the Ministry of Finance and State Administration of Taxation. The purpose of these preferential tax policies, and other supportive policies from the government, is to promote domestic fertilizer supply and stable fertilizer prices.

In addition, the 11th Five-Year Plan for National Agricultural & Rural Economic Development, promulgated in August 2006, establishes a goal of an annual 0.65 percent increase in comprehensive grain productive capacity over five years, assuming an annual 0.18 percent decrease in planted grain acreage. The allowance for the agricultural industry reached RMB 63.8 billion in 2008, representing an increase of 131 percent over 2007. The PRC Government has recently declared that it will strive to double the income of Chinese farmers by 2020 from the 2008 level and elevate the nation’s agricultural productivity to a higher level. The 11th Five-Year Plan for Fertilizer Industry, issued by the PRC’s National Development and Reform Commission in October 2006, indicates that the nation’s fertilizer production should reach 60 million tonnes by 2010, which represents an approximately 25 percent growth above the production in 2004. Management believes that these policies will lead to a sustained demand for each type of fertilizer.

The PRC Chemical Industry

The chemical industry is the third largest in the PRC and accounted for 10% of the country’s GDP in 2006 according to the PRC National Bureau of Statistics. PRC consumption constituted 35 percent to 40% of global demand growth for chemicals. The growth in domestic demand for chemicals alone in 2005 and 2006 was 7% to 8%, according to the PRC National Bureau of Statistics.

Despite this growth however, the PRC has a net chemical trade deficit and remains heavily dependent on imported raw materials, which have over recent years been affected by upward price trends in the world market caused by heavy global demand for raw materials, petroleum and other input.

Like all other sectors the chemical industry in China also has been affected by global economic crisis. Nevertheless the industry now shows signs of recovery- according to China Chemical Industry News (CCIN) the overall production increased by 1.1% in the first 8 months of 2009 compared to the same period in the previous year.  Specialty Chemicals (+10.6%) and Rubber Related Chemicals (+10.4%) gained particularly strong.  In 2006, global sales of chemical products amounted to just under 2,180 billion Euros, reflecting a growth rate of almost 8 percent against 2005. Europe and Asia have roughly equal positions as the major chemical manufacturers, closely followed by North America. China ranks second only to the United States, its chemical industry outgrew Germany in 2005 and Japan in 2006 with 205 billion Euros worth in sales .

Investment in the chemical sector is still growing strongly.  Investment undertaken by the PRC chemical industry (Billion RMBs compared to previous year period)

Sector	1st Half. 2008	1st Half. 2009	Change
Petrochem	77,4	83,2	7,5%
Base Chemicals	192,8	248,9	29.1%
Pharmacy	43,1	60,8	41.1%
Fibres	13,0	11,5	-11.5%
Rubber Products	21,8	28,5	30.7%
Plastic Products	45,8	59,8	30,.6%
Total	393,9	492,7	25.1%

(Source: Germany Trade and Invest (GovOrg) & China Chemical Industry News (Industry Federation Publication), National Bureau of Statistics, German Chemical Industry Federation VCI )

Competitive Strengths

We believe that, compared with other PRC fertilizer manufacturers, the following principal competitive strengths have contributed to our historical success and will contribute to our future prospects:

Experienced management team

Our management team has an average industry experience of over 10 years in production, financial and business management in the agricultural products and specialty chemicals business. We believe the management team possesses the leadership, vision and in-depth industry knowledge to anticipate and take advantage of market opportunities, to formulate sound business strategies, and to execute the strategies in an effective manner to maximize the benefit to our stockholders. Senior management has been able to achieve cost-efficient, organic and acquisitive growth of our business as well as effective integration of management and operations.

Strong distribution channel anchored by an exclusive distribution agreement with China Post

Our sales are primarily in Shandong Province, one of the major agricultural provinces in the PRC, and overseas to Japan. We believe we supplied approximately 6% of snow melting agents used in Japan in 2009.  We have established a broad distribution network, including four exclusive distribution centers in Shandong Province, and an exclusive distribution agreement with China Post, which has a broad network of 80,000 distribution centers in 18 cities in Shandong Province. We are able to obtain information on the identity of end-users, so as to establish on-going and direct business relationships with them, providing technical training and after-sales services. Training seminars are also conducted on a regular basis for end-users, to familiarize them with our products and promote brand presence and enhance market value.

Ability to develop next generation microbial organic-inorganic compound fertilizers and slow-release compound fertilizers

Prolonged application of synthetic chemical additives to soil leads to deterioration of soil condition and water pollution. Unlike inorganic fertilizers, our microbial organic-inorganic compound fertilizer products may facilitate the preservation of soil fertility and the prevention of some plant diseases. In 1998, the State Council of the PRC launched the “Rich Soil Project” in the PRC, with the objective of improving the deteriorating arable soil condition by promoting the usage of organic fertilizers. Our microbial organic-inorganic compound fertilizer products are consistent with this government policy, and we believe they will contribute to the protection of the environment.

Full scale research and development support with patent coverage over both the fertilizer and chemical key products

Our product range of fertilizers and chemical products are covered by two patents and eight pending patents. We have a strong focus on research and development to ensure that the quality of our products are continuously improved and to accelerate the development of new products.  We believe that our capabilities in developing new products and production processes will allow our products to remain at the forefront of those available in our target markets.

Fertilizer sector receives significant support from the PRC government

In accordance with the 11th 5 year plan and the building of a new socialist countryside program, the PRC government has expressed strong support for the agricultural industry, declaring that farmers’ incomes should double from the 2008 level by 2020 and that agricultural productivity should increase. The PRC Government has also expressed support for the fertilizer industry in particular, stating that annual fertilizer production should reach 60m tonnes by 2010, representing a 25 percent increase over the 2004 level. We believe that these policies will lead to a sustained demand for fertilizers.

Our internal processes and environmental procedures are ISO9001/ISO 14000 certified

The internal processes and environmental procedures we adopted ensure that quality control, efficiency and environmental awareness are of the highest level. This has been recognized by the attaining of the internationally recognized ISO 9001 and ISO 14000 certifications.

Quality Control Standards and Procedures

Stringent quality control measures are implemented throughout the fertilizer and chemical products’ production process in accordance with national standards. Each of the plants has a quality control team in place to ensure product quality meets the standards set by the PRC Government.

The quality management and control system of the production facilities encompasses the following features:

•	Process control – well-trained management and operating personnel to optimize operations, stabilize production and ensure product quality.

•	Packaging and storage – systematic package and storage procedures are in place to ensure proper packaging and to avoid any damage to the products during storage in the Company’s warehouses.

•
Testing and Inspection – testing appliances are installed. Quality inspection teams undertake random tests of both intermediate and finished products on a sample basis to ensure the products comply with the required standards. Testing processes include checking physical appearance and composition of nutrients.

•	Machinery and equipment management – engineers and other personnel conduct regular checks and repairs to maintain production.

Intellectual Property

All of our fertilizer products are sold under the “CHANGDA” trademark, which was granted by the PRC authorities on October 14, 2008 and the “WOSIDA” trademark, which was granted by the PRC authorities on October 7, 2008.  Our products sold through China Post are sold under the “FENGTAI WOSIDA” trademark. The “CHANGDA” trademark covers a wide range of fertilizer products, including agricultural fertilizers, animal fertilizers, compound fertilizers and plant fertilizers. We sell our products under two different brand names so that we can maximize the sale our fertilizer products in the same market through a variety of different distribution channels.

All of our chemical products are also sold under the “CHANGDA” trade mark. The trademark “CHANGDA” for the chemical products was applied for in June 2006 and June 2007. The registered trademark “CHANGDA” has been granted by National Bureau of Intelligence Property on May 28, 2009 and September 7, 2009, respectively.

A total of eight patent applications have been filed in the PRC in relation to the various production methods and technology currently employed by us for our fertilizer business. In addition, we have, together with our Chief Executive Officer Mr. Qing Ran Zhu, filed two patent applications in the PRC in relation to its snow melting agent product and thiophene production methods and technology for its chemical business segment. A summary of our patents is set out below:

Company Business	Patent Description	Patent registration No.	Status	Date of patent filed/issued
Fertilizer	High silicon compound fertilizer product and its Production Process	200710110812.1	Filed	June 11, 2007
	Sprout and Article Formation Production Process for Compound Fertilizer	200610043439.8	Granted	December 12, 2007
	An Organic-Compound Fertilizer and its Production Process	200810007504.0	Filed	February 26, 2008
	Intelligent Sulfur Film Coating for Large Granular Urea or Granular Compound Fertilizers	200710195664.8	Filed	December 5, 2007
	A Soil Conditioner Containing Nitrogen and Phosphor	200810007850.9	Filed	February 26, 2008
	A Social Conditioner and its Production Process	200810007503.6	Filed	February 26, 2008
	Resin capsule fertilizer and technology (1)	200810126410.5	Filed	June 26, 2008
	Resin capsule fertilizer coating	200810126411.X	Filed	June 26, 2008
Chemical	Treatment method of a Sulphur contained Tar Waste produced in Manufacture Process for Thiophene (1)	200710195665.2	Filed	December 5, 2007
	Anti Freeze Combination and its Production Process	200610043440.0	Granted	December 25, 2007

(1) Patent application was filed in the name of Mr. Qing Ran Zhu, who has signed an instrument stating that he will assign the patents to Changda Chemical and Changda fertilizer (wherever applicable) free of consideration after the patents are granted.

Currently, two patent applications have been granted to our PRC subsidiaries and eight applications are still pending. Upon completion of the registration as the owner of the filed patents, we will be able to enjoy all rights and benefits in those patents.

In 2007, Mr. Jin Shun Chen and our chief executive officer, Mr. QingRan Zhu, were co-applicants with respect to three patent applications relating to micro-organic compound fertilizers.  These applications were rejected by the China Patent Office in Beijing. Changda Fertilizer used the underlying technology as set out in the patent applications in manufacturing its products in 2006 and 2007 and the sales of those products made up a significant portion of Changda Fertilizer’s revenues in 2006 and 2007. The products related to the patents in question are no longer in production by us and are not anticipated to be produced by us in the future.  We have been advised by our PRC counsel that the use of such technology will not subject us to any intellectual property infringement claims by Mr. Chen under PRC law.

Insurance

We currently do no maintain any property insurance for losses of any kind related to our business. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control for which we do not carry adequate insurance. Any disruption of the operations in our factories would have a significant negative impact on our ability to manufacture and deliver products, which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits. We are currently looking to maintain property insurance related to our business however we cannot assure you that we will be able to obtain and/or continue to maintain insurance with adequate coverage for liabilities or risks arising from any of our services on acceptable terms.  .

Research and Development

We devote considerable effort and resources in improving the quality of its existing products and accelerating the development of new products. We have a research and development team of 14 people. Most members of the research and development team have either bachelors or master’s degrees in related fields. They have considerable experience in soil studies, plant nutrition and fertilizers and chemistry. The main functions of the research and development team are to:

•	conduct research and technical feasibility studies on the formulae, manufacturing processes, quality and stability of the Company’s products;
•	keep the Company abreast of the latest developments in both the global and domestic chemical fertilizer markets; and
•	formulate and evaluate the strategic policies for the Company’s products to enhance their marketability.

  In addition to research and development into new products and production processes, our research and development centre also provides after-sales support and training to its distributors and customers. Such services not only help to build and strengthen customer relationships, but also allow us to receive feedback on its products for continuous development and improvement.

In 2008, we spent approximately $166,175 on research and development, or approximately 0.21% of our annual revenue.

	Amount	Percentage of annual revenue
Changda Fertilizer	$118,381	0.15%
Changda Chemical	$47,794	0.06%

In 2009, we spent approximately $123,645 on research and development, or approximately 0.17% of our annual revenue.

	Amount	Percentage of annual revenue
Changda Fertilizer	$27,264	0.04%
Changda Chemical	$96,381	0.13%

Our Competitors

Given the relatively high cost of transporting fertilizers and the poor transport links across parts of rural China, the major competitors to the Company’s fertilizer business are companies located in Shandong Province or nearby, many of which are small family-run operations. The Company also faces some competition from larger quasi-national companies, in particular:

●	Shandong Hualu-Hengsheng Chemical Co., which operates various fertilizer production lines, including those for urea and ammonia, in Dezhou, Shandong Province;

●	China Blue Chemical Ltd., which supplies an extensive range of fertilizers. It operates in the main agricultural regions of China, including Shandong Province;

●	Hubei Yihua Chemical Industry Co., which supplies the domestic market with a range of chemical fertilizers. It is based in Hubei Province in Eastern China;

●	Qinghai Salt Lake Potash, a leading fertilizer company which specializes in the production of potassium chloride, a product that it sells throughout China;

●
Sinofert Holdings Ltd. (“Sinofert”) is an investment company with shareholdings in various undertakings which operate in the PRC fertilizer market. Sinofert’s two main business streams – sources and distribution – operate nationwide. Sinofert produces all three nutrient-based fertilizers – nitrogen, phosphate and potash – as well as a range of compound products: potash is its leading profit generator.

In terms of its specialty chemicals business, competition for the Company is less clear-cut. In particular, contracts for its snow melting products normally follow the submission of tenders, both in mainland China and in overseas markets; in the latter case, the Company will normally be competing against local suppliers.

Corporate History

We were incorporated on January 25, 2007, in the state of Nevada under the name Promodoeswork.com, Inc.   We subsequently changed our name to Changda International Holdings, Inc. in connection with the acquisition of Changda International as more fully described herein.

On January 15, 2009, Allhomely acquired an aggregate of 666,667 restricted shares of our common stock from Darryl Mills, our former majority shareholder for $100,000 and also acquired an aggregate of 733,333 restricted shares of our common stock from John Spencer, Derrick Waldman, and Louis Waldman, former stockholders and affiliates of the Company, for $87,500.  Upon consummation of the foregoing, Allhomely acquired a total 1,400,000 shares, resulting in a change of control of the Company.

On February 13, 2009, we completed a “reverse acquisition” transaction, pursuant to the terms of an Exchange Agreement with Changda International.  Pursuant to the Exchange Agreement, the stockholders of Changda International transferred all of the issued and outstanding shares of common stock of Changda International to us in exchange for 15,909,988 newly issued shares and 1,956,667 existing shares of our common stock.  Upon closing of the Exchange Agreement, Changda International became our wholly owned subsidiary, with Changda International’s former stockholders acquiring a majority of the outstanding shares of our common stock.

Changda International Ltd. was incorporated on April 2, 2007 in the Republic of Marshall Islands as the holding company of our operating subsidiaries.  Changda International holds, directly or indirectly, equity interests in Changda Fertilizer, Changda Chemical, Shangdong Fengtai, and Changda Heze.

Our Corporate Structure

Our current corporate structure is set forth below:

Operations and Employees

Our major production facilities and sales offices are located in Weifang, Shandong Province in the PRC. As of May 12, 2010, we have approximately 190 employees, including our executive officers. Most of the employees work in Shandong Province.    The breakdown of the employees by function is as follows:

	Changda Fertilizer	Changda Chemical	Changda International	Total
Directors	0	0	5	5
Management and administration	8	7	4	19
Finance and Accounting	13	7	-	20
Sales and marketing	15	8	-	23
Product Development	7	7	-	14
Production	47	49	-	96
Quality Control	6	7	-	13
Total	96	85	9	190

Government Regulation

We are subject to evolving laws and regulations administered by governmental authorities at the national, provincial and city levels, some of which are, or may be, applicable to our business.

Our operations require us to comply with regulations covering a broad array of subjects. We must comply with numerous additional state and local laws relating to matters such as safe working conditions, labor and employment, environmental protection and fire hazard control. We believe we are currently in compliance with these laws and regulations in all material respects. We may be required to incur significant costs to comply with these laws and regulations in the future. Unanticipated changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on our business, financial condition and results of operations.

Our products and services are subject to regulation by governmental agencies in the PRC and Shandong Province. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses and certificates as following:

Operating license

Our operating license enables us to undertake research and development, production, sales and services of compound fertilizer, sales of pesticides, and export and import of products, technology and equipment. The registration No. is 3700004000004679, and it is valid from April 24, 2003 through September 27, 2017.   Once the term has expired, the license is renewable.

Fertilizer Registration

Fertilizer registration is required for the production of fertilizer and issued by the Ministry of Agriculture of the PRC. We have received formal fertilizer registration certificates for the following:

Registration No.	Trademark	Product Name	Main Technique Index	Certificate Issuance Date	Expiration Date
Lunongfei (2005) zhunzi 2116	Changda	Compound Fertilizer	N+P2O5+K2O≥48% (16-16-16)	June 10, 2005	June 2010
Lunongfei (2005) zhunzi 2117	Changda	Compound Fertilizer	N+P2O5+K2O≥48% (13-20-15)	June 10, 2005	June 2010
Lunongfei (2005) zhunzi 2118	Changda	Compound Fertilizer	N+P2O5+K2O≥45% (15-15-15)	June 10, 2005	June 2010
Lunongfei (2005) zhunzi 2119	Changda	Compound Fertilizer	N+P2O5+K2O≥40% (24-8-8)	June 10, 2005	June 2010
Lunongfei (2005) zhunzi 2120	Changda	Compound Fertilizer	N+P2O5+K2O≥40% (20-10-10)	June 10, 2005	June 2010
Lunongfei (2005) zhunzi 2121	Changda	Compound Fertilizer	N+P2O5+K2O≥45% (18-9-18)	June 10, 2005	June 2010
Lunongfei (2005) zhunzi 2122	Changda	Compound Fertilizer	N+K2O≥32% (24-0-8)	June 10, 2005	June 2010
Lunongfei (2008) zhunzi 5474	Changda	Compound Fertilizer	N+P2O5+K2O≥40% (16-8-16)	November 5, 2008	November 2013
Lunongfei (2009) zhunzi 5845	Changda	Compound Fertilizer	N+P2O5+K2O≥45% (15-15-15)	May 23, 2009	May 2014
Lunongfei (2009) zhunzi 6608	Changda	Compound Fertilizer	N+P2O5+K2O≥30% (15-6-9)	August 23, 2009	August 2014
Lunongfei (2009) zhunzi 6609	Changda	Compound Fertilizer	N+P2O5+K2O≥32% (15-5-12)	August 23, 2009	August 2014
Lunongfei (2009) zhunzi 6635	Changda	M-O Compound Fertilzier	N+P2O5+K2O≥30% (15-7-8)	August 23, 2009	August 2014
Lunongfei (2009) zhunzi 6636	Changda	M-O Compound Fertilzier	N+P2O5+K2O≥25% (12-5-8)	August 23, 2009	August 2014
Lunongfei (2006) zhunzi 2924	Fengtai Wosida	Compound Fertilizer	N+ K2O≥30% (20-0-10)	September 12, 2006	September 2011
Lunongfei (2006) zhunzi 2925	Fengtai Wosida	Compound Fertilizer	N+ P2O5+K2O≥40% (15-10-15)	September 12, 2006	September 2011
Lunongfei (2006) zhunzi 2926	Fengtai Wosida	Compound Fertilizer	N+ P2O5+K2O≥45% (15-15-15)	September 12, 2006	September 2011
Lunongfei (2006) zhunzi 2927	Fengtai Wosida	Compound Fertilizer	N+ P2O5+K2O≥51% (17-17-17)	September 12, 2006	September 2011
Lunongfei (2006) zhunzi 2928	Fengtai Wosida	Compound Fertilizer	N+ P2O5+K2O≥40% (24-8-8)	September 12, 2006	September 2011
Lunongfei (2006) zhunzi 2929	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥45% (15-15-15)	September 12, 2006	September 2011
Lunongfei (2006) zhunzi 3081	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥48% (16-16-16)	September 12, 2006	September 2011
Lunongfei (2006) zhunzi 3082	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥45% (18-9-18)	September 12, 2006	September 2011
Lunongfei (2006) zhunzi 3125	Fengtai Wosida	Water Flush Fertilizer	N+K2O≥30% (10-0-20)	October 25, 2006	October 2011

Lunongfei (2006) zhunzi 3126	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥15% (7-2-6)	October 25, 2006	October 2011
Lunongfei (2007) zhunzi 3459	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥54% (18-18-18)	April 16, 2007	April 2012
Lunongfei (2007) zhunzi 3460	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥51% (28-13-10)	April 16, 2007	April 2012
Lunongfei (2007) zhunzi 3523	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥45% (15-20-10)	May 15, 2007	May 2012
Lunongfei (2007) zhunzi 3524	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥40% (18-12-10)	May 15, 2007	May 2012
Lunongfei (2007) zhunzi 3728	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥45% (12-23-10)	July 18, 2007	July 2012
Lunongfei (2007) zhunzi 3729	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥45% (15-22-8)	July 18, 2007	July 2012
Lunongfei (2007) zhunzi 3730	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥45% (12-18-15)	July 18, 2007	July 2012
Lunongfei (2008) zhunzi 5467	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥40% (16-8-16)	November 5, 2008	November 2013
Lunongfei (2009) zhunzi 6553	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥32% (15-5-12)	August 23, 2009	August 2014
Lunongfei (2009) zhunzi 6554	Fengtai Wosida	Compound Fertilizer	N+P2O5+K2O≥30% (15-6-9)	August 23, 2009	August 2014

Enviromental Regulation and Certification

Our operations are subject to environmental and safety regulation in the PRC. Such regulation covers a wide variety of matters, including, without limitation, prevention of waste, pollution and protection of the environment, labor regulations and worker safety. On March 29, 2010, Changda Fertilizer, Shandong Fengtai and Changda Chemical received a certification from the Enviromental Protection Burearu of Binhai Economic Development Zone, Weifang, Shandong, stating that all activities of these three entities since inception are in compliance with the current laws and regulations of the PRC.

  Foreign Exchange Control and Administration

Foreign exchange in China is primarily regulated by:

•	The Foreign Currency Administration Rules (1996), as amended; and

•	The Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Administration Rules, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, and trade and service-related foreign exchange transactions. Conversion of Renminbi into foreign currency for capital account items, such as direct investment, loans, investment in securities and repatriation of funds, however, is still subject to the approval of SAFE. Under such rules, foreign-invested enterprises may only buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions after providing valid commercial documents and, in the case of capital account item transactions, only after obtaining approval from SAFE.

Under the Foreign Currency Administration Rules, foreign invested enterprises are required to complete the foreign exchange registration and obtain the registration certificate. Changda Fertilizer, Changda Chemical and Fengtai Fertilizer have complied with these requirements. Heze Changda is a domestic enterprise and does not have to comply with these requirements.

The value of the Renminbi against the US dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Historically, the conversion of Renminbi into foreign currencies, including US dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the US dollar. Under the new policy, the Renminbi will be permitted to fluctuate within a band against a basket of certain foreign currencies. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the US dollar.

  Regulation on Special Purpose Vehicle Incorporated or Controlled by PRC Residents

SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or “Notice 75”, on October 21, 2005, which became effective as of November 1, 2005, and the operating procedures in May 2007, collectively the SAFE rules. According to the SAFE rules, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. In addition, amended registrations are required upon (i) any change in the net assets of such offshore entity as a result of any acquisition of onshore assets or equity interests by such offshore entity or subsequent overseas equity financing, and (ii) any material change in the shareholding or capital of such offshore entity, such as changes in share capital, share transfers and long-term equity investments. PRC residents who have already incorporated or gained control of offshore entities that have acquired onshore assets or equity interests before the regulation was promulgated were required to register their shareholding in the offshore entities with the State Administration of Foreign Exchange on or before March 31, 2006.

Under the SAFE rules, the SAFE registration and amendment procedures described above are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidation distribution, equity sales proceeds, or return of funds upon a capital reduction. Further, this regulation requires repatriation into China by PRC residents of all dividend profits or capital gains that they obtain from their shareholdings in the offshore entity within 180 days upon their receipt of such profits or gain. Failure to comply with SAFE Rules will subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulation on Mergers and Acquisitions

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that purport to require offshore special purpose vehicles, or SPVs, formed for the purpose of listing and controlled by PRC individuals or companies, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

In addition, under this new regulation, mergers and acquisitions of equity or assets involving PRC enterprises by foreign investors are subject to approval by the Ministry of Commerce or local branches or other competent government authorities. If we continue our expansion through acquiring PRC domestic companies by our offshore affiliates, we will be subject to such approval requirement.

Failure to comply with this new regulation may lead to sanctions by the Ministry of Commerce or other PRC regulatory authorities that are provided for in other relevant regulations governing foreign investment, foreign exchange, taxation, business registration, securities, and administration of state-owned assets.

  Dividend Distributions

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and 2008, respectively, and various regulations issued by SAFE, and other relevant PRC government authorities, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China.

Changda Chemical, Changda Fertilizer and Fengtai Fertilizer are regulated by the laws governing foreign-invested enterprises in the PRC. Accordingly, they are required to allocate 10% of their after-tax profits based on PRC accounting standards each year to their general reserves until the accumulated amount of such reserves has exceeded 50% of their registered capital, after which no further allocation is required to be made. These reserve funds, however, may not be distributed to equity owners except in accordance with PRC laws and regulations. We cannot assure you that the PRC government authorities will not request our subsidiaries to use their after-tax profits for their own development and restrict our subsidiaries’ ability to distribute their after-tax profits to us as dividends.

Pursuant to the new EIT law and its implementing regulations, dividends payable by a foreign-invested enterprise to its foreign investors will be subject to a 10% withholding tax if the foreign investors are considered as non-resident enterprises without any establishment or place within China or if the dividends payable have no connection with the establishment or place of the foreign investors within China, to the extent that the dividends are deemed China sourced income, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Marshall Islands, where our immediate holding company is incorporated, does not have such a tax treaty with China. In addition, pursuant to a notice jointly promulgated by the Ministry of Finance and the State Administration of Taxation of the PRC on February 22, 2008, distribution of accumulated profits of foreign-invested enterprises arising before January 1, 2008 will be exempt from withholding tax even if the distribution is made after January 1, 2008 but the distribution of profits arising after January 1, 2008 will be subject to withholding tax.

PROPERTY

Overview

In China, there is no private ownership of land. Rather, all real property is owned by the government. The government issues a certificate of property right, which is transferable, generally has a term of 50 years and permits the holder to use the property.  All of our properties are suitable and adequate for the purposes for which they are used in our business.

	Address	Size (square meters)	Size (square feet)	Term
Land use right owned by Weifang Changda Fertilzer Co., Ltd	South of Mengjia Village, East of Changda Road, Binhai Economic Development Zone, Weifang	104,370	1,123,429	October 18,2006 through September 10, 2056

Land use right owned by Weifang Changda Chemicals Co., Ltd.	Lingang Industrial Zone, Binhai Economic Development Zone, Weifang	46,778	503,514	March 27, 2007 through December 27, 2056

Land Use Permit Issues

We hold a building permit in the name of Heze Changda Fertilizer Co., Ltd. for 46,794 sq. meters (503,686 sq. feet) of space at South of Beihuan Road, North of Zhouzhuang, Heze.  We are currently in the process of applying for a land use permit for this property.  Although we had entered into a letter of intent with the local government in Heze regarding the purchase of the land use rights from the state, we are still in the process of obtaining the relevant land use right certificates and building ownership certificates for the land and the constructions being built thereon. Upon obtaining the relevant certificates for these properties, we will have the legal right to occupy, let, transfer and mortgage such properties. However, we may not be able to obtain all of the title certificates we currently lack, in which case our rights as owner or occupier of the land and the constructions may be adversely affected as a result of the absence of the formal title certificates as described above and we may be subject to lawsuits or other actions. Moreover, Changda Heze may also be subject to fines of 5 to 10% of the cost of constructions built by Changda Heze on the land without first obtaining construction approvals (construction costs were approximately RMB 13.8 million, approximately $2,014,090, through December 31, 2009). On October 23, 2009, Changda Heze attended the open bid of the land which Changda Heze signed the Confirmation Letter on Land Granting after it won the bid.  Changda Heze will sign the formal land granting contract with Heze Bureau of Land. Once the contract has been signed and Changda Heze pays all premiums related to such contract, Changda Heze will obtain the certificate to have the land use right. After obtaining such certificate, Changda Heze will apply for all permits for the construction of the plant and all risks will cease to exist.

Land Lease Issues

We are also party to a land rental agreement, dated January 1, 2008 by and between Changda Chemical and the Committee for 22,500 sq. meters (242,188 sq. feet) of space located at East Xinxing Village, Binhai Economic Development Zone, Weifang pursuant to which have agreed to rent the property for 50 year term at a price of RMB 33,750 per year.    The Committee does not have the right to lease the land to Changda Chemical because the land is collectively-owned land for agricultural purposes and therefore is not permitted to be leased for industrial purposes. Although we have received written certifications from the local authority that Changda Chemical has attended to all relevant procedures using the land and that the land is, according to the municipal planning authority, intended for industrial purposes, the lease may be deemed invalid under PRC law. If the lease is terminated or invalidated, we may be forced to seek alternative premises, without entitlement to any compensation and incur additional costs relating to such relocations. Moreover, Changda Chemical may also be subject to fines of 5 to 10% of the cost of the constructions built by Changda Chemical on the land without first obtaining construction approvals (construction costs were approximately RMB 5.4m, approximately U.S. $783,000).   According to the Confirmation Letter issued by the Bihai Economic Development Zone Branch of the Weifang Bureau of Land and Resources, the land where Changda Chemical is located is under the process of acquisition by the local government.  Upon the land being turned into state-owned property, Changda Chemical may obtain the Land Use Right via the legal land granting procedure.

LEGAL PROCEEDINGS

From time to time we may become a party to certain legal actions arising out of the normal course of its business. In management’s opinion, none of these actions will have a material effect on our operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against us by any governmental agency.

MANAGEMENT

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.  Each member of the Board of Directors serves for a term of one year, or until his or her successor has been duly elected and has been qualified. Each of our officers serve until they are replaced by the Board of Directors.

Name	Age	Position
QingRan Zhu	48	Chief Executive Officer and Director
Leodegario Quinto Camacho	57	Chief Financial Officer
Jan Pannemann	36	Executive Vice President
HuaRan Zhu	55	General Manager – Changda Chemical and Director
Carsten Aschoff	39	Director
David Cohen	68	Director
Craig Marshak	50	Director

QingRan Zhu, Chief Executive Officer and Executive Director (age 48)

Mr. Zhu has been our Chairman and Chief Executive Officer since February 2009.  Since December 2000, Mr. Zhu has served as founder and chairman of Weifang Changda Fertilizer Co., Ltd., one of our subsidiaries. From 1995 until 2000, Mr. Zhu served as the Vice General Manager of Weifang Legang Food Co. Ltd., a Sino-Hong Kong joint venture. Mr QingRan Zhu is also a member of the New Type Fertilizer Professional Committee of the seventh Council of the Chinese Plant Nutrition & Fertilizer Institute, a governmental professional organization. Mr. Zhu was originally selected to serve as a director due to his deep familiarity with our business, his extensive entrepreneurial background and many years of senior management experience in the fertilizer industry.

Leodegario Quinto Camacho, Chief Financial Officer (age 57)

Mr. Camacho has been our Chief Financial Officer since February 2009. Since 1991, Mr. Camacho has been a CPA at Camacho & Camacho LLP.  Mr. Camacho has over 34 years of experience as a financial controller in both public and private companies in various industries such as manufacturing, insurance, and garment export and import in the United States and the Philippines. Mr. Camacho was instrumental in the creation of a strong accounting and finance department for a Swiss trading firm with a strong presence in Hong Kong. As a professional Certified Public Accountant for 34 years, he is a member of the American Institute of Certified Public Accountants, New Jersey Society of Certified Public Accountants and Association of Filipino-American Accountants.

HuaRan Zhu, General Manager – Changda Chemical and Director (age 55)

Mr. Zhu has been a director of the Company since February 2009. Since December 2000, Mr. Zhu has served general manager of Weifang Changda Chemical Co., Ltd., one of our subsidiaries. From 1995 to 2000 Mr. Zhu worked for Shandong Haihua Group, serving as head of workshop management and head of equipment safety.  Until 1988, Mr. Zhu served in the PRC military. Mr Zhu holds bachelors degree in business administration from Shandong Cadres Correspondence University. Mr. Zhu was originally selected to serve as a director due to his deep familiarity with our business, his extensive entrepreneurial background and many years of senior management experience in the chemical industry.

Jan Pannemann, Executive Vice President (age 36)

Mr. Pannemann has been our Executive Vice President since October 2009.  From February 2009 until October 2009, Mr. Pannemann served as our president and a director.   In 2005, Mr. Pannemann co-founded China Partners Investments Ltd., a London based advisory firm which merged with Geo Genesis Group Ltd. in 2007.  From 1999 until 2005, Mr. Pannemann worked as a free lance advisor in London primarily for German and Eastern European small and midsize entities. Mr. Pannemann has lived and worked in China since 2007.

Carsten Aschoff, Director (age 39)

Mr. Aschoff has been a director since February 2009.  Since March 2010, Mr. Aschoff has been a director of Aschoff Solar GmbH.   From  2006 until March 2010, Mr. Aschoff has been the director of Siger Trading Ltd, a U.K. company and Siger Technologies GmbH, two companies active in the production and trading of components for renewable energy systems. From July 2005 to March 2006, Since July 2005, Mr. Aschoff has been involved in freelance consulting work in the PRC, primarily involving renewable energy and environmental technologies mainly supported by the German DEG (German Investment and Development Company), as private-public-partnership projects. Between 2002 and June 2005, Mr. Aschoff was the general manager for Shandong Linuo Paradigma Co. Ltd. in Jinan, China where he was responsible for business development, production and distribution of solar thermal systems. From 1998 to 2003, Mr. Aschoff was the lecturer at the University of Applied Science HFT in Stuttgart, Faculty of Architecture – “technical development” and “sustainable building”. Between 1996 and 2001, Mr. Aschoff was working in the product management in Paradigma Energie-und Umwelttechnik GmbH & Co. KG, Karlsbad, Germany.  Mr. Aschoff was originally selected to serve as a director due to his familiarity with our business and his extensive entrepreneurial background in the manufacturing industry.

  David Cohen, Director (age 68)

Mr. Cohen has been a director of the Company since October 2009.  Since January 2010, Mr. Cohen has been of counsel at Sichenzia Ross Friedman Ference LLP.  From 2005 to 2010,  Mr. Cohen was a sole practitioner specializing in bankruptcy, reorganization, litigation and transportation matters.  From 1999 to 2005, Mr. Cohen managed the bankruptcy practice at Herzfeld & Rubin, P.C.  From 1992 to 1999, Mr. Cohen was managing partner at Cohen & Lippman, LLP. From 2001 to 2004, Mr. Cohen has served as an independent Director of Laidlaw Global Corporation, a Financial Holding company. In that function, he served as an independent Director and Member of the Audit Committee and the Compensation Committee. Mr. Cohen has served in the United States military in a communication unit based in Germany and was a Senior Executive for an Aviation company headquartered in Vienna, Austria with worldwide charter operations.  Mr. Cohen is a Graduate of New York Law School.  Mr. Cohen was selected to serve as a direct due to his familiarity with our business and his experience as a board member of non-profit and profit corporations.

  Craig Marshak, Director (age 50)

Mr. Marshak has been a director of the Company since October 2009.  Since 2007, Mr. Marshak has been head of investment banking and a partner in Trafalgar Capital Advisors, registered in Luxembourg. Mr. Marshak was active in Israel related venture capital projects having served on the Board of Directors of Arbel Capital, a Technology Investment Bank headquartered in Tel Aviv, where he served as head of International Investment Banking.  From February 1998 to January 2001, Mr. Marshak served as Co-Head of the Nomura Technology and Growth Capital Principal Investment Fund and Corporate Finance group.    Mr. Marshak graduated with a bachelors degree, summa cum laude, in Economics and Political Science from Duke University, Durham, North Carolina, and during that time received a one year Roger Alan Opel Scholarship to attend the London School of Economics. He also received a J.D. degree from the Harvard Law School.  Mr. Marshak was selected to serve as a direct due to his experience in the financial industry.

Board Qualifications

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of the Board. When evaluating candidates for election to the Board, the Nominating Committee seeks candidates with certain qualities that it believes are important, including integrity, an objective perspective, good judgment, leadership skills. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions. Some of our directors have served in our operating entities, Changda Fertilizer and Changda Chemical, for many years and benefit from an intimate knowledge of our operations and corporate philosophy.

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

 Committees of the Board

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Our board of directors has had three committees - the audit committee, the compensation committee and the corporate governance/nominating committee.

Audit Committee and Audit Committee Financial Expert

Our audit committee consists of three independent directors: David Cohen, Craig Marshak and Carsten Aschoff. Our board of directors has determined, based on information furnished by Mr. Marshak and other available information, that he meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Exchange Act of 1934, as amended. On September 30, 2009, Craig Marshak was appointed to serve as chairman of the audit committee, and to serve as our audit committee financial expert.

The responsibilities of our audit committee includes:

•
assist the Board of Directors in fulfilling its responsibilities by reviewing (i) the financial reports provided by the Company to the Securities and Exchange Commission, the Corporation's stockholders or to the general public, and (ii) the Corporation's internal financial and accounting controls,

•	oversee the appointment, compensation, retention and oversight of the work performed by any independent public accountants engaged by the Corporation
•	recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of the Corporation's financial condition and results of operations
•
recommend, establish and monitor procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters,

•	engage advisors as necessary, and
•	determine the funding from the Corporation that is necessary or appropriate to carry out the Committee's duties.

 Compensation Committee

Our compensation committee consists of three independent directors: David Cohen, Craig Marshak and Carsten Aschoff. On October 8, 2009, David Cohen was appointed to serve as chairman of the compensation committee. Our compensation committee will provide assistance to the Board of Directors in discharging the Board of Directors' responsibilities relating to management organization, performance, compensation and succession.

Nominating Committee

Our nominating committee consists of three independent directors: David Cohen, Craig Marshak and Carsten Aschoff. On October 8, 2009, Carsten Aschoff was appointed to serve as chairman of the nominating committee.  The nomination committee will be involved evaluating the desirability of and recommending to the board any changes in the size and composition of the board, evaluation of and successor planning for the chief executive officer and other executive officers.

Code of Ethics

  We have adopted a code of ethics that applies to our officers, directors and employees, including our chief executive officer, senior executive officers, principal accounting officer, and other senior financial officers. A copy of our code of ethics is available on our website at www.changdastock.com and will also be provided to any person without charge, upon written request sent to us at our offices located at 10 th Floor Chenhong Building, No. 301East Dong Feng Street, Weifang, Peoples Republic of China.

Director Independence

Three of our directors, Craig Marshak, David Cohen and Carsten Aschoff, are independent directors, using the Nasdaq definition of independence.  These three directors comprise the audit, compensation and nominating committee.

Compliance With Section 16(a) Of The Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. During the fiscal year ended December 31, 2009, all of our officers, directors and 10% stockholders were late in the filing of their Form 3’s.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2009 and 2008 by the Chief Executive Officer and each of our other two highest paid executives whose total compensation exceeded $100,000 during the fiscal years ended December 31, 2009 and 2008 (if any).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Qingran Zhu Chief Executive Officer	2009 2008	$129,000(1) $34,473	$29,000 --	-- --	-- --	-- --	-- --	$1,000 --	$159,000 $34,473

HuaRan Zhu General Manager – Changda Chemical and Director	2009 2008	$104,000(2) $10,916	$12,000 --	-- --	-- --	-- --	-- --	$1,000 --	$117,000 $10,916

(1)
Mr. Zhu has accrued his salary owed pursuant to the terms of his employment agreement for 2009.  Mr. Zhu was paid an annual salary of $9,000 by Changda Fertilizer for the fiscal year ended December 31, 2009 which was in addition to amounts owed pursuant to his employment agreement.

(2)
Mr. Zhu has accrued his salary owed pursuant to the terms of his employment agreement for 2009.  Mr. Zhu was paid an annual salary of $4,000 by Changda Chemical for the fiscal year ended December 31, 2009 which was in addition to amounts owed pursuant to his employment agreement.

Outstanding Equity Awards at Fiscal Year-End

There were no unexercised options, unvested stock awards or equity incentive plan awards for any of our executive officers outstanding as of December 31, 2009.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

On December 8, 2008, our wholly owned subsidiary, Weifang Changda Fertilizer Co., Ltd., entered into a three-year employment contract with QingRan Zhu, our Chairman and Chief Executive Officer. Pursuant to the Agreement, Mr. Zhu will act as general manager of the Company with a base salary of $120,000 per annum. On the three year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. In addition, Mr. Zhu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. Mr. Zhu is also entitled to receive an annual bonus at the discretion of Weifang based on its performance.  The Company may terminate Mr. Zhu with or without cause at its sole discretion.  Upon termination of Mr. Zhu’s employment not for cause, he shall be entitled to 50% of his average monthly regular salary for the preceding twelve months from the date of termination for an additional twelve months.  During the term of his employment and for a period of two years thereafter, Mr. Zhu will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

On December 8, 2008, our wholly owned subsidiary, Weifang Changda Chemical Co., Ltd., entered into a three-year employment contract with HuaRan Zhu, our Director. Pursuant to the Agreement, Mr. Zhu will act as general manager of the Company with a base salary of $100,000 per annum. On the three year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. In addition, Mr. Zhu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. Mr. Zhu is also entitled to receive an annual bonus at the discretion of Weifang based on its performance.  The Company may terminate Mr. Zhu with or without cause at its sole discretion.  Upon termination of Mr. Zhu’s employment not for cause, he shall be entitled to 50% of his average monthly regular salary for the preceding twelve months from the date of termination for an additional twelve months.  During the term of his employment and for a period of two years thereafter, Mr. Zhu will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

DIRECTOR COMPENSATION

The following table sets forth summary information concerning the total compensation paid to our non-employee directors in 2009 for services to our company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Carsten Aschoff (1)	$14,667	--	$2,564	--	--	--	$17,231
Craig Marshak (2)	$3,000	$42,250	--	--	--	--	$45,250
David Cohen (3)	$3,000	$33,741	$22,988	--	--	--	$59,729

(1)
In connection with his appointment as a director, Mr. Marshak will be paid an annual fee of $12,000, payable in monthly installments and was granted a warrant to purchase 6,667 shares of the Company’s common stock with an exercise price of $4.80 per share.

(2)	In connection with his appointment as a director in October 2009, Mr. Marshak will be paid an annual fee of $12,000, payable in monthly installments and was granted 25,000 shares of common stock.
(3)
In connection with his appointment as a director in 2009, we agreed to pay Mr. Cohen will be paid an annual fee of $12,000, payable in monthly installments and was granted 9,000 shares of common stock and a two-year warrant to purchase 3,000 shares of common stock with an exercise price of $4.50 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of May 12, 2010, with respect to the beneficial  ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of   the Company's executive officers and directors; and (iii) the Company's directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Executive Officers and Directors	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of common stock (2)

Jan Pannemann(5) Vice President	7,378,658	38.9%

Huaran Zhu (3) General Manager – Changda Chemical and Director	2,144,000	11.3%

Craig Marshak Director	25,000	*

David Cohen (8) Director	12,000	*

Leodegario Quinto Camacho Chief Financial Officer	10,000	*

Carsten Aschoff (7) Director Lindenstr. 10 D-91580 Petersaurach Germany	6,667	*

Qingran Zhu (5)(6) Chief Executive Officer and Director	0	*

All Directors and Executive Officers as a Group (7 Persons)	9,576,325	50.5%

5% Stockholders
	AllHomely International Limited (5)(6) c/o Weifang Changda Fertilizer Co. Limited 10 th Floor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	7,378,658	38.9%

	Exceed International Limited (4) c/o Weifang Changda Fertilizer Co. Limited 10 th Floor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	3,877,334	20.45%

	Hudson International Limited (3) c/o Weifang Changda Fertilizer Co. Limited 10 th Floor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	2,144,000	11.3%

* less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Changda International Holdings, Inc., 10th Floor Chenhong Building, No. 301 East Dong Feng Street, Weifang, Shandong, People’s Republic of China 261041.

(2)
In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on May 12, 2010, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on May 12, 2010, which was 18,964,025, and (ii) the total number of shares that the beneficial owner may acquire upon exercise of any warrants, options and conversion of any convertible securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(3)
Represents the shares owned by Hudson International Limited (“Hudson”).  Hudson is owned by our director, Huaran Zhu, and Wen Jun Wang, own 79% and 21% of the interest in Hudson, respectively.  Huaran Zhu is the sole officer and director of Hudson. Huaran Zhu, the majority shareholder of Hudson, has sole voting and dispositive control over the shares of common stock owned by Hudson.

(4)
FenRan Zhu, the sister of Qingran and Huaran Zhu, owns 42% of Exceed International Limited (“Exceed”). Gang Zhang and Tao Wang own 31% and 27% of Exceed International Limited, respectively. Ms. Zhu is the sole officer and director of Exceed.  By virtue of her role as sole officer and director of Exceed, Ms. Zhu has sole voting and dispositive control over the shares of common stock owned by Exceed.

(5)
Represents the shares owned by AllHomely International Limited (“AllHomely”). Qingran Zhu and Mr. Jan Pannemann our Chief Executive Officer and Executive Vice President, are the sole officers and directors of AllHomely and own 23% and 77% of the interests in AllHomely, respectively.  Mr. Pannemann, the majority shareholder of AllHomely, has voting and dispositive control over the shares of common stock owned by AllHomely.

(6)
Qingran Zhu, our Chief Executive Officer and director, is an officer and director of AllHomely, but does not hold voting or dispositive control over the common stock owned by AllHomely.  Accordingly, Mr. Zhu disclaims beneficial ownership of these shares.

(7)	Represents a two-year warrant to purchase up to 6,667 shares of common stock at $4.80 per share received by Mr. Aschoff as partial payment for his services as a director.

(8)
Represents (i) 9,000 shares of common stock and (ii) a warrant to purchase 3,000 shares of common stock with an exercise price of $4.50 per share received by Mr. Cohen as partial payment for his services as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 18, 2009, Shangdong Fengtai Fertilizer Co., Ltd. entered into a loan contract with Agricultural Bank of China, Shouguang Branch, for a loan in the amount of RMB 4,500,000. The loan is due and payable on September 17, 2010. The interest rate should be 30% more than the Benchmark Lending Rate issued by the China Central Bank and should be adjusted every month, with the executed interest rate as 6.903%. Interests should be paid monthly. The loan is secured by the real property of Weifang Changda Chemicals Co., Ltd., our subsidiary.

On September 3, 2009, Changda Fertilizer entered into a Credit Facility Agreement with the China Merchants Bank, Weifang Branch, for a credit facility in the amount of RMB 10,000,000. The loan is due and payable on the maturity date of September 2, 2010. The interest rate is to be determined on application of loans under the credit facility agreement. The maximum amount under the credit facility agreement is guaranteed by Changda Chemicals and Qingran Zhu, our chief executive officer, through separate Maximum Irrevocable Guarantee Agreements, effective September 3, 2009. Pursuant to the Maximum Irrevocable Guarantee Agreements, Changda Chemicals and Qingran Zhu are jointly and severally liable for any unpaid loans, interests, or fees arising under the agreement. Pursuant to the Credit Facility Agreement, on September 3, 2009, Changda Fertilizer applied for a loan in the amount of RMB 5,000,000. The loan is due and payable on the maturity date of September 2, 2010. The loan is subject to a fixed annual interest rate 6.372%. In the case of unauthorized use of the loan, the annual interest rate is 100% more than the 12-month Benchmark Lending Rate issued by China Central Bank on the date of unauthorized use.

On January 12, 2009, Huaran Zhu entered into a personal Loan Contract with Shandong Shouguang Rural Cooperative Bank for a loan in the amount of RMB 1,400,000. The loan is subject to a monthly interest rate of 40% more than the Benchmark Interest Rate. The interest is due and payable on the 20th of each month and the principal on the maturity date of January 5, 2010. The loan is guaranteed by Fenran Zhu and Xueran Zhu through a separate Guarantee Contract, effective January 12, 2009, pursuant to which Fenran Zhu and Xueran Zhu are jointly and severally liable for the loan. The loan is also secured by a mortgage of a real property owned by Weifang Xinli Architectural Decoration Co., Ltd.  This loan was repaid in full on January 5, 2010.

On June 4, 2008, Changda Fertilizer entered into a loan agreement with Qingran Zhu, our chief executive officer, for an unsecured loan in the amount of RMB 6,883,000. The loan is not subject to any interest. The loan is due and payable on June 4, 2010.

On February 18, 2008, Changda Fertilizer entered into a Purchase Agreement with Changle Hengrui Trading Co., Ltd., or Changle. Pursuant to this agreement, Changda Fertilizer purchased from Changle 200 tonnes of slow-released urea at the price of RMB 2,860 per ton and 100 tonnes of light-burnt magnesium powder at the price of RMB 500 per ton, totaling RMB 622,000. Lijiang Wang, Tao Wang and Cairan Zhu owned 40%, 30% and 30% of the outstanding capital stock of Changle, respectively.  Lijiang Wang and Tao Wang are our employees.  Cairan Zhu is related to QingRan Zhu and HuaRan Zhu, our chief executive officer and director, respectively.

On June 10, 2008, Changda Chemicals entered into an agreement with Huaran Zhu for an unsecured loan in the amount of RMB 10,258,000. The loan is not subject to any interest.  Huaran Zhu is a director of the Company.  In 2009, the Company repaid RMB 5,520,000 to Mr. Zhu.

In December 2007 and June 2008, QingRan Zhu, our chief executive officer, submitted a patent on a chemical and fertilizer product, respectively.  Mr. Zhu has signed an instrument stating that he will assign each patent, as applicable, to Changda Chemical and Changda Fertilizer, respectively, free of consideration after the respective patent(s) are granted by the China Patent Office.

  UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. Subject to the terms and conditions stated in the underwriting agreement, the underwriters named below have agreed to purchase and we have agreed to those underwriters, the number of units set forth opposite the underwriters’ names. Chardan Capital Markets, LLC is the representative of the underwriters.  The representative’s address is 17 State Street, New York, New York 10004.

Number of
Underwriters	Units
Chardan Capital Markets LLC
Total

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The underwriters are committed to purchase all of the units, if any are purchased, other than the units covered by the over-allotment option described below.

We have granted to the underwriters an over-allotment option to purchase up to [________] additional units from us at the same price to the public, less underwriting discounts. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus to cover over-allotments, if any.

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $[____]. The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per share paid by us		-
Total

The public offering price of the units and the number of units to be included in the public offering has been determined by agreement between us and the representative. Although our shares are currently quoted on the “OTCBB” market and these quotations are an important factor in determining the public offering price, these quotations cannot be the sole factor in determining the public offering price because the trading market for the our shares of common stock has been generally inactive and illiquid. Among the other factors considered in determining the public offering price of the units and the number of units to be included in the public offering, in addition to prevailing market conditions and our market price, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

The units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount of up to $0.___ per unit from the public offering price. If all the units are not sold at the public offering price, the representative may change the offering price and the other selling terms. Any such securities dealers may resell any units purchased from the underwriters to certain other brokers or dealers at a discount up to US$0.___ per share from the public offering price.

We have agreed to pay all fees and expenses we incur in connection with this offering and we have agreed to pay 1% of the gross proceeds of this offering to the representative as a non-accountable expense allowance and the reasonable fees and expenses of underwriters’ counsel up to a maximum of $350,000. Such costs and expenses incurred by the underwriters and paid by us, are deemed underwriting compensation by FINRA.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We have also granted the representative a 12 month right of first refusal to act as lead placement agent in any future private placement of the Company’s securities in which the Company elects to engage a placement agent or as a lead managing underwriter on any public offering of securities of the Company.

We have agreed to sell to the representative, for $100, an option to purchase up to a total of ______ units (7% of the units offered hereby). The units issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $____ per unit, and may be exercised on a cashless basis, commencing one year from the date of this prospectus and expiring five years from the date of this prospectus. The option and the ______units, the ______ shares and the ________ warrants underlying such units, and the _________ shares underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to the FINRA Conduct Rules that they may be transferred to except to any underwriters and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders one demand right and unlimited “piggy back” rights with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves.

We have agreed that we will not, without the prior consent of the representative, for a period of  12 months following the date of this prospectus, cause a private or public sale or private or public offering of any of our securities (in any manner) owned by our directors or officers or any of their affiliates. We have also agreed to cause such insiders to execute an agreement abiding by these restrictions. Such lock-up period will be automatically extended if: (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

Our units are quoted on the OTCBB under the symbols “CIHD.OB.” Each of the units offered hereby consists of one share of common stock and one Class A warrant, each warrant to purchase one-half of a share of common stock. We have applied to list our shares of common stock on the NYSE Amex under the symbol “___”.

In connection with the offering, the underwriters may purchase and sell our units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional units from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase additional units pursuant to the option granted them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, units made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased units sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

The following information describes our capital stock as well as certain provisions of our certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. As of May 12, 2010, we had 18,964,025 shares of common stock outstanding.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of 50% or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock.

Dividend Policy

We have not declared or paid any cash dividends and do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay cash dividends on common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operation, capital requirements and other factors our board of directors may deem relevant. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. The payment of cash dividends on the common stock included in the units is unlikely in the foreseeable future.

Class A Warrants

Each Class A warrant entitles the holder to purchase one share of our common stock at a price of $      per share, subject to adjustment as discussed below, at any time commencing 60 days after issuance. The Class A warrants will expire on ______, 2015 at 5:00 p.m., New York City time. The Class A warrants are not redeemable.

The exercise price and number of shares of common stock issuable on exercise of the Class A warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class A warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

The Class A warrants may be exercised upon surrender of the warrant on or prior to the expiration date at the offices, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Class A warrants being exercised. The Class A warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Class A warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class A warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Class A warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class A warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A warrants. We will use our reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class A warrants until the expiration of the Class A warrants. However, we cannot assure you that we will be able to do so. The Class A warrants may be deprived of any value and the market for the Class A warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class A warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A warrants reside.

No fractional shares will be issued upon exercise of the Class A warrants. However, we will pay to the Class A warrantholder, in lieu of the issuance of any fractional share that is otherwise issuable to the Class A warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of           units at a per-unit price of $     . For a more complete description of the purchase option, including the terms of the units underlying the option, see the section of this prospectus entitled “Underwriting.”

 February 2010 Notes and Warrants

    On February 3, 2010, we issued promissory notes in the aggregate of $900,000 to certain accredited investors.  The notes bear interest at 20% and mature on August 3, 2010.  The investors received warrants to purchase an aggregate of 495,000 shares of common stock.  Each warrant is exercisable until February 2013 at an initial exercise price of $2.25 per share.  The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement on February 3, 2011.  In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

Option Plans

    As of the date hereof, there are no awards granted under any option or other incentive plan.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the acquisition, ownership and disposition of our units, common stock or [Class A] warrants, which are sometimes referred to collectively as our “securities,” purchased by an investor pursuant to this offering. As used in this discussion, references to “we”, “our” and “us” refers only to Changda International Holdings, Inc.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25 percent enterprise income tax rate on their worldwide taxable income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50 percent or more of the board members with voting rights or senior management habitually reside in the PRC.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the resident enterprise status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us and/or Changda International Ltd. If the PRC tax authorities determine that we and/or Changda International Ltd. are a “resident enterprise” under the EIT Law, a number of tax consequences could follow. First, we and/or Changda International Ltd. could be subject to the enterprise income tax at a rate of 25 percent on our and/or Changda International Ltd.’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from enterprise income tax. As a result, if we and Changda International Ltd. are each treated as a “qualified resident enterprise,” all dividends paid from the PRC Operating Companies to us (through Changda International Ltd.) should be exempt from PRC tax.

As of the date of this prospectus, there has not been a definitive determination by us, Changda International Ltd. or the PRC tax authorities as to the “resident enterprise” or “non-resident enterprise” status of us or Changda International Ltd.. However, since it is not anticipated that we and/or Changda International Ltd. would receive dividends or generate other income in the near future, we and Changda International Ltd. are not expected to have any income that would be subject to the 25 percent enterprise income tax on worldwide taxable income in the near future. We and Changda International Ltd. will make any necessary tax payment if we or Changda International Ltd. (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we or Changda International Ltd. are a resident enterprise under the EIT Law, and if we or Changda International Ltd. were to have income in the future.

Dividends From the PRC Operating Companies

If Changda International Ltd. is not treated as a resident enterprise under the EIT Law, then dividends that Changda International Ltd. receives from the PRC Operating Companies may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25 percent will normally be applicable to “non-resident enterprises” which (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10 percent will normally be applicable to dividends payable to non-resident enterprises which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis. We and Changda International Ltd. are holding companies and substantially all of our income and that of Changda International Ltd. may be derived from dividends. Thus, if we and/or Changda International Ltd. are considered a “non-resident enterprise” under the EIT Law and the dividends paid to us and/or Changda International Ltd. are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

We are a U.S. holding company which owns a 100 percent equity interest in a subsidiary in the Marshall Islands (Changda International Ltd.), which in turns owns, directly or indirectly, 100 percent of the equity interests in the PRC Operating Companies. As a result, if Changda International Ltd. were treated as a “non-resident enterprise” under the EIT Law, then dividends that Changda International Ltd. receives from the PRC Operating Companies (assuming such dividends were considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax.  Similarly, if we were treated as a “non-resident enterprise” under the EIT Law and Changda International Ltd. were treated as a “resident enterprise” under the EIT Law, then dividends that we receive from Changda International Ltd. (assuming such dividends were considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Changda International Ltd. As described above, however, the PRC Operating Companies are not expected to pay any dividends in the near future. We and Changda International Ltd. will make any necessary tax withholding if, in the future, the PRC Operating Companies were to pay any dividends and we or Changda International Ltd. (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we or Changda International Ltd. are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Enterprise Investors Receive From Us; Gain on the Sale or Transfer of Our Securities

If dividends payable to (or gains realized by) our enterprise (but not individual) investors that are not tax residents of the PRC (“non-resident investors”) are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain derived by such investors on the sale or transfer of our securities may be subject to tax under the PRC tax laws.

Under the PRC tax laws, PRC withholding tax at the rate of 10 percent is applicable to dividends payable to non-resident investors which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of our securities by such investors is also subject to 10 percent PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our securities, or gain non-resident investors may realize from the sale or transfer of our securities, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10 percent. In such event, we may be required to withhold a 10 percent PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our securities may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our securities if such non-resident investors and the gain satisfy the requirements under the PRC tax laws. However, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. enterprise investors) may realize from the sale or transfer of our securities.

If we were to pay any dividends in the future, and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the PRC tax laws, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the PRC tax laws (including U.S. enterprise investors) realize any gain from the sale or transfer of our securities and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10 percent PRC income tax on the gain from the sale or transfer of our securities. As indicated above, under the PRC tax laws, we would not have an obligation to withhold PRC tax in respect of the gains that non-resident investors (including U.S. enterprise investors) may realize from the sale or transfer of our securities.

On December 10, 2009, the SAT released Circular Guoshuihan No. 698 (“Circular 698”) that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1 2008. According to Circular 698, where a non-resident investor who indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5 percent or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our securities if such non-resident investors and the gain satisfy the requirements under the PRC tax laws, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-Resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our securities is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05 percent of the overdue amount, beginning from the day the deferral begins) and a fine ranging from 50 percent to 500 percent of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50 percent to 500 percent of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material United States federal income tax consequences to an investor of the acquisition, ownership and disposition of our units, common stock and Class A warrants, which are sometimes referred to collectively as our “securities,” purchased by the investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refers only to Changda International Holdings, Inc. Because the components of a unit are separable at the option of the holder, the holder of a unit should be treated, for U.S. federal income tax purposes, as the owner of the underlying common stock and warrant components of the unit, as the case may be. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of common stock and warrants should also apply to the holders of units (as the deemed owners of the common stock and warrants underlying the units).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder of our securities based on such holder’s individual circumstances. In particular, this discussion considers only holders that will own our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting stock;

•	persons that acquired our securities pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATIES.

Allocation of Purchase Price and Characterization of a Unit

While not free from doubt, each unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of common stock and one warrant to acquire one-half a share of common stock. For U.S. federal income tax purposes, each holder of a unit generally must allocate the purchase price of a unit between the share of common stock and the warrant that comprise the unit based on the relative fair market values of each at the time of issuance. The price allocated to each share of common stock and the warrant generally will be the holder’s tax basis in such share or warrant, as the case may be. While uncertain, the IRS, by analogy to the rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that any allocation of the purchase price that we make will be binding on a holder of a unit, unless the holder explicitly discloses in a statement attached to the holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit that the holder’s allocation of the purchase price between the share of common stock and the warrant that comprise the unit is different from our allocation. Our allocation is not, however, binding on the IRS.

Each U.S. Holder is advised to consult its own tax advisor with respect to the risks associated with an investment in a unit (including alternative characterizations of a unit) and regarding the risks associated with an allocation of the purchase price between the share of common stock and the warrant that comprise a unit that is inconsistent with any allocation of the purchase price that we may make. The balance of this discussion assumes that the characterization of the units and any allocation of the purchase price as described above are respected for U.S. federal income tax purposes.

U.S. Holders

Taxation of Distributions

A U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the shares of our common stock. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such distribution in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “—Taxation on the Disposition of Common Stock and Warrants” below.

Any dividends we pay to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If a PRC tax applies to any dividends paid to a U.S. Holder on our common stock, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder should be entitled to certain benefits under the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), if such holder is considered a resident of the United States for purposes of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Possible Constructive Distributions

If an adjustment is made to the number of shares of common stock for which a warrant may be exercised or to the exercise price of a warrant, the adjustment may, under certain circumstances, result in a constructive distribution that could be taxable as a dividend to the U.S. Holder of the warrant. Conversely, the absence of an appropriate anti-dilution adjustment may result in a constructive distribution that could be taxable as a dividend to the U.S. Holders of our common stock.

Taxation on the Disposition of Common Stock and Warrants

Upon a sale or other taxable disposition of our common stock or warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock or warrants. See “— Exercise of a Warrant” below for a discussion regarding a U.S. Holder’s basis in the one-half share of common stock acquired pursuant to the exercise of a warrant.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 15 percent for taxable years beginning before January 1, 2011 (and 20 percent thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC tax applies to any gain from the disposition of our common stock or warrants by a U.S. Holder, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder should be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Exercise of a Warrant

A U.S. Holder generally will not be required to recognize gain or loss by reason of its exercise of a warrant for cash (except for any cash received in lieu of a fractional share of common stock). The U.S. Holder’s tax basis in the one-half share of common stock it receives upon exercise of the warrant for cash generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant and the exercise price of the warrant. The U.S. Holder’s holding period for the one-half share of common stock received upon exercise of the warrant for cash generally will begin on the date following the date of exercise of the warrant and will not include the period(s) during which the U.S. Holder held the warrant.

Cash received upon exercise of a warrant in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange. A U.S. Holder generally will recognize gain or loss on the receipt of such cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

Expiration of a Warrant

Upon expiration of a warrant, a U.S. Holder generally will recognize a loss in an amount equal to the U.S. Holder’s tax basis in the warrant. Any such loss generally will be treated as a capital loss and will be long-term capital gain or loss if the warrant was held by the U.S. Holder for more than one year at the time of such expiration. The deductibility of capital losses is subject to various limitations.

Additional Taxes After 2012

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8 percent Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our securities.

Non-U.S. Holders

Taxation of Distributions

Any cash distribution we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a Non-U.S. Holder with respect to shares of our common stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). In satisfying the foregoing withholding obligation with respect to a distribution, we may withhold up to 30 percent of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “—Taxation on the Disposition of Common Stock and Warrants” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. A Non-U.S. Holder should consult with its own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a U.S. Holder. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Exercise or Expiration of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the expiration of a warrant, generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, or the expiration of a warrant held by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” and “—Expiration of a Warrant” above.

Taxation on the Disposition of Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our common stock or warrants, unless:

•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the security disposed of, and, generally, in the case where our securities are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5 percent of our securities, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the security disposed of. There can be no assurance that our securities will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a U.S. Holder. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Based on the current composition of the assets of us and our subsidiaries, we believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future). Non-U.S. Holders, particularly those Non-U.S. Holders that could be treated as actually or constructively holding more than 5 percent of our securities, should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our securities.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our securities to or through the United States office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our securities by, a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP in New York, New York.  Sichenzia Ross Friedman Ference is the owner of 50,000 shares of our common stock.  Certain legal matters in conection with this offering will be passed upon for the underwriters by Loeb & Loeb LLP.

EXPERTS

The financial statements of Changda International Holdings, Inc. as of and for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Mazars CPA Limited, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov.

This prospectus is part of a registration statement we filed with the SEC.  We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Changda International Holdings, Inc.

Index to Consolidated Financial Statements

Page

Changda International Holdings, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2009 and 2008	F-3
Consolidated Statements of Operations and other Comprehensive Income for the years ended December 31, 2009 and 2008	F-4
Consolidated Statements of Stockholders Equity for the years ended December 31, 2009 and 2008	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008	F-6
Notes to Consolidated Financial Statements	F-7 - F-31

Report of Independent Registered Public Accounting Firm

To the Audit Committee, Board of Directors and Stockholders of
Changda International Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Changda International Holdings, Inc. and its subsidiaries (“the Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and other comprehensive income, stockholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the consolidated results of its operations and cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mazars CPA Limited
Mazars CPA Limited
Certified Public Accountants
Hong Kong
March 31, 2010

Changda International Holdings, Inc.
Consolidated Balance Sheets
As of December 31, 2009 and 2008

		As of December 31,
		2009	2008
	Note	US$’000	US$’000
ASSETS

Current assets
Cash and cash equivalents		2,275	575
Trade and other receivables, net	7	17,052	9,098
Inventories	8	3,033	4,158
Prepaid lease payments, net	9	37	37
Government grant receivables in respect of tax	5	2,720	2,713

Total current assets		25,117	16,581

Intangible assets		4	4
Property, plant and equipment, net	10	15,372	16,809
Prepaid lease payments, net	9	1,687	1,720

Total assets		42,180	35,114

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Trade and other payables	11	3,908	3,147
Other short-term borrowings		1,833	1,629
Short-term interest-bearing borrowings	12	6,172	1,940
Income tax payables		3,172	2,975

Total current liabilities		15,085	9,691

Deferred government grants	13	793	809
Long-term interest-bearing borrowings	12	-	2,408
Shareholders’ loan		-	1,004

Total liabilities		15,878	13,912

Commitments and contingencies	17	-	-

Stockholders’ equity
common stock, par value $0.001 per share, 100,000,000 shares authorized, 18,964,025 shares issued and outstanding as of December 31, 2009 and 53,599,965 shares issued and outstanding as of December 31, 2008	16	19	54
Additional paid-in capital		5,465	5,001
Statutory reserves	14	2,637	2,264
Accumulated other comprehensive income		1,324	1,310
Accumulated profits		16,857	12,573

Total stockholders’ equity		26,302	21,202

Total liabilities and stockholders’ equity		42,180	35,114

The financial statements should be read in conjunction with the accompanying notes.

Changda International Holdings, Inc.
 Consolidated Statements of Operations and Other Comprehensive Income
For the years ended December 31, 2009 and 2008

		Years ended December 31,
		2009	2008
	Note	US$’000	US$’000

Operating revenues		73,073	80,958

Cost of sales		(60,237)	(67,907)

Gross profit		12,836	13,051

Operating expenses
Depreciation of property, plant and equipment		(269)	(250)
Amortization of intangible assets		(1)	-
Amortization of prepaid lease expenses		(37)	(33)
Selling, general and administrative expenses		(6,236)	(5,839)

Operating income		6,293	6,929

Subsidies received		15	23
Reversal of provision of doubtful debts		76	-
Other income		73	57
Interest income		3	16
Interest expenses		(330)	(449)

Income before income taxes		6,130	6,576

Income taxes	5	(1,473)	(931)

Net income		4,657	5,645

Other comprehensive income
Foreign currency translation adjustment		14	1,025

Total comprehensive income		4,671	6,670

Earnings per common stock ($)	6
Basic		0.25	0.32

Diluted		0.25	0.32

Weighted average number of common stocks	6
Basic		18,769,801	17,866,655

Diluted		18,941,192	17,866,655

The financial statements should be read in conjunction with the accompanying notes.

Changda International Holdings, Inc.
 Consolidated Statements of Stockholders Equity
For the years ended December 31, 2009 and 2008

	common stock issued
	Number of shares	Amount	Additional paid-in capital	Statutory reserves	Accumulated other comprehensive income	Accumulated profits	Total stockholders' equity
		US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Balance as of January 1, 2008	53,599,965	54	5,001	1,323	285	7,869	14,532

Net income	-	-	-	-	-	5,645	5,645
Transfer to statutory reserves	-	-	-	941	-	(941)	-
Foreign currency translation adjustment	-	-	-	-	1,025	-	1,025
Balance as of December 31, 2008	53,599,965	54	5,001	2,264	1,310	12,573	21,202

Recapitalization upon reverse acquisition	2,929,999	3	(3)	-	-	-	-
Issuance of stock for consultancy services	60,000	-	87	-	-	-	87
Issuance of stock for employees	79,200	-	95	-	-	-	95
Issuance of stock for directors	34,000	-	76	-	-	-	76
Stock based compensation	-	-	171	-	-	-	171
Reverse stock split (Note)	(37,739,139)	(38)	38	-	-	-	-
Net income	-	-	-	-	-	4,657	4,657
Transfer to statutory reserves	-	-	-	373	-	(373)	-
Foreign currency translation adjustment	-	-	-	-	14	-	14

Balance as of December 31, 2009	18,964,025	19	5,465	2,637	1,324	16,857	26,302

Note :
On September 30, 2009, the board of directors approved a one-for-three reverse stock split of the common stock of the Company without changing its par value, which has become effective since October 14, 2009. The difference in value of common stock issued without changing the par value as a result of the reverse stock split of US$38,000 has been credited to additional paid-in capital.

The financial statements should be read in conjunction with the accompanying notes.

Changda International Holdings, Inc.
  Consolidated Statements of Cash Flows
For the years ended December 31, 2009 and 2008

	Years ended December 31,
	2009	2008
	US$’000	US$’000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	4,657	5,645
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	1,699	1,568
Amortization of prepaid lease payments	37	33
Exchange differences	(38)	72
Government grants recognized	(18)	(17)
(Reversal of) Provision for doubtful debts	(76)	75
Provision for obsolete inventories	98	-
Loss (gain) on disposal of property, plant and equipment	2	(1)
Issuance of stock for consultancy services	87	-
Issuance of stock for employees	95	-
Issuance of stock for directors	76	-
Stock based compensation	171	-
Changes in operating assets and liabilities:
Inventories	1,037	(2,454)
Government grant receivable in respect of taxation	-	(702)
Trade and other receivable, net	(7,856)	(3,419)
Trade and other payables	753	125
Income tax payable	190	964

Net cash provided by operating activities	914	1,889

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(224)	(3,279)
Proceeds from disposal of property, plant and equipment	1	43

Net cash used in investing activities	(223)	(3,236)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend paid	-	(35)
New bank and other loans issued	3,101	7,845
Repayment of bank and other loans	(2,094)	(7,266)

Net cash provided by financing activities	1,007	544

Net increase (decrease) in cash and cash equivalents	1,698	(803)

Cash and cash equivalents at beginning of year	575	1,294

Effect on exchange rate changes	2	84

Cash and cash equivalents at end of year	2,275	575
	Years ended December 31,
	2009	2008
	US$’000	US$’000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
During the year, cash was paid for the following:
Income taxes	1,276	673
Interest	330	449

	1,606	1,122

Major non-cash transaction:
Construction in progress not yet been paid at year end and included in other payable	-	32

The financial statements should be read in conjunction with the accompanying notes.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Changda International Holdings, Inc. (“CIHI”) was incorporated on January 24, 2007 under the laws of the State of Nevada. On January 15, 2009, Memorandum of Understanding (“Agreement”) was entered by and among CIHI and Changda International Limited (“Changda International”), a company organized under the laws of Marshall Islands. Changda International, being the legal acquiree (accounting acquirer), delivered to CIHI, being the legal acquirer (accounting acquiree), stock certificates representing 100% of the shares in Changda International. In full consideration and exchange for the shares in Changda International, CIHI issued and exchanged with shareholders of Changda International 53,599,965 common stock of itself, representing 95% of CIHI’s common stock issued and outstanding upon completion of share exchange (the “Share Exchange Transaction”). Upon the completion of the Share Exchange Transaction on February 13, 2009, there was 56,529,964 shares of CIHI common stock issued and outstanding. On March 30, 2009 the Company elected to change its fiscal year end date from June 30 to December 31.

The acquisition by CIHI of Changa International is deemed to be a reverse acquisition in accordance with generally accepted accounting principles. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange commission, CIHI (the legal acquirer) is considered the accounting acquiree and Changda International (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the consolidated entity will in substance be those of Changda International, will the assets and liabilities, and revenues and expenses, of CIHI being included effective from the date of completion of Share Exchange Transaction. CIHI is deemed to be a continuation of business of Changda International. The outstanding common stock of CIHI prior to the Share Exchange Transaction will be accounting for at their net book value and no goodwill will be recognized.

The principal subsidiaries of CIHI after the Share Exchange Transaction are Weifang Changda Chemical Industry Co., Ltd. (“Changda Chemical”) and Weifang Changda Fertilizer Co., Ltd. (“Changda Fertilizer”). Changda Chemical is a limited liability company incorporated in the People’s Republic of China (the “PRC”).  Changda Chemical’s registered office is located at Weifang Ocean Chemical Industry Developing Zone Industry Area, Shandong, PRC.  The principal activity of Changda Chemical is manufacturing of snow melting agent and drugs intermediate.   Changda Fertilizer is a limited liability company incorporated in the PRC. Changda Fertilizer’s registered office is located at Weifang Binhai Development Zone, Shandong, PRC.  The principal activity of Changda Fertilizer is manufacturing of fertilizers.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting principles
The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Basis of consolidation
The consolidated financial statements include the financial information of Changda International Holdings, Inc. and its subsidiaries (the “Company”).
All significant intercompany accounts and transactions have been eliminated upon consolidation.

Research and development
All costs of research and development activities are generally expensed as incurred. Research and development costs were US$123,645 and US$166,175 for the years ended December 31, 2009 and 2008, which represents 0.2% and 0.2% of operating revenues respectively.

Advertising and promotion costs
Advertising and promotion costs are expensed as selling expenses as incurred. Advertising costs were US$165,159 and US$252,110 for the years ended December 31, 2009 and 2008, respectively.

Shipping and handling
The Company includes shipping and handling fees and costs in cost of goods sold.  Related fees and costs charged to customers are classified as revenue.

Comprehensive income
Comprehensive income is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners.

Earnings per common stock
Basic earnings per common stock is computed by dividing net income to common stockholders by the weighted average number of common stocks outstanding for the year. Dilutive earnings per common stock includes the effect of outstanding stock options, warrants and shares issuable pursuant to convertible debt, convertible preferred stock and certain stock incentive plans under the treasury stock method, if including such instruments is dilutive.

At December 31, 2009, the Company had outstanding warrants exercisable into shares of common stock, which was used in the computation of diluted earnings per common stock. As a result of a reverse stock split, the calculation of basic and diluted earnings per common stock for all periods presented are adjusted retrospectively.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Property, plant and equipment

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and accumulated impairment losses.  The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.  Repairs and maintenance costs are charged to the consolidated statements of operations and other comprehensive income during the year in which they are incurred.

Depreciation is provided to write off the cost less accumulated impairment losses of property, plant and equipment, other than construction in progress, over their estimated useful lives as set out below from the date on which they are available for use and after taking into account of their estimated residual values, using the straight-line method. Where parts of an item of property, plant and equipment have different useful lives, the cost or valuation of the item is allocated on a reasonable basis and depreciated separately:

Annual depreciation rate
Buildings	5% - 10%
Plant and machinery	11% - 12%
Office equipment	10% - 20%
Vehicles	10% - 18%
Factory equipment	18%

The Company evaluates the recoverability of these assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.

Construction in progress

Construction in progress is stated at cost less accumulated impairment losses. Cost includes all construction expenditure and other direct costs, including interest costs, attributable to such projects.  Costs on completed construction works are transferred to the appropriate asset category. No depreciation is provided in respect of construction in progress until services are obtained from the use of the assets.

Prepaid lease payments

Prepaid lease payments are up-front payments to acquire fixed term interests in lessee-occupied land. The premiums are stated at cost and are amortized over the period of the lease on a straight-line basis to the consolidated statements of operations and other comprehensive income.

Intangible assets
Trademarks

The initial cost of acquiring trademarks is capitalized. Trademarks with indefinite useful lives are carried at cost less accumulated impairment losses. Trademarks with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is provided on the straight-line basis over the term of use granted by the government of 10 years.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments
The Company’s financial instruments include cash and cash equivalents, trade and other receivables or payables, prepayments and borrowings. The management has estimated that the carrying amount approximates their fair value due to their short-term nature. The fair value of non-current financial instruments was not materially different from their carrying value as of December 31, 2009 and 2008.

Cash equivalents

For the purpose of the consolidated statements of cash flows, cash equivalents represent short-term highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, net of bank overdrafts.

Revenue recognition
Revenue is recognized when it is probable that the economic benefits will flow to the Company and when the revenue and costs, if applicable, can be measured reliably and on the following basis.

Sale of goods is recognized on transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title is passed.

Foreign currency translation

Items included in the Company’s financial statements are measured using the currency of the primary economic environment in which the Company operates, that is the Chinese Yuan Renminbi (“RMB”) (“functional currency”).

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency transaction gains and losses are recognized in current operations, whilst translation adjustments are recognized in other comprehensive income, which is a separate component of stockholders’ equity.

The presentational currency is the United States Dollars.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost, which comprises all costs of purchase and, where applicable, cost of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the weighted average cost method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Impairment of long-lived assets
Long-lived assets are reviewed at least annually for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and recorded as a reduction of original costs. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of obligation can be made. Expenditures for which a provision has been recognized are charged against the related provision in the period in which the expenditures are incurred. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate. Where the effect of the time value of money is material, the amount provided is the present value of the expenditures expected to be required to settle the obligation. Where the Company expects a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

Government grants

Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the years necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the consolidated statements of operations and other comprehensive income over the expected useful life of the relevant asset by equal annual instalments.

Operating leases
Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases.  Rentals payable and receivable under operating leases are recognized as expense and revenue on the straight-line basis over the lease terms.

Retirement benefits scheme
Payment to the state-managed retirement benefits schemes is charged as expense as it falls due.

Stock-based compensation
The Company adopted the provisions of ASC 718 (previously SFAS 123(R)), which requires the use of the fair value method of accounting for stock-based compensation. Under the fair value based method, compensation cost related to employee stock options or similar equity instruments which are equity-classified awards, is measured at the grant date based on the value of the award and is recognised over the requisite service period, which is usually the vesting period. ASC 718 also requires measurement of cost of a liability-classified award based on its current fair value.

Fair value of warrants granted is determined using the Black-Scholes model. Under this model, certain assumptions, including the risk-free interest rate, the expected life of the warrants and the estimated fair value of CIHI’s common stock and the expected volatility, are required to determine the fair value of the warrants. If different assumptions had been used, the fair value of the warrants would have been different from the amount the Company computed and recorded, which would have resulted in either an increase or decrease in the compensation expense.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Income tax

The charge for current income tax is based on the results for the period as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, if the deferred tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither the accounting profit nor taxable profit or loss, it is not accounted for.

The deferred tax liabilities and assets are measured at the tax rates that are expected to apply to the period when the asset is recovered or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, tax losses and credits can be utilized.

Use of estimates
The preparation of the consolidated financial statements in conformity with USGAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. The management evaluates these estimates and judgments on an ongoing basis and bases their estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that they believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.

Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, inventory allowance, taxes and contingencies.

Segment reporting
The Company adopted ASC Topic 280 (previously SFAS No. 131), “Disclosure about Segments of an Enterprise and Related Information”. The Company’s results of operations and financial position were affected by the implementation of ASC Topic 280 as it operates in more than one line of business. Segment information is disclosed in Note 18 to the consolidated financial statements.

Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Critical accounting estimates and judgments

Estimates and judgments are currently evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances.  Apart from information disclosed elsewhere in these financial statements, the following summarize the estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Impairment test of assets
The Company determines whether an asset is impaired at least on annual basis or where an indication of impairment exists.  Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. This requires an estimation of the expected future cash flows from the assets.

Allowance of bad and doubtful debts

The provisioning policy for bad and doubtful debts of the Company is based on the evaluation of collectability and ageing analysis of the accounts receivables.  A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current creditworthiness and the past collection history of each debtor.  If the financial conditions of these customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance will be required.

Allowance for inventories

The management reviews an ageing analysis of inventories at each balance sheet date, and make allowance for obsolete and slow-moving inventory items identified that are no longer recoverable or suitable for use in production. The management estimates the net realizable value for finished goods and work-in-progress based primarily on the latest invoice prices and current market conditions. The Company carries out an inventory review on a product-by-product basis at each balance sheet date and makes allowances for obsolete items.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

Effective 1 July 2009, the Company adopted FASB Accounting Standards Codification (“ASC”) Topic 105, “the FASB Accounting Standards Codification” (“Codification”) (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168). Codification will become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Once the Codification is in effect, all of its content will carry the same level of authority. The adoption of this Statement does not have a material effect on the Company's financial statements. However, because the Codification completely replaces existing standards, it will affect the way US GAAP is referenced within the consolidated financial statements and accounting policies.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

3.	RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In June 2009, the FASB issued the following new accounting standards:

-
ASC Topic 860 (previously SFAS No. 166), “Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140” (“ASC Topic 860”). ASC Topic 860 amends the de-recognition accounting and disclosure guidance relating to SFAS 140. ASC Topic 860 eliminates the exemption from consolidation for qualifying special-purpose entity “(QSPE”), it also requires a transferor to evaluate all existing QSPE to determine whether it must be consolidated in accordance with ASC Topic 810.

-
ASC Topic 810 (previously SFAS No. 167), “Amendments to FASB Interpretation No. 46(R)” (“ASC Topic 810”), which amends FASB Interpretation No. 46 (revised December 2003) to address the elimination of the concept of a qualifying special purpose entity. ASC Topic 810 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, ASC Topic 810 provides more timely and useful information about an enterprise’s involvement with a variable interest entity.

In August 2009, the FASB issued ASC Topic 820, “Measuring Liabilities at Fair Value” , with respect to the fair value measurement of liabilities. ASC Topic 820 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) the quoted price of the identical liability when traded as an asset, (2) the quoted prices for similar liabilities or similar liabilities when traded as assets, and (3) another valuation technique (e.g., a market approach or income approach) including a technique based on the amount an entity would pay to transfer the identical liability, or a technique based on the amount an entity would receive to enter into an identical liability.

ASC Topic 860 and ASC Topic 810 will be effective for periods beginning after November 15, 2009 and ASC Topic 820 will be effective for periods beginning after October 1, 2009 with early adoption permitted. The Company has not elected to early adopt these standards and is evaluating the impact that these standards will have on the consolidated financial statements.

On January 21, 2010, the FASB issued ASU 2010-06, amending ASC 820 to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. ASU 2010-06 amends Codification Subtopic 820-10 as follows:

-	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

-	A reporting entity should present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

3.	RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

ASU 2010-06 also clarifies the requirements of the following existing disclosures:

-
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

-	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The Company has not elected to early adopt this standard and is evaluating the impact that this standard will have on the consolidated financial statements.

4.                OPERATING RISKS

(a)   Concentration of major customers and suppliers

	Year ended December 31,
	2009	2008
	US$’000	US$’000
Major customers with revenues of more than 10% of the Company’s sales
Sales to major customers	25,382	22,420
Percentage of sales	35%	28%
Number	3	2

Major suppliers with purchases of more than 10% of the Company’s purchases
Purchases from major suppliers	20,659	10,971
Percentage of purchases	36%	16%
Number	3	1

Account receivables related to the Company’s major customers comprised 15% and 27% of all account receivables as of December 31, 2009 and 2008, respectively.

No account payables as of December 31, 2009 and 2008 are related to the Company’s major suppliers.

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The major concentrations of credit risk arise from the Company’s account receivables. The Company does not consider itself exposed to significant risk with regards to the related receivables.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

4.                OPERATING RISKS (CONTINUED)

(b)	Country risks

The Company’s principal operation is conducted in the PRC. Accordingly, its business, financial condition and result of operation maybe influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.

The operation in the PRC is subject to special considerations and significant risks. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange and remittance restrictions. The Company’s results maybe adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, inter alia. The management does not believe these risks to be significant. There can be no assurance, however, those changes in political and other conditions will not result in any adverse impact.

        (c)        Cash and time deposits

The Company mainly maintains its cash balances with various banks located in the PRC. In common with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of credit losses. There are neither material commitment fees nor compensating balance requirements for any outstanding loans of the Company.

5.	INCOME TAXES

The Company’s principal subsidiaries in the PRC are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which each entity domiciles and operates.

In 2006, the local government of economic development area has granted a special tax exemption to Changda Fertilizer. In this connection, Changda Fertilizer is entitled to receive the whole amount of Enterprise Income Tax (“EIT”) payable for its first two profitable years of operation starting from 2006 and followed by an entitlement to receive 50% of EIT payable for the following three years. The exemption is not applicable upon the successful listing of any holding company vehicle in overseas stock market.

For accounting purpose, taxation for the years has been estimated based on the assessable profit for the period at a rate of 25% according to the newly effective EIT Law of the PRC in 2008 (“new EIT Law”). The respective tax liability has been recognized as tax liability and the related receivable from the local government of economic development area has been recognized as government grant receivable in respect of taxation, as reported in the balance sheet.

Starting from January 1, 2009, the special tax exemption previously granted to Changda Fertilizer ceased to be effective since it became a subsidiary of the Company which is listed in the US stock market. Changda Fertilizer is subject to EIT at a rate of 25% thereafter.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

5.	INCOME TAXES (CONTINUED)

On December 29, 2008, Changda Chemical was approved as a high-tech enterprise. Pursuant to the newly effective Enterprise Income Tax Law of the PRC, tax rate for an approved high-tech enterprise is 15%. Taxation has been estimated based on the assessable profit for the each of years at a rate of 15% thereafter.

Dividends payable by a foreign invested enterprise to its foreign investors are subject to a 10% withholding tax, unless any foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. Since the Company intends to reinvest its earnings to further expand its businesses in the PRC, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future. Accordingly, as of December 31, 2009, the Company has not recorded any withholding tax on the retained earnings of its foreign invested enterprises in the PRC.

(a)	Income tax expenses comprised the following:

	Years ended December 31,
	2009	2008
	US$’000	US$’000

Current taxes arising in the PRC:
For the year	1,473	931

The Company has adopted the Statement of Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (ASC Topic 740, previously “FIN 48”) issued by the FASB clarifies the accounting and disclosure for uncertainty in tax positions, as defined, and prescribes the measurement process and a minimum recognition threshold for a tax position, taken or expected to be taken in a tax return, that is required to be met before being recognized in the financial statements. Under ASC Topic 740, the Company must recognize the tax benefit from an uncertain position only if it is more-likely-than-not the tax position will be sustained on examination by the taxing authority, based on the technical merits of the position. The tax benefits recognized in the financial statements attributable to such position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate resolution of the position.

Subject to the provision of ASC Topic 740, the Company has analyzed its filing positions in all of the domestic and foreign jurisdictions where it is required to file income tax returns. As of December 31, 2009 and 2008, the Company has identified the jurisdictions at PRC as “major” tax jurisdictions, as defined, in which it is required to file income tax returns. Based on the evaluations noted above, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements.

As of December 31, 2009 and 2008, the Company had no unrecognized tax benefits or accruals for the potential payment or interest and penalties. The Company’s policy is to record interest and penalties in this connection as a component of the provision for income tax expense. For the years ended December 31, 2009 and 2008, no interest or penalties were recorded.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

5.	INCOME TAXES (CONTINUED)

(b)	Reconciliation from the expected income taxes expenses calculated with reference to the statutory tax rates in the PRC:

	Years ended December 31,
	2009	2008
	US$’000	US$’000

Expected income taxes expenses	1,880	1,853
Taxable income exempted / offset by government grant receivable	(466)	(953)
Non-taxable revenue	(11)	(22)
Non-deductible expenses	70	31
Unrecognized temporary difference	-	22

Income taxes expenses	1,473	931

(c)	Components of the Company’s deferred tax assets were as follows:

	Years ended December 31,
	2009	2008
	US$’000	US$’000
Deferred tax assets:
Net operating loss carryforwards	-	1,385
Valuation allowance	-	(1,385)

Total deferred tax assets	-	-

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

6.	EARNINGS PER COMMON STOCK

Earnings per common stock were computed as follows:

	Year ended December 31, 2009
	Income	Weighted average number of common stocks	Per common stock amount
	US$’000
Basic earnings per common stock
Net income attributable to common stockholders	4,657	18,769,801	0.25

Diluted earnings per common stock
Net income attributable to common stockholders	4,657	18,769,801
Effect of dilutive securities
Warrants	-	171,391

	4,657	18,941,192	0.25

	Year ended December 31, 2008
	Income	Weighted average number of common stocks	Per common stock amount
	US$’000
Basic and diluted earnings per common stock
Net income attributable to common stockholders	5,645	17,866,655	0.32

For 2008, the Company had no dilutive instruments. Accordingly, the basic and diluted earnings per common stock are the same. As a result of a reverse stock split, the calculations of basic and diluted earnings per common stock are adjusted retrospectively.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

7.             TRADE AND OTHER RECEIVABLES, NET

			As of December 31,
			2009	2008
	Note		US$’000	US$’000
Trade and bills receivables
From third parties			7,793	2,855
Allowance for doubtful debts			-	(75)

			7,793	2,780
Other receivables
Deposits, prepayments and other debtors			9,173	6,285
Due from a director	15	(c)	80	33
Due from related parties	15	(c)	6	-

			9,259	6,318

			17,052	9,098

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

8.             INVENTORIES

	As of December 31,
	2009	2008
	US$’000	US$’000

Raw materials	1,963	2,631
Finished goods	1,168	1,527

	3,131	4,158
Provision for obsolete inventories	(98)	-

	3,033	4,158

Provision for obsolete inventories of US$98,000 was charged to selling, general and administrative expenses during the year ended December 31, 2009.

9.             PREPAID LEASE PAYMENTS, NET

	As of December 31,
	2009	2008
	US$’000	US$’000

At beginning of year	1,757	1,680
Amortization for the year	(37)	(33)
Exchange realignment	4	110

At balance sheet date	1,724	1,757

The up-front payments for operating leases of land in the PRC are amortized over 50 years, the period of lease term.

Analyzed for reporting purpose as:

	As of December 31,
	2009	2008
	US$’000	US$’000

Non-current portion	1,687	1,720
Current portion	37	37

At balance sheet date	1,724	1,757

The prepaid lease payments together with certain buildings (note 10) were pledged to secure certain short-term and long-term bank borrowings granted to the Company amounted to US$3,262,000 (note 12(ii), (iii) and (v)) and US$Nil at December 31, 2009 (2008: US$409,000 and US$2,189,000) respectively.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

10.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment are summarized as follows:
	As of December 31,
	2009	2008
	US$’000	US$’000

Buildings	7,368	7,321
Plant and machinery	8,969	8,871
Office equipment	982	958
Vehicles	662	615
Factory equipment	20	19
Construction-in-progress	3,067	3,013

	21,068	20,797

Accumulated depreciation	(5,696)	(3,988)

	15,372	16,809

Depreciation expenses were US$1,699,000 and US$1,568,000 for the years ended December 31, 2009 and 2008, respectively.

The Company has pledged certain of its buildings to secure certain short-term and long-term bank borrowings amounted to US$3,481,000 (note 12(ii), (iii), (v) and (vi)) and US$Nil as at December 31, 2009 (2008: US$1,065,000 and US$2,408,000) respectively.

11.           TRADE AND OTHER PAYABLES
			As of December 31,
			2009	2008
	Note		US$’000	US$’000
Trade payables
To third parties			390	818

Other payables
Accrued charges and other creditors			2,027	2,131
Other taxes payables			1,446	183
Due to a director	15	(c)	28	-
Due to a related party	15	(c)	17	15

			3,518	2,329

			3,908	3,147

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

12.           INTEREST-BEARING BORROWINGS
			As of December 31,
			2009	2008
	Note		US$’000	US$’000
Bank loans
Secured by the Company’s own assets			4,505	3,473
Others			1,667	875

			6,172	4,348

Current portion	12	(a)	6,172	1,940
Non-current portion			-	2,408

			6,172	4,348

The interest-bearing borrowings carry floating interest rates ranging from 5.31% to 7.43% per annum is shown as follows:-

		2009
		US$’000

- at 5.31% per annum	(i)	205
- at 5.94% per annum	(ii)	2,194
- at 6.37% per annum	(iii)	1,141
- at 6.90% per annum	(iv)	1,024
- at 7.02% per annum	(v)	658
- at 7.43% per annum	(vi)	950

		6,172

(i)
It is borrowed by a director, Mr. Zhu Hua Ran, which was on-lent to Changda Chemical as if Changda Chemical is the borrower (Note 15(d)). The bank loan is secured by the land use right of a third party. The loan matures on January 2010 and are due in full with accrued interest on maturity date.

(ii)
It is secured by the prepaid lease payment amounting to US$1,036,000 and building amounting to US$2,512,000 and guaranteed by the Chairman and CEO of the Company (Note 15(e)). The loan matures in January 2010 and is due in full with accrued interest on maturity date.

(iii)
A bank loan of US$410,000 is borrowed by a related party, Mr. Zhu Xue Ran which was on-lent to Changda Chemical as if Changda Chemical is the borrower (Note 15(d)). It is secured by the prepaid lease payment amounting to US$688,000 and building amounting to US$1,423,000. The remaining balance is guaranteed by the Chairman and CEO of the Company. The loan matures in September 2010 and is due in full with accrued interest on maturity date.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

12.	INTEREST-BEARING BORROWINGS (CONTINUED)

(iv)
It is secured by the sales contracts amounting to US$2,441,000. The loan matures on various dates ranging from February 2010 through March 2010 and is due in full with accrued interest on each respective maturity date.

(v)	It is secured by the prepaid lease payment and building as mentioned in note (iii) above. The loan matures in September 2010 and are due in full with accrued interest on maturity date.

(vi)
A bank loan of US$219,000 is secured by the building amounting to US$411,000. The loan matures on various dates ranging from August 2010 through December 2010 and is due in full with accrued interest on each respective maturity date.

13.	DEFERRED GOVERNMENT GRANTS

Deferred government grants represent the grants received from local government for subsidising the prepaid lease payments of the land use right of Changda Fertilizer’s factory included under prepaid lease payments. Deferred government grants are released as income over the period of the relevant leases by equal annual instalments.

14.	STATUTORY RESERVES

In accordance with the relevant PRC laws and regulations, the Company’s PRC subsidiaries are required to transfer 10% of income after income taxes, as determined under PRC accounting standards and regulations, to the statutory common reserve, until the balance of the fund reaches 50% of the registered capital of that company.  Subject to certain restrictions as set out in the relevant PRC laws and regulations, the statutory common reserve may be used to offset against accumulated losses, if any.

The Company’s PRC subsidiaries are also required to transfer 5% to 10% of their net income, as determined under PRC accounting standards and regulations, to the statutory common welfare reserve at the discretion of the board of directors. For the years ended December 31, 2009 and 2008, the Company’s PRC subsidiaries transferred US$373,000 and US$941,000, respectively, out of the net income to the statutory common welfare reserve and the balance of fund reached to US$2,637,000 and US$2,264,000, respectively, as at each of the balance sheet date. This reserve can only be used to provide staff welfare facilities and other collective benefits to the employees of these PRC subsidiaries. This reserve is non-distributable other than in the event of liquidation.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

15.	RELATED PARTY TRANSACTIONS

In addition to the transactions / information disclosed elsewhere in these consolidated financial statements, during the years and at balance sheet date, the Company had the following transactions and balances with related parties.

(a)      Relationship of related parties

Party	Existing relationship with the Company
Mr. Zhu Qing Ran	Chairman and Chief Executive Officer (“CEO”)
Mr. Zhu Xiao Ran	Former director and former stockholder of Changda Fertilizer
Mr. Zhu Cai Ran	Family member of the directors of CIHI
Geo Genesis Group Inc.	Stockholder of CIHI
Changle Hengrui Trading Co. Ltd (“Changle”)	Major stockholder is a management personnel of the Company and other stockholder is a family member of the directors of CIHI

(b)   Summary of related party transactions

	Years ended December 31,
	2009	2008
	US$’000	US$’000
Purchases from a related company
“Changle”	-	93

Key management personnel, including directors:
Short-term employee benefits	449	116

(c)   Summary of related party balances

	As of December 31,
	2009	2008
	US$’000	US$’000
Loans:
Loans from Mr. Zhu Qing Ran and his family member	1,833	2,633

Current portion (included in Other short-term borrowings)	1,833	1,629
Non-current portion (included in Shareholders’ loan)	-	1,004

	1,833	2,633

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

15.	RELATED PARTY TRANSACTIONS (CONTINUED)

(c)	Summary of related party balances (Continued)

	As of December 31,
	2009	2008
	US$’000	US$’000
Due from (included in other receivables):
Mr. Zhu Qing Ran	80	33
Mr. Zhu Xiao Ran	6	-
Mr. Zhu Cai Ran	-	2

	86	35
Due to (included in other payables):
Geo Genesis Group Inc.	17	17
Mr. Zhu Qing Ran	28	-

The loan from Mr. Zhu Qing Ran of US$1,007,000 is unsecured, interest-free and has a fixed repayment term of 2 years which will expire in 2010. All other amounts due from/to related parties and directors are unsecured, interest-free and have no fixed repayment term.

(d)	Assignment of interest-bearing borrowings
Mr. Zhu Hua Ran and Mr. Zhu Xue Ran each signed a deed of assignment with Changda Chemical on January 1, 2009 and September 20, 2009 respectively and agreed to obtain a personal bank loan amounted to US$205,000 (note 12(i)) and US$410,000 (note 12(iii)) which were on-lent to Changda Chemical as if Changda Chemical is the borrower.

(e)	Guarantee
Bank loans of US$2,925,000 (note 12(ii) and (iii)) in aggregate are guaranteed by the Chairman and CEO of CIHI.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

16.            STOCKHOLDERS’ EQUITY

common stock
Apart from the issuance of shares upon the reverse acquisition taken place during the year as detailed in note 1 to consolidated financial statements, a total of 173,200 shares were issued to consultant, employees and directors for services rendered during the year ended December 31, 2009, as follows:

(a)	In July 2009, 300 shares valued at US$1.2 per share were issued to each of 264 employees;

(b)	In August 2009, 50,000 shares valued at US$1.4 per share were issued to the legal counsel;

(c)	In September 2009, 10,000 shares valued at US$1.69 per share were issued to the chief financial officer;

(d)	In September 2009, 25,000 shares valued at US$1.69 per share were issued to Mr. Craig J. Marshak, a director of CIHI; and

(e)	In October 2009, 9,000 shares valued at US$3.75 per share were issued to Mr. David Cohen, a director of CIHI.

On September 30, 2009, it was approved by the board of directors and ratified by the majority shareholders to effect one-for-three reverse split of the issued and outstanding shares without changing its par value of $0.001. The reverse split would reduce the number of outstanding common stock from 56,609,164 to 18,870,025. The actions contemplated herein became effective on October 14, 2009 according to the Company Information Statement while the reverse split completed at the close of business on November 6, 2009.

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

17.           COMMITMENTS AND CONTINGENCIES

(a)	Capital commitments
 As of December 31, 2009 and 2008, the Company had capital commitments for construction projects and purchase of machineries amounting to US$1,444,000 and US$1,346,000 respectively.

(b)	Operating lease commitments
 As lessee
Changda Chemical leases certain plant and office premises under non-cancelable operating leases. The lease agreements require monthly rental payments ranging from US$411 to US$5,238 and expire from January 2013 through December 2057.

The following table summarizes the approximate future minimum rental payments under non-cancelable operating leases in effect of December 31, 2009:

As of December 31,
US$’000

2010	68
2011	68
2012	5
2013	5
2014	5
Thereafter	212

Total	363

As lessor
Changda Chemical sub-leases certain plant under non-cancelable operating leases with lease term of 5 years. The following table summarises the approximate future minimum rental receivables under non-cancelable operating leases in effect of December 31, 2009:

As of December 31,
US$’000

2010	63
2011	63

Total	126

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

18.           SEGMENT REPORTING

In accordance with ASC Topic 280, Segment Reporting (“ASC 280”) and based on the nature of revenue, the Company are organized into two business segments, consisting of (i) Fertilizer, and (ii) Chemical, which includes mainly snow melting agent, thiophene, flame retardant, calcium chloride and magnesium chloride.

The following table summarizes financial information for each of the business segments for the years ended December 31, 2009 and 2008.

	Year ended December 31, 2009				Year ended December 31, 2008
	Fertilizer	Chemical	All other	Consolidated	Fertilizer	Chemical	All other	Consolidated
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Operating revenue	63,118	9,955	-	73,073	72,857	8,101	-	80,958
Cost of sales	(53,072)	(7,165)	-	(60,237)	(62,369)	(5,538)	-	(67,907)
Depreciation of property, pant and equipment	(119)	(150)	-	(269)	(117)	(133)	-	(250)
Amortization of intangible assets	(1)	-	-	(1)	-	-	-	-
Amortization of prepaid lease expenses	(22)	(15)	-	(37)	(22)	(11)	-	(33)
Interest income	3	-	-	3	15	1	-	16
Interest expense	(270)	(60)	-	(330)	(278)	(171)	-	(449)
Other segment income	17	147	-	164	23	57	-	80
Other segment expenses	(3,098)	(1,034)	(2,104)	(6,236)	(3,520)	(933)	(1,386)	(5,839)
Income taxes	(1,191)	(282)	-	(1,473)	(691)	(240)	-	(931)

Segment profit	5,365	1,396	(2,104)	4,657	5,898	1,133	(1,386)	5,645

Segment assets	29,241	12,939	-	42,180	22,699	12,068	347	35,114

Capital expenditures	1,444	-	-	1,444	1,346	-	-	1,346

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements
For the years ended December 31, 2009 and 2008

19.	STOCK BASED COMPENSATION

(a)
On January 2, 2009, the Company entered into a consultancy and advisory agreement with Geo Genesis Group Ltd (“GGG”), of which CIHI issued to GGG a warrant certificate giving raise to the right to purchase 1,130,000 shares of CIHI after the reverse acquisition at US$1.2 per share exercisable for three years from the date of issuance of such certificate. 26,400 warrants have been cancelled during the year.

(b)	On September 22, 2009, as partial payment of services rendered to CIHI by Mr. Carsten Aschoff as a director, CIHI granted him a warrant to purchase 20,000 shares of common stock at US$1.6 per share.

(c)
On October 8, 2009, in further consideration of the services of Mr. David Cohen as director and Chairman of the Compensation Committee of CIHI, CIHI granted him a warrant to purchase 9,000 shares of common stock at US$1.5 per share.

Compensation expense attributed to the Stock-Based Compensation is based on the fair value of the warrants on the granted date. Compensation expense is recognized between the grant date and the vesting date on a straight-line basis for each individual warrant. Fair value of stock warrants granted is determined using the Black-Scholes model. Under this model, certain assumptions, including the risk-free interest rate, the expected life of the warrants, the expected dividends and the expected volatility, are required to determine the fair value of the warrants. If different assumptions had been used, the fair value of the warrants would have been different from the amount computed and recorded, which would have resulted in either an increase or decrease in the compensation expense.

A summary of warrants granted for the year ended December 31, 2009 is presented below:

	Number of shares	Weighed-average exercise price per share

Outstanding as of January 1, 2009	-		-
Granted to GGG	1,130,000	$	US1.2
Effect on reverse split	(753,333)
Cancelled	(26,400)	$	US1.2

	350,267	$	US3.6

Granted to Mr. Carsten Aschoff	20,000	$	US1.6
Effect on reverse split	(13,333)

	6,667	$	US4.8

Granted to Mr. David Cohen	9,000	$	US1.5
Effect on reverse split	(6,000)

	3,000	$	US4.5

Outstanding as of December 31, 2009	359,934	$	US3.6

Changda International Holdings, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

19.           STOCK BASED COMPENSATION (CONTINUED)

The grant-date fair value of warrants granted to GGG, Mr. Carsten Aschoff and Mr. David Cohen are US$0.13, US$0.13 and US$2.55 per share respectively. Compensation expense of US$171,000 was recognized for the year ended December 31, 2009 with a corresponding credit to additional paid-in capital.

The fair values of the warrants were estimated on the date of grant using the Black-Scholes model and graded vesting method together with the following assumptions.

GGG
Expected volatility	22%
Expected dividends	Nil
Expected life	3 years
Risk-free interest rate	2.5%

Mr. Carsten Ascholff
Expected volatility	22%
Expected dividends	Nil
Expected life	3 years
Risk-free interest rate	2.5%

Mr. David Cohen
Expected volatility	29%
Expected dividends	Nil
Expected life	3 years
Risk-free interest rate	2.5%

The Stock-Based Compensation were implemented to help the Company in attracting, retaining and rewarding superior personnel for the positions of substantial responsibility and to provide the key management personnel with an additional incentive to contribute to the success of the Company.

20.           SUBSEQUENT EVENTS

In January 2010, there is unanimous written consent by the Board of Directors which resolved that private offering of a minimum of US$300,000 and a maximum of US$900,000 of 20% promissory notes, together with warrants to purchase up to an aggregate of 495,000 shares of CIHI’s common stock. The warrants will be exercisable for up to 3 years from the date of issuance at a per share purchase price equal to US$2.25, subject to adjustment.

$

CHANGDA INTERNATIONAL HOLDINGS INC.

[________] Units

_________________

PROSPECTUS

_________________

          , 2010

Until          , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salespersons or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances create any implication that the information is correct as of any time subsequent to the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee		$2,545.95
FINRA Filing Fees	$	*
Printing Fees	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous	$	*
Total	$	*
 * To be filed by Amendment

Item 14. Indemnification of Directors and Officers

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the office or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

On February 3, 2010, we issued promissory notes in the aggregate of $900,000 to certain accredited investors.  The notes bear interest at 20% and mature on November 3, 2010.  The Investors received warrants to purchase an aggregate of 495,000 shares of common stock.  Each warrant is exercisable until February 2013 at an initial exercise price of $2.25 per share.  The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement within one year from date of closing.  In the event the Investors exercise the warrants on a cashless basis, then we will not receive any proceeds. In connection with the offering, we paid Equity Source Partners, a FINRA registered broker-dealer, a cash commission of $70,000. The securities were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated under Regulation D thereunder.   The Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

On October 8, 2009, in connection with his appointment as a director of the Company, David Cohen was granted 9,000 shares of common stock of the Company, par value $0.001 per share, and two-year warrants to purchase 3,000 shares of common stock with an exercise price of $4.50 per share.  The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On September 28, 2009, in connection with his appointment as chief financial officer of the Company, Leodegario Quinto Camacho was granted 10,000 shares of common stock of the Company, par value $0.001 per share.  The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

In September 2009, Sichenzia Ross Friedman Ference LLP was granted 50,000 shares of common stock of the Company, par value $0.001 per share for services rendered.  The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On September 21, 2009, in connection with his appointment as a director of the Company, Craig Marshak was granted 25,000 shares of common stock of the Company, par value $0.001 per share.  The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On February 13, 2009, we completed a “reverse acquisition” transaction, pursuant to the terms of an Exchange Agreement with Changda International.  Pursuant to the Exchange Agreement, the shareholders of Changda International transferred all of the issued and outstanding shares of common stock of Changda International to us in exchange for 15,909,988 newly issued shares and 1,956,667 existing shares of our common stock.  Upon closing of the Exchange Agreement, Changda International became our wholly owned subsidiary, with Changda International’s former shareholders acquiring a majority of the outstanding shares of our common stock. The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On January 15, 2009, Allhomely acquired an aggregate of 666,667 restricted shares of our common stock from Darryl Mills, our former majority shareholder for $100,000 and also acquired an aggregate of 733,333 restricted shares of our common stock from John Spencer, Derrick Waldman, and Louis Waldman, former shareholders and affiliates of the Company, for $87,500.  Upon consummation of the foregoing, Allhomely acquired a total 1,400,000 shares, resulting in a change of control of the Company.  The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On January 2, 2009, pursuant to the terms of a consulting agreement, on January 2, 2009, we issued to Geo Genesis Group Ltd. warrants to purchase an aggregate of 1,130,000 shares of the Company’s common stock with an exercise price of $1.20 per share. The warrant has a maturity date of three years from the date of issuance.  The securities were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On February 1, 2007, Mr. Louis Waldman purchased 2,000,000 shares of common stock from us for $2,000. On February 1, 2007, Mr. Darryl Mills purchased 2,000,000 shares of common stock from us for $2,000. On February 27, 2007, Mr. Derrick Waldman purchased 100,000 shares of common stock from us for $1,000. On March 7, 2007, Mr. John Spencer purchased 100,000 shares of common stock from us for $1,000. The shares were issued as a private placement. The securities were sold in reliance on Section 4(2) of the Securities Act of 1933, as amended and Rule 505 of Regulation D promulgated thereunder.

During the period from February 17, 2007 to March 15, 2007, a private placement offering was completed, under which 4,600,000 shares of common stock were sold at a price of $.01 per share to 6 shareholders for a total of $4,600. The securities were sold in reliance on Section 4(2) of the Securities Act of 1933, as amended and Rule 505 of Regulation D promulgated thereunder.

EXHIBIT INDEX

1.1	Underwriting Agreement**
2.1	Share Purchase Agreement between John Spencer, Derrick Waldman, Louis Waldman and Allhomely International, Limited (2)
2.2	Share Exchange Agreement, dated February 13, 2009, between Company and Changda International Limited (3)
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4.1	Warrant, dated October 8, 2009 issued to David Cohen (8)
4.2	Warrant, dated September 28, 2009 issued to Carsten Aschoff (8)
4.3	Warrant, dated January 2, 2009, issued to Geo Genesis Group, Ltd. (6)
4.4	Form of Warrant issued to the Feb 2010 Investors*
4.6	Form of Class A Warrant
5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1	Affiliate Stock Purchase Agreement between Darryl Mills and Allhomely International, Limited. (2)
10.2	Employment Agreement, dated December 8, 2008, by and between Weifang Changda Fertilizer Co., Ltd and QingRan Zhu (7)
10.3	Employment Agreement, dated December 8, 2008, by and between Weifang Changda Chemical Co., Ltd., Ltd and HuaRan Zhu (7)
10.4	Distribution Agreement, dated December 28, 2007, by and between Changda Fertilizer and China Post Logistics (Shangdong) Co., Ltd. (8)
10.5	Sales Agency Agreement, dated December 21, 2009, by and between Changda Fertilizer and China Post (Shandong), Weifang Branch. (8)
10.6	Sales Agency Agreement, dated December 21, 2009, by and between Changda Fertilizer and China Post (Shandong), Dongying Branch. (8)
10.7	Loan Contract, dated September 18, 2009, by and between Shandong Fengtai Fertilizer and Agricultural Bank of China, Shouguang Branch. (8)
10.8	Credit Facility Agreement, dated September 3, 2009, by and between Changda Fertilizer and China Merchants Bank, Weifang Branch (8)
10.9	Loan Contract, dated January 12, 2009, by and between Huaran Zhu and Shandong Shouguang Rural Cooperative Bank. (8)
10.10	Loan Agreement, dated June 10, 2008, by and between Changda Fertilizer and QingRan Zhu (8)
10.11	Loan Agreement, dated June 4, 2008, by and between Changda Chemicals and Huaran Zhu (8)
10.12	Consulting and Advisory Agreement, dated January 2, 2009, between Changda International Ltd. And Geo Genesis Group, Ltd. (6)
10.13	Form of Securities Purchase Agreement, dated February 3, 2010 by and between Changda International Holdings, Inc. and the purchasers signatory thereto.*
10.14	Sales Agency Agreement, dated December 20, 2008, by and between Changda Fertilizer and China Post (Shandong), Binzhou Branch.*
10.15	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Dezhou Branch. *
10.16	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Laiwu Branch. *
10.17	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Laiyang Branch. *
10.18	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Laizhou Branch. *
10.19	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Rongcheng Branch. *
10.20	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Tai’an Branch. *
10.21	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Laixi Branch.*
10.22	Distribution Agreement, dated December 31, 2008, by and between Changda Fertilizer and Shandong RuiFuYuan Agricultural Materials Chains Co., Ltd.*
16.1	Letter from Moore & Associates, Chartered to the Securities and Exchange Commission Dated on March 12, 2009 (4)
16.2	Letter from Mazars LLP, dated December 3, 2009 (5)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)**
23.2	Consent of Mazars CPA Limited*
*Filed Herewith ** To be filed by Amendment
1	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 which was filed with the Commission on November 6, 2007 and incorporated herein by reference.
2	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on January 20, 2009 and incorporated herein by reference.
3	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on February 20, 2009 and incorporated herein by reference.
4	Filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on March 23, 2009 and incorporated herein by reference.
5	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on December 10, 2009 and incorporated herein by reference.
6	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on May 8, 2009 and incorporated herein by reference.
7	Filed as an exhibit to the Company’s Registration Statement on Form S-1 which was filed with the Commission on December 31, 2009 and incorporated herein by reference.
8	Filed as an exhibit to the Company’s 2009Annual Report on Form 10-K which was filed with the Commission on March 31, 2010 and incorporated herein by reference.

 Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that  in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Weifang, Shangdong Province, P.R. China on  May 14, 2010

.
CHANGDA INTERNATIONAL HOLDINGS, INC.

/s/ QingRan Zhu
QingRan Zhu
Chief Executive Officer

    POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ QingRan Zhu	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2010
QingRan Zhu

/s/ Leodegario Quinto Camacho	Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2010
Leodegario Quinto Camacho

/s/ Jan Pannemann	Executive Vice President	May 14, 2010
Jan Pannemann

/s/ HuaRan Zhu	Director	May 14, 2010
HuaRan Zhu

/s/	Director	May __, 2010
Craig Marshak

/s/ Carsten Aschoff	Director	May 14, 2010
Carsten Aschoff

/s/ David Cohen	Director	May 14, 2010
David Cohen

EXHIBIT INDEX

1.1	Underwriting Agreement**
2.1	Share Purchase Agreement between John Spencer, Derrick Waldman, Louis Waldman and Allhomely International, Limited (2)
2.2	Share Exchange Agreement, dated February 13, 2009, between Company and Changda International Limited (3)
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4.1	Warrant, dated October 8, 2009 issued to David Cohen (8)
4.2	Warrant, dated September 28, 2009 issued to Carsten Aschoff (8)
4.3	Warrant, dated January 2, 2009, issued to Geo Genesis Group, Ltd. (6)
4.4	Form of Warrant issued to the Feb 2010 Investors*
4.6	Form of Class A Warrant
5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1	Affiliate Stock Purchase Agreement between Darryl Mills and Allhomely International, Limited. (2)
10.2	Employment Agreement, dated December 8, 2008, by and between Weifang Changda Fertilizer Co., Ltd and QingRan Zhu (7)
10.3	Employment Agreement, dated December 8, 2008, by and between Weifang Changda Chemical Co., Ltd., Ltd and HuaRan Zhu (7)
10.4	Distribution Agreement, dated December 28, 2007, by and between Changda Fertilizer and China Post Logistics (Shangdong) Co., Ltd. (8)
10.5	Sales Agency Agreement, dated December 21, 2009, by and between Changda Fertilizer and China Post (Shandong), Weifang Branch. (8)
10.6	Sales Agency Agreement, dated December 21, 2009, by and between Changda Fertilizer and China Post (Shandong), Dongying Branch. (8)
10.7	Loan Contract, dated September 18, 2009, by and between Shandong Fengtai Fertilizer and Agricultural Bank of China, Shouguang Branch. (8)
10.8	Credit Facility Agreement, dated September 3, 2009, by and between Changda Fertilizer and China Merchants Bank, Weifang Branch (8)
10.9	Loan Contract, dated January 12, 2009, by and between Huaran Zhu and Shandong Shouguang Rural Cooperative Bank. (8)
10.10	Loan Agreement, dated June 10, 2008, by and between Changda Fertilizer and QingRan Zhu (8)
10.11	Loan Agreement, dated June 4, 2008, by and between Changda Chemicals and Huaran Zhu (8)
10.12	Consulting and Advisory Agreement, dated January 2, 2009, between Changda International Ltd. And Geo Genesis Group, Ltd. (6)
10.13	Form of Securities Purchase Agreement, dated February 3, 2010 by and between Changda International Holdings, Inc. and the purchasers signatory thereto.*
10.14	Sales Agency Agreement, dated December 20, 2008, by and between Changda Fertilizer and China Post (Shandong), Binzhou Branch.*
10.15	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Dezhou Branch. *
10.16	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Laiwu Branch. *
10.17	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Laiyang Branch. *
10.18	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Laizhou Branch. *
10.19	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Rongcheng Branch. *
10.20	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Tai’an Branch. *
10.21	Sales Agency Agreement, dated December 25, 2008, by and between Changda Fertilizer and China Post (Shandong), Laixi Branch.*
10.22	Distribution Agreement, dated December 31, 2008, by and between Changda Fertilizer and Shandong RuiFuYuan Agricultural Materials Chains Co., Ltd.*
16.1	Letter from Moore & Associates, Chartered to the Securities and Exchange Commission Dated on March 12, 2009 (4)
16.2	Letter from Mazars LLP, dated December 3, 2009 (5)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)**
23.2	Consent of Mazars CPA Limited*
*Filed Herewith ** To be filed by Amendment
1	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 which was filed with the Commission on November 6, 2007 and incorporated herein by reference.
2	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on January 20, 2009 and incorporated herein by reference.
3	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on February 20, 2009 and incorporated herein by reference.
4	Filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on March 23, 2009 and incorporated herein by reference.
5	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on December 10, 2009 and incorporated herein by reference.
6	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on May 8, 2009 and incorporated herein by reference.
7	Filed as an exhibit to the Company’s Registration Statement on Form S-1 which was filed with the Commission on December 31, 2009 and incorporated herein by reference.
8	Filed as an exhibit to the Company’s 2009Annual Report on Form 10-K which was filed with the Commission on March 31, 2010 and incorporated herein by reference.